UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
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Definitive Proxy Statement
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Soliciting Material under §240.14a-12

IQVIA HOLDINGS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Accelerating innovation for a healthier world

OUR MISSION

IQVIA’s mission is to accelerate innovation for a healthier world. This focuses us on enabling life sciences clients and broader healthcare stakeholders to accelerate the clinical development and commercialization of innovative medical treatments.

OUR STRATEGY

Our strategy is to utilize IQVIA Connected Intelligence™, the integration of unparalleled data, AI-powered analytics, transformative technology, extensive domain expertise, and an unmatched network of partners, to advance healthcare and improve patient outcomes by delivering actionable insights and powerful solutions to our clients and stakeholders.

NOTICE

OF 2024 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

You are cordially invited to attend the 2024 Annual Meeting of Stockholders of IQVIA Holdings Inc. (2024 Annual Meeting) on Tuesday, April 16, 2024, at 9:00 a.m. E.D.T. at the Hotel Zero Degrees, 15 Milestone Road, Danbury, Connecticut. This Notice of Meeting, and the Proxy Statement accompanying this letter, describes the business to be conducted at the 2024 Annual Meeting and provides further information about IQVIA.

AGENDA
Proposal 1:	Election of six director nominees to one-year terms
Proposal 2:	Approve an advisory (non-binding) resolution to approve our executive compensation (say-on-pay)
Proposal 3:	Consider a stockholder proposal, if properly presented
Proposal 4:	Ratify our Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024

Other business, if properly raised.

The Board of Directors recommends that you vote “FOR” each director nominee included in Proposal 1 and “FOR” Proposals 2 and 4. The Board of Directors recommends that you vote “AGAINST” Proposal 3. The full text of these proposals appears in the accompanying Proxy Statement. Registered stockholders of the Company at the close of business on the record date are eligible to vote at the meeting.

By Order of the Board of Directors,

Eric M. Sherbet

Executive Vice President, General Counsel and Secretary
February 23, 2024
Durham, North Carolina

Time, Date & Location

9:00 a.m. E.D.T.

Tuesday, April 16, 2024

Hotel Zero Degrees
15 Milestone Road
Danbury, Connecticut 06810

YOUR VOTE IS IMPORTANT

To make sure your shares are represented, please cast your vote as soon as possible in one of the following ways:

INTERNET Go to the website shown on your proxy card and follow the instructions	TELEPHONE Use the toll-free number shown on your proxy card or voting instruction form	MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope

Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting of Stockholders to Be Held on April 16, 2024:

Our Notice of Meeting, Proxy Statement, Form of Proxy Card & 2023 Annual Report on Form 10-K are available at: https://materials.proxyvote.com/46266C

We recommend that you review the information on the process for, and deadlines applicable to, voting, attending the 2024 Annual Meeting and appointing a proxy under “About the 2024 Annual Meeting” on page 125 of the Proxy Statement.

IQVIA HOLDINGS INC. 2024 Proxy Statement	1

Message from our Lead Independent Director

IQVIA HOLDINGS INC. 2400 Ellis Road Durham, North Carolina 27703

John M. Leonard, M.D. Lead Independent Director February 23, 2024

Dear Stockholders:

On behalf of the Board of Directors, I would like to thank you for your continued support of IQVIA. As your Lead Independent Director, it is my distinct pleasure to outline the efforts of the Board to provide robust, independent oversight in furtherance of your interests. Throughout 2023, consistent with prior years, the Board worked closely with our Chief Executive Officer and management team to further IQVIA’s overall mission, enhance our corporate governance program, advance our sustainability initiatives, and to proactively engage with our stockholders.

We provide robust corporate governance and independent oversight of the Company’s long-term strategy.

An essential role of the Board is to provide robust corporate governance and effective independent oversight of IQVIA’s corporate strategy and execution. The Board regularly reviews our corporate governance policies and practices and has continued to make enhancements that we believe are in the best interests of the Company and our stockholders. Key 2023 accomplishments include, among others:

•	Adopted stockholders’ right to request a special meeting of stockholders
•	Continued declassification of the Board: 60% of our directors are up for election to one-year terms in 2024 and 100% of our directors will be up for election to one-year terms in 2025
•	Adopted two clawback policies, one applicable to our Section 16 officers in the event of a material financial restatement and a second, supplemental clawback policy that applies to a wider set of employees and covers a broader set of misconduct
•	Increased transparency of our limited corporate political contributions through the publication of an annual Political Spend Report and public disclosure of our Political Activity Policy

The Board works closely with our Chief Executive Officer and senior management to formulate and oversee the Company’s long-term strategy to ensure that we are well positioned to succeed in a complex and rapidly changing healthcare environment.

We oversee the Company’s sustainability initiatives.

The Nominating and Governance Committee (N&G Committee) of the Board has oversight responsibility of sustainability matters. Colleen Goggins, the Chair of the N&G Committee, and I actively advance our continuing sustainability efforts and initiatives through regular meetings with our Chief Executive Officer and management team and with our stockholders. We are very proud of our recent sustainability accomplishments, which include, among others:

IQVIA HOLDINGS INC. 2024 Proxy Statement	2

•	The Science Based Targets initiative (SBTi) verified our greenhouse gas emissions reduction targets, setting a roadmap with clearly defined actions as we aim to achieve a 55% reduction in our scope 1 and scope 2 emissions by 2030 and achieve net zero emissions by 2050
•	As disclosed in our 2023 Environmental, Social and Governance Report, our scope 3 emissions decreased by 31% in 2022 compared to 2021
•	We disclosed specific targets on employee engagement survey results relative to benchmark scores for our named executive officers, which impact short-term compensation payouts, tying executive compensation to our human capital management efforts, which are critical to the Company achieving its financial results
•	Building upon past learnings and successes, launched new global Diversity, Inclusion & Belonging Plan, furthering our initiatives in this area through actions designed to support growth and innovation in our programs and processes

We invite you to review our 2023 Environmental, Social and Governance Report, which is available on our website at https://www.iqvia.com/esg, and to learn more about our sustainability priorities and practices beginning on page 38 of this Proxy Statement.

We have a robust stockholder engagement program and engage regularly with our stockholders.

Engagement with stockholders remains a key focus for IQVIA and an important part of the Board’s longstanding commitment to sound governance practices and responsiveness to stockholder input. Our annual stockholder engagement program involves meetings with a broad base of stockholders to discuss performance, corporate governance, environmental and social impacts, human capital management, executive compensation and other matters of importance. During the past year, both Colleen and I regularly participated in these meetings. Our ongoing dialogue with stockholders provides us with valuable insight and feedback throughout the year, allowing the Board to better understand our stockholders’ priorities and perspectives and to incorporate them into the Board’s deliberations and decision-making processes. During 2023, we engaged with stockholders representing approximately 35% of our outstanding common stock.

As we move forward in 2024 and beyond, we will continue to work hard on your behalf as stewards of the Company to help ensure the continued success of IQVIA. On behalf of the full Board, I sincerely thank you for your continued trust and investment in IQVIA. Your vote is important, and we kindly request that you support our voting recommendations contained in this Proxy Statement and invite you to share your perspectives with us throughout the year.

Sincerely,

John M. Leonard, M.D.

Lead Independent Director

IQVIA HOLDINGS INC. 2024 Proxy Statement	3

Message from our CEO

IQVIA HOLDINGS INC. 2400 Ellis Road Durham, North Carolina 27703

Ari Bousbib Chairman and Chief Executive Officer February 23, 2024

Dear Stockholders:

At IQVIA, our mission is to accelerate innovation for a healthier world. Our 87,000 global employees across more than 100 countries are passionate about solving healthcare’s most complex challenges. We integrate our cutting-edge technology with our world class services to deliver innovative solutions for over 10,000 life science, regulator and provider customers.

Our industry faced another year of unprecedented turmoil, with geopolitical instability and macroeconomic forces continuing to wreak havoc across the globe. Despite this tumultuous environment, I am proud that we delivered improvements across our key financial and operational metrics and, importantly, ensured patients maintained access to the critical therapies they need.

The outlook for our industry is extremely robust. The demand for innovation has never been greater, the funding for this innovation has never been higher, and the number of molecules in development has never been larger. More than 100 new oncology drugs are expected to be developed and commercialized in the next five years, as many as 50 cell, gene and mRNA therapies will come to market in that timeframe and the growth of the pharmaceutical market is expected to reach 8% CAGR by 2028. This is a time of unprecedented medical progress and IQVIA is uniquely positioned to support our industry deliver on its promise to improve patient lives.

Financial, Strategic and Operational Achievements

In 2023, revenue grew to $15.0 billion, representing 4% growth on a reported basis and 4.1% growth on a constant currency basis. Adjusted EBITDA, our primary measure of profitability, grew 6.7% to $3.6 billion and adjusted diluted earnings per share increased by 0.4% to $10.20. Adjusting for the impact of the step-up in interest rates and the UK corporate tax rate, adjusted diluted earnings per share grew by 12%.

Across each of our core business segments, we delivered on our expectations. Research & Development Solutions (R&DS) grew 6% on a reported basis, 6% on a constant currency basis and 13% at constant currency when we eliminate Covid-related business from both years. Our Contract Sales & Medical Solutions (CSMS) business declined by 2.2% on a reported basis and 0.3% at constant currency. Our Technology & Analytics Solutions (TAS) business grew 2.0% on a reported basis and 2.1% at constant currency.

This year we took the opportunity to refinance tranches of our debt with nearer term maturities. In November, we successfully refinanced approximately $2.75 billion dollars, effectively extending maturities to 2029 and 2031. The strong demand for IQVIA debt allowed us to tighten pricing and lock-in an average fixed rate below 4.9 percent after swaps.  This refinancing reduced our interest rate risk with over 80 percent of our debt now at fixed rates.

IQVIA HOLDINGS INC. 2024 Proxy Statement	4

The strength of our balance sheet and strong cash flow allowed us to invest $649 million on internal development projects, deploy almost $1 billion to make strategic acquisitions and investments, and return approximately $1 billion of cash to stockholders through the repurchase of more than 5 million shares of our common stock at an average price of $197 per share.

Underpinning our financial performance were strong strategic and operational achievements, which included:

•	A record year for the R&DS business: R&DS continued to post strong booking numbers with $10.7 billion of contracted net new business, industry leading book-to-bill ratio of 1.28x among peers that publicly-disclose such data, added almost 400 new customers, and closed 2023 with our largest backlog ever at $29.7 billion, an increase of more than 9% compared to the prior year.
•	Expanded data access and offerings: We expanded access to new data sets through partnerships that allow us to access academic medical centers, health systems and specialty care settings, adding 350 million patient lives; we increased our direct-to-patient access by 35% to enable greater collection of patient-reported outcomes, and we doubled our oncology health system network. In addition, we launched the Medical Device industry’s first ever Medical Device consumption data offering.
•	Industry leading analytics and AI: In 2023 we accelerated revenue growth in our emerging commercial analytics business by 50%. We launched IQVIA’s Healthcare-grade AI, our approach to AI that provides the level of speed, trust, and privacy that the industry needs. We received industry recognition for our use of AI across our pharmacovigilance and sales & marketing operations offerings. In June we were awarded the prestigious “Best AI-based Solution for Healthcare” Award from the Artificial Intelligence Breakthrough Awards.
•	Innovative patient offerings: We drove significant expansion of our commercial patient offerings through the launch of our AI-driven patient relationship management platform, the development of an obesity management program in collaboration with Apple, and expansion of our patient education, screening, and diagnostic services across Asia, Latin America, and Europe.

Investments in Talent

IQVIA attracts talent that is passionate about improving patient outcomes. We invest heavily so our talent can accomplish this goal. This year we made significant progress against our learning and development agenda, for example we:

•	Introduced our new onboarding app that personalizes new joiners’ experiences to facilitate a smoother onboarding experience, allowing new joiners to feel part of IQVIA sooner and be productive more quickly.
•	Launched our new Talent and Learning Hub, received over one million visits to our talent and learning hub and hosted more than 30,000 IQVIANs on Career Connections, our AI driven talent marketplace, exploring new careers and opportunities for growth within IQVIA.
•	Increased the numbers of IQVIANs who completed one of our structured leadership and management programs to build the next generation of management and leadership talent.

We want our talent to be reflective of the communities we serve as well as feel that they belong at IQVIA so they can make a meaningful contribution to the Company’s mission. This year we have seen a 110% increase in our Employee Resource Group membership with almost 12,000 members across eight global ERGs representing 73 countries. We have 90 different ethnicities represented across our employee population, 61% of our global workforce are women, 52% of our global managers are women and 40% of IQVIA’s Board of Directors are women. In the U.S. alone, almost 40% of our employees identify as minority and 44% of new hires identify as minority.

Through our semi-annual Employee Pulse Survey, we continue to measure the progress we are making in employee engagement and satisfaction. 87% of employees see a clear link between their work and our shared vision, 5 points above the Fortune 500 benchmark. 79% of employees feel like they belong at the Company, 3 points above the Fortune 500 benchmark, and 88% feel they are acquiring the skills they need to be successful, 7 points above the Fortune 500 benchmark.

Environmental, Social and Governance Enhancements

In line with our commitment to net zero we verified our greenhouse gas emissions reduction targets - including our net zero by 2050 target - with the Science Based Targets initiative (SBTi). We reduced our absolute scope 3 emissions by 31% and removed over 3,000 kg of single use plastics from our business. In addition, we increased the reuse of electronic devices by more than five times. We continue to reduce our global real estate footprint and therefore our energy

IQVIA HOLDINGS INC. 2024 Proxy Statement	5

consumption and emissions. We now have thirteen labs across Europe, Asia and the Americas that have achieved the My Green Lab certification. In furtherance of our sustainability agenda, we continue to work with our suppliers to commit to and set SBTi targets, including mandatory training as part of their supplier agreements.

In support of our commitment to public health we established our dedicated global public health business in 2023.  IQVIA Public Health now works with more than 75 clients across the globe. We partner with some of the largest NGOs in the world, including the Global Fund and (RED) to improve the detection of threats before they become pandemics in low to middle income countries. IQVIA also works with the Coalition for Epidemic Preparedness (CEPI) in support of its 100 Days Mission, an ambitious plan to compress vaccine development timelines to 100 days. In October we held our second annual Africa Health Summit in Kigali, Rwanda, bringing together nearly 300 healthcare stakeholders from 28 different countries to discuss how to address the diverse unmet needs across the continent.

IQVIANs continue to make a positive impact in their communities. In 2023, IQVIANs donated their time to a variety of community service activities. These included supporting adults with learning difficulties, helping students from disadvantaged backgrounds improve their career prospects, campaigning for stem cell donor registrations, staffing food banks, refurbishing schools and more. This generosity of spirit is truly humbling.

We are continually strengthening our corporate governance program, which is critical in supporting our sustainability goals, promoting accountability, and driving long term shareholder value. Since 2020, we have made more than 25 distinct enhancements to our corporate governance program, as well as added significant additional disclosures to provide greater transparency on our policies and practices. Our key accomplishments in 2023 were outlined by our lead independent director in his message above.

We were pleased to be recognized in FORTUNE’s annual list of World’s Most Admired Companies for the seventh year in a row. For the third year in a row, IQVIA was named the number one most admired company in our category, Healthcare: Pharmacy and Other Services. In addition, IQVIA earned first place ranking in six of nine categories, including quality of management, people management, innovation, quality of products and services, global competitiveness, and use of corporate assets.

Looking to 2024 and beyond, I am confident that our industry will weather the geopolitical and macroeconomic challenges we face. Demand for innovation remains strong as patients continue to look to our industry to provide the best possible outcomes for them and their families. As always, IQVIA stands resourced and ready to support our customers deliver for the patients we collectively serve.

I, and everyone at IQVIA, deeply value the trust that our customers, stockholders, and partners around the world continue to place in us. I look forward to keeping you updated throughout 2024.

Ari Bousbib

Chairman and Chief Executive Officer

IQVIA HOLDINGS INC. 2024 Proxy Statement	6

IQVIA HOLDINGS INC. 2024 Proxy Statement	7

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Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement and does not contain all the information you should consider. You should read the entire Proxy Statement carefully before voting.

Matters to Be Voted Upon

The following table summarizes the proposals to be voted upon at the 2024 Annual Meeting of Stockholders of IQVIA Holdings Inc. (IQVIA or the Company) to be held on Tuesday, April 16, 2024, and the voting recommendations of the Company’s Board of Directors (the Board) with respect to each proposal.

Proposals	Required Approval	Board Recommendation	Page Reference
Election of six director nominees to one-year terms	Majority of votes cast	FOR each nominee	19
Advisory (non-binding) vote to approve our executive compensation (say-on-pay)	Not applicable(1)	FOR	53
Stockholder proposal, if properly presented	Not applicable(1)	AGAINST	116
Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024	Majority of votes cast	FOR	119
(1)	Given this is an advisory vote, there is no required approval threshold.

Our proxy materials, which include this proxy statement and our 2023 annual report, are first being mailed or made available to stockholders on or about February 23, 2024.

YOUR VOTE IS IMPORTANT
Please register for e-delivery of proxy materials: Scan the QR Code or visit www.proxyvote.com

IQVIA HOLDINGS INC. 2024 Proxy Statement	8

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Who We Are

IQVIA has one of the largest and most comprehensive collections of healthcare information in the world, including more than 1.2 billion comprehensive, longitudinal, non-identified unique patient records spanning sales, prescription and promotional data, medical claims, electronic medical records, genomics and social media. We continue to grow our information set to offer even greater intelligence—we currently hold more than 61 petabytes of proprietary data sourced from approximately 150,000 data suppliers and over 1 million data feeds globally. As a global leader in protecting individual patient privacy, we employ a range of technologies and safeguards to protect individual identities all while generating insights at scale. With our sophisticated analytics and global technology infrastructure, we help our clients use this data to run their organizations more efficiently and make better decisions.

IQVIA HOLDINGS INC. 2024 Proxy Statement	9

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Financial Highlights

2023 Key Performance Metrics

Revenue
2023 $15.0B
2022 $14.4B
Adjusted EBITDA(1)
2023 $3.6B
2022 $3.3B
Adjusted Diluted EPS(1)
2023 $10.20
2022 $10.16
Net Leverage Ratio(1)
2023 3.45x
2022 3.45x

2023 Business Highlights

~400
New R&DS Customers

$10.7B
Contracted R&DS Net New Bookings

$29.7B
Clinical Development Contracted Backlog

(1)  See reconciliations of non-GAAP items in Appendix A of this Proxy Statement.

2023 Segment Underlying Revenue Growth(2)

13%	6%	(1%)
Research and Development Solutions	Technology and Analytics Solutions	Contract Sales and Medical Solutions

2023 Capital Deployment

Invested for Growth $1,525M	• $996M Spend on M&A and Investments • $649M Capital Expenditures

Returned to Stockholders $992M	• ~5.0M Shares Repurchased • $197 Average Repurchase Price Per Share

(2) Underlying Revenue Growth is defined as constant currency growth excluding revenues from COVID-19 related projects from both 2022 and 2023.

IQVIA HOLDINGS INC. 2024 Proxy Statement	10

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Commitment to Public Health

We intend to pursue our corporate purpose of advancing healthcare outcomes for patients by overcoming some of the biggest challenges facing global health, through collaborations with numerous stakeholders in the healthcare ecosystem. We are passionate about helping customers pursue this goal, and we continuously push ourselves to do more to advance public health efforts and improve health for all.

We are committed to doing our part by harnessing our resources and expertise to identify, understand and address unmet public health needs. We believe that by unleashing the power of Human Data Science—the integration of the study of human science with breakthroughs in data science and technology—we can reimagine ways to address the most complex global health challenges.

We do not undertake these challenges alone. Working in partnership with life science companies, medical researchers, government agencies, payers, nonprofit organizations and other healthcare stakeholders, we deliver insights and solutions that make meaningful differences in global public health.

At the Forefront of Creating a Healthier World

Our work with nonprofit organizations, government agencies, non-governmental organizations (NGOs), patient advocacy groups and other healthcare stakeholders puts us on the front lines of the global public health conversation. We set the agenda for public discussion of healthcare topics—ranging from biosimilar sustainability to orphan drug development and biopharmaceutical innovation—by regularly publishing original, independent reports.

Access to infrastructure and standards. We actively build collaborations in the global health space, with the aim to promote health equity in developing nations and improve health outcomes globally. These projects often span several years and include a mix of sponsorship and sharing of our knowledge and experience. At an international level, we have ongoing relationships with the World Economic Forum, the Bill and Melinda Gates Foundation and the Global Fund to Fight AIDS, Tuberculosis and Malaria. Through these collaborations, we utilize our capabilities and networks to enable progress on global health challenges.

Patient empowerment. We have a long-standing commitment to pursue patient engagement strategies to better educate and include patients in the evolving clinical research environment. This important work is enabling people to receive health services, clinical trial education and active connections to clinical research programs across the globe.

Improving outcomes for patients and populations. We dedicate a significant amount of time and resources to working alongside governments, NGOs, and academia to enable faster and more robust approaches to tackling some of the world’s most pressing health challenges. We create intelligent connections that enable these organizations to discover previously unseen insights, drive smarter decisions, and unleash new opportunities. We have joined numerous organizations to help develop, enhance and optimize patient registries, which play an important role in healthcare. Patient registries are collections of data related to patients with a specific diagnosis or condition.

Regulatory evolution. IQVIA works alongside regulators and policymakers to foster a regulatory environment that advances human health and the conduct of clinical trials. Modernizing clinical trials and evidence generation is at the core of IQVIA’s mission and a key priority for regulators, especially following the pandemic. From validating decentralized trial approaches through regulatory engagement to early leadership in dose optimization trial designs, IQVIA is at the forefront of trial optimization and shaping regulatory thinking.

Transforming public health in Africa. Alongside our partnership with (RED) and The Global Fund (see page 46) and our contribution to research on antimicrobial resistance, we are partnering with stakeholders to support pandemic preparedness, develop a coordinated clinical trials ecosystem, evaluate healthcare supply chains and assess the deployment of digital health platforms in the region. In 2023, we held the second IQVIA Africa Health Summit in Kigali, Rwanda—a two-day event that brought together public health experts to share knowledge and exchange ideas about how to advance Africa’s health through data, technology and innovative research. More than 280 attendees participated, representing 28 countries, in interactive sessions covering topics such as driving health innovation through clinical research and the role of innovation in improving access to healthcare.

Pioneering New Heights for Diversity in Clinical Trials

IQVIA has developed significant capabilities to assist sponsors in enrolling diverse populations, including traditionally underserved communities, into clinical research studies. This is accomplished by embedding diversity across planning and execution of clinical trials that reflect the communities impacted by the disease or conditions under study to advance scientific understanding, improve health equity and accelerate new therapies. IQVIA believes achieving diverse representation in clinical trials requires a proactive, concerted approach that begins at the earliest stages of trial

IQVIA HOLDINGS INC. 2024 Proxy Statement	11

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planning and is deliberately factored into site selection, site training and recruitment strategy. IQVIA’s multi-faceted, trial-lifecycle approach to achieving clinical trial diversity is designed to address known and suspected causes of underrepresentation, while also considering challenges specific to the therapeutic area and trials overall.

IQVIA has established its leadership position in this important initiative, working closely with health regulators, sponsors, and industry associations, along with making significant internal investments, to drive increased diversity in clinical trials, which we believe to be essential to understanding potential variability in treatment effect, inform better health care decisions and contribute to improving health equity.

Recently, we supported a large pharmaceutical company in a respiratory syncytial virus (RSV) vaccine trial and through use of our data and novel site and direct-to-patient strategies to increase ethnic diversity participation, we were able to achieve over 1.7 and 1.6 times higher enrollment rates of Black and Hispanic participants, respectively, than originally expected. This built on the success we achieved across our COVID-19 vaccine trials, where we achieved 1.7 times higher enrollment of diverse populations than our peers.

Leveraging a distinctive combination of diversity regulatory insights, epidemiology and therapeutic expertise and data assets, IQVIA supports sponsors both large and small in developing meaningful and achievable diversity plans for regulators.

Sustainability Highlights

We are committed to delivering on our purpose of helping our clients improve healthcare outcomes for patients. Sustainability is a core consideration in achieving this—identifying and acting on the environmental, social and governance (ESG) issues most relevant to our business and stakeholders. Our sustainable business practices are organized in this Proxy Statement under the pillars of People, Public and Planet.

As an industry leader, we continually look for ways to advance and strengthen our sustainability and citizenship efforts and report on our progress each year in our annual ESG Report, which is available on our website at https://www.iqvia.com/esg.

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Select highlights of our 2023 sustainability-related accomplishments:

Environment

•   The Science Based Targets initiative (SBTi) verified our greenhouse gas (GHG) emissions reduction targets, setting a roadmap with clearly defined actions as we aim to achieve a 55% reduction in our scope 1 and scope 2 emissions by 2030 and achieve net zero emissions by 2050

•   Our scope 3 emissions decreased by 31% from 2021 to 2022, largely due to reductions in emissions from purchased goods and services, capital goods, and transport and distribution

•   IQVIA worked closely with its supply chain to develop strategies to further reduce GHG emissions, resulting in 33% of IQVIA’s in-scope suppliers by emissions having or having committed to science-based targets

Governance

•   Adopted stockholders’ right to request a special meeting of stockholders

•   Adopted two clawback policies, one applicable to our Section 16 officers in the event of a material financial restatement and a second, supplemental clawback policy that applies to a wider set of employees and covers a broader set of misconduct, allowing the Company to recover from executive officers and certain other employees who are determined to have engaged in, or in some cases to have been aware of or willfully blind to, certain detrimental conduct

•   For the seventh year in a row, IQVIA was named one of the World’s Most Admired Companies in FORTUNE’s annual survey. For the third year in a row, IQVIA was named the number one most admired company in our category, Healthcare: Pharmacy and Other Services. In addition, IQVIA earned first place ranking in six of nine categories, including quality of management, people management, innovation, quality of products and services, global competitiveness, and use of corporate assets

Human Capital

•   Racial, ethnic and gender diversity for 2023 IQVIA U.S. new hires exceeded the overall IQVIA U.S. workforce, continuing a trend from 2022 and 2021

•   Building upon past learnings and successes, launched new global Diversity, Inclusion & Belonging Plan, furthering our initiatives in this area through actions designed to support growth and innovation in our programs and processes

•   Disclosed specific targets on employee engagement survey results relative to benchmark scores for our named executive officers, which impact short-term compensation payouts, tying executive compensation to our human capital management efforts, which are critical to achieving our financial results

See pages 38-48 for more information regarding our sustainability program.

IQVIA HOLDINGS INC. 2024 Proxy Statement	13

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Corporate Governance Highlights

BOARD OF DIRECTORS
Our current director nominees, representing 60% of our Board, are each up for election to a one-year term this year
Annual election of 100% of our directors beginning in 2025
Lead Independent Director, elected by the independent directors, with power to call special meetings of the Board, among other key responsibilities
All directors except our chairman are independent
100% independent Board committees
50% of Board members are women and/or racially or ethnically diverse
Director retirement policy at age 74 to encourage board refreshment
Annual Board and committee self-assessments
Majority voting standard for directors in uncontested elections

STOCKHOLDER RIGHTS AND ENGAGEMENT
Stockholder proxy access
Stockholder right to call a special meeting
Active stockholder outreach and engagement program
Single class of voting stock
No supermajority voting requirement for stockholders
No “poison pill” (stockholder rights plan)

GOVERNANCE BEST PRACTICES
Two clawback policies, one applicable to our Section 16 officers in the event of a material financial restatement and a second, supplemental clawback policy that applies to a wider set of employees and covers a broader set of misconduct
Robust share ownership guidelines for both directors and key executives
Securities Trading Policy in place, including anti-hedging and anti-pledging terms, without exception
Risk oversight by the Board, Board committees and Enterprise Risk Council
Comprehensive Whistleblower Policy in place
Rooney Rule policy requiring formal director and CEO searches to include an initial list of diverse candidates
No excise tax gross-ups on severance or change in control payments or benefits
Annual say-on-pay vote
Multi-year vesting requirements for performance share awards
Long-term incentive compensation delivered in performance-based equity

See pages 26-50 for more information regarding our corporate governance.

IQVIA HOLDINGS INC. 2024 Proxy Statement	14

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Director Snapshot

The following table provides information about our director nominees, assuming they are reelected at the 2024 annual meeting and continuing directors.

Director	Age	Term Ends	Independent	Audit	N&G	LDC*	Director Since
Ari Bousbib, Chairman and CEO**	62	2025	N				2016
Carol J. Burt**	66	2025	Y	X		Chair	2019
John P. Connaughton	58	2025	Y			X	2008
John G. Danhakl	67	2025	Y		X	X	2016
James A. Fasano	54	2025	Y	Chair			2016
Colleen A. Goggins**	69	2025	Y	X	Chair		2017
John M. Leonard, M.D., Lead Independent Director**	66	2025	Y	X	X		2015
Leslie Wims Morris	53	2025	Y		X		2022
Todd B. Sisitsky**	52	2025	Y		X	X	2016
Sheila A. Stamps**	66	2025	Y	X			2022

* The Leadership Development and Compensation Committee (LDC Committee).

** Director nominees up for election to one-year terms.

Declassification of Board of Directors

At our 2022 annual meeting, stockholders provided overwhelming support for the Company’s proposal to declassify our Board. As a result, we amended our Certificate of Incorporation to eliminate the classification of our Board over a three-year period beginning with the 2023 Annual Meeting. Beginning with the 2025 annual meeting, 100% of our director nominees will be elected for one-year terms. All of our 2024 director nominees, representing 60% of our Board, are up for election to one-year terms this year and 100% of our directors will be up for election to one-year terms in 2025.

Board Diversity

The following graphics provide information about the diversity of our Board.

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Qualifications and Experience of Directors

We believe our directors bring a well-rounded variety of experience, qualifications, attributes and skills, provide fresh perspectives and represent a mix of deep knowledge of the Company and our industry. As we review our long-term strategy, we also evaluate what current and future skills and experience our Board requires, and we weigh those skills when assessing our current directors and potential director candidates. The table below summarizes our directors’ key experiences, qualifications and core competencies.(1)

	Ari Bousbib	Carol J. Burt	John P. Connaughton	John G. Danhakl	James A. Fasano	Colleen A. Goggins	John M. Leonard M.D.	Leslie Wims Morris	Todd B. Sisitsky	Sheila A. Stamps
Public Company CEO/ President Experience serving as CEO or President of a publicly-traded company
Public Company Board Experience serving on and/or leading boards/ committees of other large publicly-traded companies
Healthcare Experience in executive positions within the healthcare industry
Technology Knowledge or experience that contributes to the Board’s understanding of technology and/or data protection and/or cybersecurity
Financial Experience analyzing financial statements, capital structures and complex financial transactions, and overseeing accounting and/or financial reporting processes
Global Experience operating in a global context internationally or at a global company
Government & Public Policy Experience in government role, public service, government affairs or community relations
Diversity Racial/ethnic or gender diversity

(1)	This summary is not intended to be an exhaustive list of each of our directors’ skills or contributions to the Board.

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Executive Compensation Practices Highlights

The key features of the program, which are consistent with feedback received from stockholders, are highlighted below.

Below we highlight key practices that we consider good governance features of our executive compensation program.

WHAT WE DO
Align significant percentage of executive pay with performance	Use an objective, formulaic approach to determining short-term incentive awards
Annual say-on-pay vote	Appropriately balance short- and long-term incentives
Set challenging yet achievable performance objectives for our named executive officers	Conduct annual performance evaluations of the named executive officers at the LDC Committee level
Conduct an annual compensation risk review and assessment	Limit LDC Committee discretion to adjust short-term incentive awards to no more than 1/6th of the final award
Offer transparent disclosure of achievements for all performance measures and metrics used to determine short-term incentive awards	Align executive compensation with stockholder returns by providing the majority of total compensation in the form of performance-based long-term incentive awards
Align executive compensation with progress on ESG matters by including specific ESG-related objectives in our short-term incentive award program	Regularly engage with our stockholders on our compensation program and implement enhancements based on feedback received
Use multi-year vesting requirements for long-term awards	Utilize expertise of an external independent compensation consultant
Include non-solicitation and non-competition provisions in award agreements	Disclose targets for long-term incentive awards upon vesting
Cap the payout at target for the portion of performance share awards based on Relative Total Shareholder (TSR) if our absolute TSR for the three-year performance period is negative	Have two clawback policies, one applicable to our Section 16 officers in the event of a material financial restatement and a second, supplemental clawback policy that applies to a wider set of employees and covers a broader set of misconduct
Maintain meaningful share ownership guidelines	Utilize a competitive peer group

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WHAT WE DON’T DO
Sign contracts with multi-year guaranteed salary increases or non-performance bonus arrangements	Reprice underwater stock options or Stock Appreciation Rights (SARs) without stockholder approval
Gross up for excise taxes	Pay unearned dividends prior to vesting
Have single-trigger equity vesting	Allow hedging or pledging of Company shares

Enhancements to 2023 Long-Term Performance Awards Based on Investor Feedback

To further align the interests of our executive officers with those of our stockholders, a substantial portion of the total compensation paid to our executive officers is delivered in the form of performance-based and time-based equity awards. Performance share awards (also referred to as PSUs herein), which are earned over a three-year period, are based on Adjusted (Earnings Per Share) EPS performance, which accounts for 75% of the award, and Relative Total Stockholder Return (Relative TSR) performance, which accounts for 25% of the award. The number of performance shares a named executive officer may earn ranges from 0% of the executive’s target award to 200% of the target award. Prior to 2023, even if our Relative TSR performance was negative, executives could still earn up to 200% of that portion of the award depending upon our performance relative to the S&P 500 over the three-year performance period. See pages 69-71 for more information on our Long-Term Incentive Awards.

New for 2023. In response to investor feedback, and after a review of market practice, the LDC Committee changed the criteria used to select the Company’s compensation peer group to better align with the Company’s near-term strategic objectives and, based on the new criteria, selected a new compensation peer group used for all named executive officers, including our Chief Executive Officer, eliminating the supplemental compensation peer group previously used for our Chief Executive Officer. We also significantly increased disclosure about the criteria used to select the compensation peer group.

New for 2023. In response to investor feedback, and after a review of market practice, the LDC Committee adopted a policy, beginning with the 2023 performance share awards granted to our named executive officers, to cap the payout at target for the portion of performance share awards based on Relative TSR if our absolute Total Stockholder Return (TSR) for the three-year performance period is negative.

New for 2023. In response to investor feedback and to further align the interests of our named executive officers with stockholders, the LDC Committee changed the mix of equity awards granted to our named executive officers to increase the percentage of performance share awards as a percentage of the total long-term incentive awards granted from 50% in 2022 to 75% in 2023. Time-based restricted stock unit awards are no longer included in our annual long-term incentive awards granted to our named executive officers.

New for 2023. In response to investor feedback, the LDC Committee approved an increase in the Relative TSR target performance from the median to the 55th percentile for the three-year TSR vs. Relative TSR performance metric of our performance share awards to receive a target payout of 100% for that portion of the performance share awards.

CEO and Named Executive Officer Pay Mix

The following charts reflect the mix of pay for our Chief Executive Officer (89.0% performance-linked) and the average for our other named executive officers (82.9% performance-linked).

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PROPOSAL NO. 1
Election of Directors

Upon the recommendation of the N&G Committee, the Board has nominated each of Ari Bousbib, Carol J. Burt, Colleen A. Goggins, John M. Leonard, M.D., Todd B. Sisitsky and Sheila A. Stamps for election to a new term of one year at the 2024 Annual Meeting.

Ari Bousbib	Carol J. Burt	Colleen A. Goggins

John M. Leonard, M.D.	Todd B. Sisitsky	Sheila A. Stamps

If elected, each of the six director nominees will serve for a term of one year and until their successor is duly elected and qualified or until their earlier death, resignation, retirement, disqualification or removal.

The Board believes that each of the nominees has a record of integrity, a strong professional reputation, and a history of entrepreneurial or managerial achievement. The specific experience, qualifications, attributes and skills of each nominee that led the Board to conclude that the individual should serve as a director are described in their respective biographies below.

Shares represented by executed proxies will be voted for or against or abstained from voting on the election of the six nominees named above. If a nominee becomes unavailable for election or unable to serve as a director, and the Board does not choose to reduce the size of the Board, such shares will be voted for the election of such substitute nominee as the Board may propose. Each nominee has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve if so elected. Directors are elected by a majority of the votes cast. Pursuant to our Director Resignation Policy, any director who fails to receive a majority of votes cast in an uncontested election must tender his or her resignation to the Board.

For	THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NAMED NOMINEE.

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Board of Directors

The Board is currently made up of ten directors. Set forth below is biographical information for each of the director nominees and all of the continuing directors. The biographies also note the specific skills and experience that make these individuals well-qualified to serve on the Board.

Director Nominees for Election to a One-Year Term Expiring at the 2025 Annual Meeting of Stockholders

ARI BOUSBIB	Age: 62
Director since: 2016 Chairman and Chief Executive Officer

Recent Experience:

IQVIA Holdings Inc. (2016-present)

•	Chairman and Chief Executive Officer

IMS Health Holdings, Inc. (2010-2016)

•	Chairman and Chief Executive Officer

Prior Experience:

•	President of UTC’s commercial companies (Otis Elevator Company, Carrier Corporation, UTC Fire & Security and UTC Power Inc.), among other roles, at United Technologies Corporation
•	Partner at Booz Allen Hamilton

U.S. public company directorships:

•	The Home Depot, Inc. (Finance Committee and Audit Committee)

Former U.S. public company directorships:

•	IMS Health (predecessor to IQVIA)
•	Best Buy, Inc.

Other positions:

•	Member, Harvard Medical School Health Care Policy Advisory Council
•	Former member, President’s Commission on White House Fellowships

Education:

•	Master of Business Administration, Columbia University
•	Master of Science in Mathematics and Mechanical Engineering, Ecole Superieure des Travaux Publics, Paris

Specific Experience: Extensive executive leadership and experience leading large global companies and healthcare experience as our Chief Executive Officer and service on the boards of several public companies.

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CAROL J. BURT	Age: 66
Director since: 2019 INDEPENDENT LDC Committee (Chair) Audit Committee Audit Committee Financial Expert

Recent Experience:

Burt-Hilliard Investments (2008-present)

•	Principal

Consonance Capital Partners (2013-present)

•	Senior Advisor
•	Member, Operating Council

Prior Experience:

•	SVP Corporate Finance and Development, among other roles, at Wellpoint, Inc. (f/k/a Anthem, Inc. and now Elevance Health, Inc.)
•	Founder, Managing Director and Head of the Health Care Banking Group, among other roles, at Chase Securities (now J.P. Morgan)

U.S. public company directorships:

•	ResMed Inc. (Audit Committee Chair, Compliance Oversight Committee Chair, and Nominating and Governance Committee)

Former U.S. public company directorships:

•	Envision Healthcare Corporation
•	WellCare Health Plans, Inc.
•	Vanguard Health Systems
•	Transitional Hospitals Corporation

Other positions:

•	Member, Board of Directors: WellDyneRx, LLC; Global Medical Response Inc.
•	Member: Women Corporate Directors; International Women’s Forum
•	Co-Chair Emeritus Trustees Council for The Nature Conservancy

Education:

•	Bachelor of Arts in Business Administration, the University of Houston

Specific Experience: Extensive executive and board leadership experience in finance, strategy, risk management, operations and governance in the health insurance, healthcare services, medical technology and financial services industries.

COLLEEN A. GOGGINS	Age: 69
Director since: 2017 INDEPENDENT N&G Committee (Chair) Audit Committee

Recent Experience:

SIG Combibloc Group (2015-2023)

•	Member, Board of Directors

Bayer AG (2017-present)

•	Member, Supervisory Board

Prior Experience:

•	Member of Executive Committee and Worldwide Chair of Consumer Group, among other roles at Johnson & Johnson

U.S. public company directorships:

•	The Toronto-Dominion Bank (Risk Committee)

Former U.S. public company directorships:

•	Bausch Health Companies Inc. (f/k/a Valeant Pharmaceuticals International)

Other positions:

•	Member: Citymeals-on-Wheels New York City
•	University of Wisconsin Foundation
•	Member, Board of Trustees: Institute of International Education

Education:

•	Masters in Management, Kellogg School of Management
•	Bachelor of Science in Food Chemistry, University of Wisconsin-Madison

Specific Experience: Over 20 years’ experience in the healthcare industry, including extensive leadership and service on the boards of several public and private companies.

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JOHN M. LEONARD, M.D.	Age: 66
Director since: 2015 INDEPENDENT Lead Independent Director Audit Committee Audit Committee Financial Expert N&G Committee

Recent Experience:

Intellia Therapeutics, Inc. (2014-present)

•	President and Chief Executive Officer (2018-Present)
•	Executive Vice President, Research and Development (2017-2018)
•	Chief Medical Officer (2014-2017)

Prior Experience:

•	Chief Scientific Officer and Senior Vice President of Research and Development at AbbVie Inc.
•	Senior Vice President of Global Pharmaceutical Research and Development, among other roles, at Abbott Laboratories

U.S. public company directorships:

•	Intellia Therapeutics, Inc.

Education:

•	Doctorate in Medicine, Johns Hopkins University
•	Bachelor of Arts in Biochemistry, University of Wisconsin-Madison

Specific Experience: Over 30 years’ experience in the healthcare industry, including extensive executive leadership and healthcare experience at a top ten pharmaceutical company and as the chief executive officer of a healthcare company and service on the boards of public companies.

TODD B. SISITSKY	Age: 52
Director since: 2016 INDEPENDENT LDC Committee N&G Committee

Recent Experience:

TPG, Inc. (2003-present)

•	President & Co-Managing Partner of TPG Capital (2015-present)
•	President of TPG, Inc. (2021-present)

Prior Experience:

•	Executive at Forstmann Little & Company
•	Executive at Oak Hill Capital Partners
•	Member, Board of Directors: Surgical Care Affiliates, Inc. (Nominating and Corporate Governance Committee)

U.S. public company directorships:

•	Allogene Therapeutics, Inc. (Nominating and Corporate Governance Committee)
•	TPG, Inc. (Executive Committee)

Former U.S. public company directorships:

•	Convey Health Solutions, Inc.
•	Endo International plc
•	IASIS Healthcare LLC
•	IMS Health (predecessor to IQVIA)

Other positions:

•	Chair, Board of Advisors, Dartmouth Medical School
•	Member, Board of Directors: Ellodi Pharmaceuticals; Immucor Inc. (Compensation Committee); Monogram Health, Inc.; Exatech, Inc.; Convey Holding Parent, Inc.

Education:

•	Master of Business Administration, Stanford Graduate School of Business
•	Bachelor of Arts, Dartmouth College

Specific Experience: Over 25 years’ experience in the investment industry, including extensive leadership and business experience as a managing partner of a global investment firm with a practice focused on the healthcare industry, and service on the boards of several public and private companies.

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SHEILA A. STAMPS	Age: 66
Director since: 2022 INDEPENDENT Audit Committee Audit Committee Financial Expert

Prior Experience:

•	EVP, Corporate Strategy and Investor Relations at DBI, LLC
•	Commissioner, New York State Insurance Fund
•	Director, Pensions and Cash Management at New York State Common Retirement Fund
•	Managing Director at Bank of America
•	Managing Director at Bank One Corporation (now JPMorgan Chase)

U.S. public company directorships:

•	Pitney Bowes Inc. (Audit Committee and Executive Compensation Committee)
•	MFA Financial, Inc. (Compensation Committee and Nominating and Corporate Governance Committee)

Former U.S. public company directorships:

•	Atlas Air Worldwide Holdings, Inc. (2023)
•	CIT Group Inc.
•	Forest Road Acquisition Corp.

Other Positions:

•	Member, Board of Trustees: Bankinter Innovation Foundation
•	Member, Board of Directors: National Association of Corporate Directors, New York Chapter

Education:

•	Master of Business Administration, University of Chicago
•	Bachelor of Science in Management, Duke University
•	ESG Certificate and Designation from Competent Boards Professional Development and Advisory Services

Specific Experience: 40 years of extensive leadership and financial experience in the asset management and commercial banking industries as well as her work in government and public policy and service on the boards of several public companies.

Continuing Directors Not Up For Election

JOHN P. CONNAUGHTON	Age: 58
Director since: 2008 INDEPENDENT LDC Committee

Recent Experience:

Bain Capital (1989-present)

•	Co-Managing Partner of Bain Capital
•	Global Head of Bain Capital Private Equity

Prior Experience:

•	Strategy Consultant at Bain & Company, Inc.

Former U.S. public company directorships:

•	iHeartMedia, Inc.

Other positions:

•	Member, Board of Directors: The Boston Celtics; University of Virginia Investment Management Company
•	Member, Board of Trustees: Brigham and Women’s Hospital; The Berklee College of Music; University of Virginia McIntire School of Commerce Foundation; GreenLight Fund
•	Member, Dean’s Advisory Board: Harvard Business School

Education:

•	Master of Business Administration, Harvard Business School
•	Bachelor of Science in Commerce, University of Virginia

Specific Experience: Over 30 years’ experience in the investment industry, including extensive leadership and business experience as a managing partner of a global investment firm, with a practice focused on the healthcare industry, and service on the boards of several public and private companies.

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JOHN G. DANHAKL	Age: 67
Director since: 2016 INDEPENDENT LDC Committee N&G Committee

Recent Experience:

Leonard Green & Partners, L.P. (1995-present)

•	Managing Partner

Prior Experience:

•	Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation
•	Vice President at Drexel Burnham Lambert, Inc.

U.S. public company directorships:

•	Life Time Group Holdings, Inc. (Compensation Committee, Nominating and Corporate Governance Committee)
•	Mister Car Wash, Inc.

Former U.S. public company directorships:

•	IMS Health (predecessor to IQVIA)

Other positions:

•	Member, Board of Directors: Charter NEX Generation; Eyemart Express; SRS Distribution; Convergint Technologies LLC; Parts Town; Lakeshore Learning; Pye-Barker Fire Safety, LLC; WellSky Corporation; Ownership Works

Education:

•	Master of Business Administration, Harvard Business School
•	Bachelor of Arts in Economics, University of California at Berkeley

Specific Experience: Over 30 years’ experience in the investment industry, including extensive leadership and business experience as a managing partner of a global investment firm, and service on the boards of several public and private companies.

JAMES A. FASANO	Age: 54
Director since: 2016 INDEPENDENT Audit Committee (Chair) Audit Committee Financial Expert

Recent Experience:

University of Chicago Booth School of Business (2023-present)

•	Adjunct Professor

Prior Experience:

CPP Investment Board (2004-2023)

•	Managing Director
•	Member of Investment Banking group at Merrill Lynch & Co.
•	Member of Mergers and Acquisitions group at RBC Capital Markets
•	Commissioned Officer in the Canadian Armed Forces

Former U.S. public company directorships:

•	IMS Health (predecessor to IQVIA)

Other positions:

•	Member, Board of Directors, Asurion (Compensation Committee Chair, Nominating and Governance Committee); LHP Hospital Group; AWAS Aviation Capital

Education:

•	Master of Business Administration, University of Chicago Graduate School of Business
•	Bachelor of Engineering, Royal Military College of Canada

Specific Experience: Over 22 years’ experience in the investment industry, including extensive leadership and finance experience as a managing director of the global investment arm of the Canadian government pension fund.

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LESLIE WIMS MORRIS	Age: 53
Director since: 2022 INDEPENDENT N&G Committee

Recent Experience:

JPMorgan Chase (2022-present)

•	President, Private Label Captive Finance, Chase Auto

Prior Experience:

•	Managing Director and Head of Corporate Development, Consumer & Community Banking at JPMorgan Chase
•	VP, Executive Partnerships at American Express
•	SVP, Strategy and Business Development at Broadridge Financial Solutions
•	SVP at Jefferies & Company

Other positions:

•	Vice Chair, Board of Trustees: Dance Theatre of Harlem

Education:

•	Master of Business Administration, Harvard Business School
•	Bachelor of Arts in English, Yale University

Specific Experience: Over 25 years’ experience in the financial services industry, including extensive leadership and business experience as a senior executive of a commercial banking institution.

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Corporate Governance

The Board is responsible for supervising the overall affairs of the Company. The Board oversees our senior management, to whom it has delegated authority to manage the Company’s day-to-day operations. Directors are kept informed of our business through discussions with our Chief Executive Officer and other members of senior management of the Company, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

The Board has adopted Corporate Governance Guidelines which, together with our Certificate of Incorporation, Bylaws and the other documents listed below, form the governance framework for the Board and its committees. The following sections provide an overview of our corporate governance structure and practices.

Documents Establishing Our Corporate Governance

The following documents are the foundation of corporate governance at IQVIA:

These documents and other important information on our corporate governance are posted under “Governance” on the “Investor Relations” section of our website and may be viewed at http://ir.iqvia.com. We will also provide printed copies of these documents free of charge to any stockholder who sends Investor Relations a request at: IQVIA Holdings Inc., 2400 Ellis Road, Durham, North Carolina 27703. None of the information on, or accessible through, IQVIA’s website is part of this Proxy Statement or incorporated by reference herein.

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Corporate Governance Enhancements

We are committed to maintaining strong corporate governance practices and policies that serve IQVIA’s long-term interests, promote an environment of accountability and contribute to the creation of stockholder value. The Board regularly reviews our corporate governance structure and practices and in recent years has made several enhancements, including the highlights below, it believes are in the best interest of the Company and its stockholders. In fact, over the last several years, the Board has made significant enhancements to our corporate governance program and enacted significant additional disclosures to provide greater transparency on our policies and practices.

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Our other governance practices and policies include the following:
Independent Board	All our directors are independent, other than our Chairman and Chief Executive Officer.
Independent Board committees	Each of our three Board committees is made up solely of independent directors.
Audit Committee Financial Experts	We have four financial experts on our Audit Committee.
Annual Election of Directors	We amended the Company’s Certificate of Incorporation to declassify the Board over time and provide for the annual election of all directors by the 2025 annual meeting. Our 2024 director nominees, representing 60% of our Board, are each up for election to a one-year term this year and 100% of our directors will be up for election to one-year terms in 2025.
Lead Independent Director; regular executive sessions	Our Lead Independent Director helps ensure there is an appropriate balance between management and the independent directors and that the independent directors are fully informed and able to discuss and debate the issues they deem important. The position of Lead Independent Director comes with a clear mandate, significant authority and well-defined responsibilities as outlined in our Corporate Governance Guidelines and below, including leading regular executive sessions of the Board, where independent directors meet without management present.
Robust Code of Conduct	Our Code of Conduct, Doing the Right Thing, applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller and individuals performing similar functions. The Code of Conduct is a guide to the responsibilities we share for ethical business conduct and paints a clear picture of what we stand for as an organization, what we expect from ourselves and what we must do to maintain our reputation.
Sustainability and ESG Oversight	The N&G Committee charter expressly delegates oversight and review of the Company’s strategic plans, objectives and risks related to sustainability, ESG and corporate citizenship matters to the N&G Committee.
Majority voting standard in uncontested elections	Directors are elected by receiving a majority of the votes cast in uncontested elections. Any incumbent director who fails to receive a majority of votes cast in an uncontested election must tender his or her resignation to the Board.
Annual Board and committee self-assessment process	The Board and each Board committee conducts a self-assessment annually in executive session to determine whether it is functioning efficiently and meeting its governance responsibilities.
Prohibition on hedging or pledging of IQVIA stock	Our Securities Trading Policy prohibits hedging and pledging transactions with respect to our securities, including prepaid variable forward contracts, equity swaps, collars and exchange funds, and otherwise prohibits our directors, officers, employees or their immediate family members from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities without exception.
Share ownership requirements	We have robust share ownership guidelines, which require our named executive officers to hold IQVIA stock valued between three- and six-times their base salary and our directors to hold stock valued at five-times their annual cash retainer.
Requirement to include gender and racially or ethnically diverse candidates in director and CEO searches	Our Corporate Governance Guidelines require the initial list of external candidates in any search for new directors or the Chief Executive Officer position to include qualified female and racially or ethnically diverse candidates, also known as the Rooney Rule.
No supermajority stockholder vote required	Our stockholders may act by majority vote on actions that may be taken by stockholders, including approving amendments to the Bylaws and removing a director or directors for cause and filling the related vacancy or vacancies.
Clawback policies	In addition to the mandatory recovery of certain incentive-based compensation paid to executive officers in the event of a material financial restatement, as required by the Dodd-Frank Act and the New York Stock Exchange, the Board adopted a supplemental clawback policy that applies to a wider set of employees and covers a broader set of misconduct. Our supplemental clawback policy allows the Company to recover from executive officers and certain other employees who are determined to have engaged in, or in some cases to have been aware of or willfully blind to, certain detrimental conduct.
Special meeting right	Stockholders representing at least 25% or more of our outstanding common stock have the right to request a special meeting of stockholders.
Proxy access right	Eligible stockholders may, subject to certain requirements, include their own director nominees in our proxy materials.

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Leadership Structure

Independent Board	Fully independent board, other than the CEO
Committee Independence	All members of each of the Board’s committees, the Audit Committee, LDC Committee and N&G Committee, are independent

The Board, with its diverse skills and experience across a wide range of leadership and management structures, considers our current structure to be the most appropriate leadership structure for our Company in the context of the specific circumstances and challenges facing us today. As structured, the Board functions collaboratively and emphasizes active participation and leadership by all of its members. Our directors regularly engage directly with senior management at each regularly scheduled meeting, where a broad cross-section of senior management present updates on our business and strategy.

Features of our current structure include:

•	We have a strong Lead Independent Director who is elected annually by a majority vote of the independent directors.
•	We have a diverse and experienced Board that is comprised entirely of independent directors, other than the CEO.
•	Each of our three standing Board committees—Audit, LDC and N&G—is comprised solely of, and chaired by, independent directors. This means that the independent directors oversee key matters of the Company, such as the integrity of our financial statements, compensation of our Chief Executive Officer and executive officers, selection and evaluation of directors, development and implementation of corporate governance policies, and sustainability, diversity, equity and inclusion and public policy matters, among others.
•	The Board and its committees each meet in executive session on a regular basis without the presence of our CEO or other members of management.
•	All Board members have complete access to management, and the Board and its committees have the authority to retain legal, accounting and other outside consultants to advise them as they deem appropriate.
•	The independent directors regularly evaluate our leadership structure and seek feedback on the subject from stockholders.
•	The N&G Committee is tasked with monitoring the Board’s leadership structure to determine whether it remains in the best interests of our stockholders and to revisit the structure regularly as part of its ongoing Board assessment process.

The Board recognizes there may be circumstances in the future that would lead it to separate the offices of Chairman and Chief Executive Officer. In fact, in the past and as recently as 2016 the Company had separate Chairman and Chief Executive Officer roles. The Board believes that it is currently in the best interests of the Company and its stockholders for Mr. Bousbib to serve as our Chairman and CEO, and not to separate the roles, because it positions Mr. Bousbib to effectively drive future strategy and decision-making for our organization. Our Chairman and CEO has deep knowledge of the business and day-to-day operations of the Company, an acute understanding of the Company’s competitive landscape, an in-depth appreciation of stockholder interests and concerns, and strong relationships with customers, business partners and employees, all of which allow him to provide effective leadership. This leadership is supplemented by our Lead Independent Director, who has a clearly defined role with significant responsibilities, all to ensure effective oversight and governance by the Board.

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Lead Independent Director

The Lead Independent Director provides strong independent leadership of the Board and oversight of management and strikes the appropriate balance among the Chairman and CEO, management and the independent directors. The position of Lead Independent Director comes with a clear mandate, significant authority and well-defined responsibilities, many of which are outlined in our Corporate Governance Guidelines and include the following:

Board Matter	Responsibility
Communicating with directors	Liaising between independent directors and management
Executive sessions	Presiding at executive sessions of independent directors at every regularly scheduled Board meeting
Board meetings	Presiding at Board meetings when the Chairman is not present, including when the performance and compensation of the Chairman and CEO is discussed and approved
Agendas	Consulting with the Chairman and CEO on matters pertinent to the Company and the Board, including approving meeting agendas, schedules and information sent to the Board
Communicating with stockholders	Engaging with major stockholders, as appropriate

In addition, the Lead Independent Director:

•	enables open, transparent and candid dialogue during Board and committee meetings, and at other times, by ensuring that the independent directors are fully informed and able to discuss and debate the issues they deem important
•	provides the Chairman and CEO and other members of senior management with feedback discussed in executive sessions
•	makes himself available to discuss with independent directors any concerns they may have and, as appropriate, relaying those concerns to the full Board and/or the Chairman and CEO or other members of senior management
•	acts as a sounding board and advisor to the Chairman and CEO on a variety of topics important to the Company and the functioning of the Board
•	actively participates with the Chair of the N&G Committee to advance our sustainability agenda through regular meetings with our Chairman and CEO and management team and with our stockholders
•	as a member of the N&G Committee and in his capacity as Lead Independent Director, actively participates in discussions and reviews of the Board’s leadership structure

Dr. Leonard has served as Lead Independent Director since 2018 and has been elected annually by a unanimous vote of the independent directors. Dr. Leonard’s extensive experience in the healthcare industry, including his leadership experience as the chief executive officer of a public healthcare company and service on the boards of public companies, makes him well qualified to serve as our Lead Independent Director.

Chairman and Chief Executive Officer

Mr. Bousbib has been our Chairman and Chief Executive Officer since 2016. We believe that combining the roles of Chairman and Chief Executive Officer provides for effective and efficient leadership because, among other things, it recognizes the value of one person both speaking for and leading the Company and the Board. This structure also recognizes the fact that our Chairman and Chief Executive Officer has a unique depth of knowledge about the Company and the varied and complex opportunities and challenges we face.

We also have a strong Lead Independent Director, who provides a clear independent voice on the Board and appropriately balances the fact that the Chairman and Chief Executive Officer roles are held by one person. The role of the Chairman is to set the agenda for Board meetings in close coordination with our Lead Independent Director and to preside over general Board sessions, except when the Board meets in executive session without management present to evaluate management’s performance, in which case the Lead Independent Director presides over the Board sessions.

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Director Independence

The Board assesses the independence of each director on an annual basis or more frequently as circumstances may require. During its most recent assessment, the Board determined that, other than our Chief Executive Officer, each of our directors is currently independent.

In accordance with our Corporate Governance Guidelines and the corporate governance standards of the New York Stock Exchange (NYSE), this determination of independence means that the Board finds that our independent directors have no material relationships with the Company, directly or indirectly, that would interfere with their exercise of independent judgment as directors of the Company.

The Board believes that one of the key elements of effective, independent oversight is that the independent directors meet in executive session on a regular basis, including at each regularly scheduled Board and committee meeting, without the presence of management. These sessions promote open discussion and enable the independent directors to evaluate management’s performance.

Committees of the Board

To assist in carrying out its duties, the Board assigns responsibilities and delegates authority to its committees, and the committees regularly report on their activities and actions to the full Board. Each committee is empowered to engage outside experts, advisors and counsel to assist the committee in its work, as needed.

For 2023, the Board had three standing committees:

•	Audit Committee
•	Leadership Development and Compensation Committee
•	Nominating and Governance Committee

All three committees are made up entirely of independent directors. In addition, the Board has determined that each director who is a member of the Audit Committee or the LDC Committee meets the higher independence standard as required by Securities and Exchange Commission (SEC) and NYSE rules for service on such committees.

The charters for all three committees are available under “Governance” on the “Investor Relations” section of our website and may be viewed at http://ir.iqvia.com.

From time to time, the Board may also create ad hoc or special committees for certain purposes.

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AUDIT COMMITTEE

Members in 2023:

James A. Fasano (Chair)
Carol J. Burt
Colleen A. Goggins
John M. Leonard, M.D.
Sheila A. Stamps

The Board has determined that Mses. Burt and Stamps, Mr. Fasano and Dr. Leonard are “Audit Committee Financial Experts” as such term is defined in SEC rules, and that each member of the Audit Committee is financially literate.

Committee Meetings in 2023: 6

Responsibilities:

•  Assisting the Board in fulfilling its oversight responsibilities relating to:

  the integrity of the Company’s financial statements

  the Company’s compliance with legal and regulatory requirements, including its quality assurance function overseeing clinical trial services the independent auditor’s qualifications and independence

  the performance of the Company’s internal audit function and the independent auditor the performance of the Company’s compliance and ethics program, which is managed by our Chief Compliance Officer, who reports directly to our Executive Vice President, General Counsel and Secretary, and meets with the Audit Committee at least annually

•  Reviewing and discussing with management and the independent auditor the annual and quarterly financial statements before the filing of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q

•  Discussing earnings press releases and the financial information and financial guidance included therein

•  Overseeing the relationship between the Company and our independent registered public accounting firm, including:

  having direct responsibility for that firm’s appointment, compensation and retention reviewing the scope of that firm’s audit services

  approving non-audit services

  reviewing and evaluating that firm’s independence

•  Reviewing with internal auditors and the independent auditor the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of resourcing, and monitoring the progress and results of such plans during the year

•  Reviewing with internal auditors and the independent auditor any audit problems or difficulties, including any restrictions on the scope of the independent auditor’s activities or on access to requested information and any significant disagreements with management, and management’s response to such problems or difficulties

•  Overseeing management’s implementation and maintenance of effective systems of internal controls over financial reporting and disclosure controls, and reviewing and discussing with management, internal auditors and the independent auditor the Company’s system of internal control, its financial and critical accounting policies and practices, policies relating to risk assessment and risk management, including cybersecurity risk, and our major financial risk exposures

•  Reviewing and approving all related party transactions and corporate opportunity transactions

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LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE

Members in 2023: Carol J. Burt (Chair) John P. Connaughton John G. Danhakl Todd B. Sisitsky John M. Leonard, M.D. (Ex Officio) Committee Meetings in 2023: 6

Responsibilities:

•  Reviewing and approving corporate goals and objectives relevant to the compensation of our Chairman and Chief Executive Officer, the officers of the Company who report directly to our Chief Executive Officer, and all officers who are “insiders” subject to Section 16 of the Securities Exchange Act of 1934, as amended (the Exchange Act)

•  Evaluating the performance of our Chairman and Chief Executive Officer and other executive officers in light of those goals and objectives and determining and approving, or recommending to the independent members of the Board for approval in the case of the Chief Executive Officer, their respective compensation levels

•  Making recommendations to the Board about the compensation of our directors

•  Administering our equity-based plans and management incentive compensation plans and making recommendations to the Board about amendments to such plans and the adoption of any new employee incentive compensation plans

•  Recommending to the Board ownership guidelines for the executive officers, other executives and non-employee directors, and periodically assessing these guidelines and recommending revisions as appropriate

•  Establishing the terms of compensatory arrangements and policies to protect our business, including restrictions that apply to current and former executive officers

•  Reviewing and approving all executive officer employment contracts and other compensatory, severance and change in control arrangements for current and former executive officers; reviewing and establishing our overall management compensation and benefits philosophy and policies; and reviewing and approving our policies and procedures for the grant of equity-based awards

•  Establishing and reviewing periodically policies and procedures with respect to perquisites

•  Reviewing our incentive compensation arrangements to determine whether they encourage excessive risk-taking; reviewing and discussing at least annually the relationship between risk management policies and practices and compensation; and evaluating compensation policies and practices to mitigate any such risk

•  Reviewing the processes for managing executive succession and the results of those processes

•  Oversee the Company’s policies and strategies as delegated by the Board relating to human capital management including recruitment, development, promotion, performance management, pay equity and inclusion and diversity

NOMINATING AND GOVERNANCE COMMITTEE

Members in 2023: Colleen A. Goggins (Chair) John G. Danhakl John M. Leonard, M.D. Leslie Wims Morris Todd B. Sisitsky Committee Meetings in 2023: 4

Responsibilities:

•  Overseeing the Company’s strategic plans, objectives and risks related to sustainability, ESG and corporate citizenship matters, with Ms. Goggins, as committee chair, designated to coordinate such oversight and responsible for reporting developments to the committee and the Board

•  Overseeing the Company’s stockholder engagement program

•  Identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board

•  Establishing processes for identifying and evaluating Board candidates, including nominees recommended by stockholders

•  Recommending to the Board the individuals to be nominated for election as directors and to each of the Board’s committees

•  Developing and recommending to the Board a set of corporate governance principles, as well as practices and policies with respect to directors

•  Coordinating an orientation program and appropriate educational materials for new directors

•  Evaluating and making recommendations to the Board regarding stockholder proposals that relate to corporate governance and other matters related to stockholders

•  Overseeing the evaluation of the Board

•  Monitoring the Board’s leadership structure to determine whether it remains in the best interests of our stockholders

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Board’s Role in Risk Oversight

Our Board actively oversees our enterprise risk management program. Our Board’s role in risk oversight is consistent with our overall leadership structure: management is responsible for assessing and managing our short- and long-term risk exposures, and our Board and its committees provide effective oversight through independent monitoring of strategic risks and regularly scheduled meetings with management to discuss in-depth the strategic objectives of the company and associated risks.

In order to maintain effective Board oversight across the entire enterprise risk management program, the Board delegates to the individual committees certain elements of its oversight function, as shown below. The Board receives regular updates from its committees on individual categories of risk, including strategy, reputation, operations, climate change, human capital management, technology, investment, political, legislative, regulatory, and market, and receives regular feedback from its committees on oversight efforts and coordination and input from external advisors, as appropriate.

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Succession Planning for Directors and Executive Officers

Directors

The N&G Committee is responsible for establishing the process for identifying, evaluating and nominating Board candidates, and recommending to the Board the individuals to be nominated for election as directors, including nominees recommended by stockholders.

It is the Board’s policy that independent directors must make up a majority of the Board at all times, as required by the NYSE. Additionally, in recruiting and evaluating new director candidates, the N&G Committee seeks to achieve a mix of Board members that enhances the diversity of background, skills and experience on the Board, including with respect to professional skills, relevant industry experience, specialized expertise, international experience, gender, race and ethnicity.

The N&G Committee will consider stockholders’ recommendations of nominees for membership on the Board on a substantially similar basis as it considers other nominees. Stockholders may recommend candidates for membership on the Board by submitting candidate names to: Secretary, IQVIA Holdings Inc., 2400 Ellis Road, Durham, North Carolina 27703.

Board refreshment

The Board regularly focuses on refreshing the composition of the Board to ensure an appropriate mix of backgrounds, skills and experience necessary to support the Company’s strategy and to enhance the Board’s diversity. Since the closing of the merger between IMS Health and Quintiles (the Merger), the Board has actively pursued a strategy of refreshing the composition of the Board to provide greater diversity. Since the Merger, six directors have retired from the Board and four directors have joined. The Board expects that as we continue our transition to the annual election of all of our directors, this will facilitate further refreshment. When identifying new directors, the Board will seek to further enhance the mix of experience, backgrounds and diversity currently represented, which may include prioritizing those with greater life sciences, cybersecurity, public policy/government, academic and/or international experience.

Succession planning

The process of determining to add a new Board member and identifying qualified candidates begins well in advance of anticipated vacancies. As part of this ongoing process, the chair of the N&G Committee and our Chief Executive Officer monitor and maintain an open dialogue, and also consult with the other members of the Board, including the Lead Independent Director, regarding the size of the Board, future retirements and attributes desired for any new directors. Once a decision has been made to recruit a new director, the N&G Committee may retain an executive recruitment organization to assist in the search by providing names of qualified candidates.

Director search policy

Our Corporate Governance Guidelines provide that, when conducting a formal search for new director candidates, the N&G Committee shall ensure that any initial list of candidates from which new management-supported director nominees are chosen will include qualified female and racially or ethnically diverse candidates, and that any third-party firm engaged to assist in the search will be instructed accordingly.

Proxy access

A stockholder, or a group of up to twenty stockholders, holding at least 3% of the Company’s common stock for at least three years may submit director nominees for inclusion in our proxy statement. Stockholders may rely on proxy access to nominate candidates for up to 20% of the Board or two director seats, whichever is greater. Our Bylaws specify certain time limits, notice requirements, and other procedures for stockholders who wish to include their director nominees in the Company’s proxy materials. For more information, see “Other Relevant Information—Stockholder Proposals and Nominees for 2025 Annual Meeting of Stockholders.”

Retirement age

The Board believes that setting a retirement age for IQVIA directors is advisable to ensure periodic turnover of the Board. Our Corporate Governance Guidelines require that directors offer to retire from the Board when they attain the age of 74. The Board believes it is important to monitor its composition, experience, skills and needs in the context of the Company’s long-term strategic goals, and, therefore, may elect to decline a director’s offer to retire in appropriate cases.

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Vacancies

Vacancies on the Board may occasionally occur between annual meetings. Our Bylaws provide that any vacancy caused by the death or resignation of a director may be filled by the affirmative vote of a majority of the directors then in office. The Board and the N&G Committee treat the filling of vacancies in the same manner as general succession planning.

Executive Officers

The Board also takes a leading role in planning for the succession of key executive roles, including the positions of Chief Executive Officer and certain other senior management. The Board has instituted a formal leadership development and succession review process, whereby on an annual basis, or more frequently as requested, our Chief Executive Officer provides the LDC Committee with detailed assessments of senior managers and their potential to succeed him, and assessments of individuals considered potential successors to certain other senior management positions. The LDC Committee may further discuss succession planning in executive session, as may the Board during its executive session meetings.

The assessments are derived from our leadership development and succession planning process, which involves the following principal steps:

Regional and global business unit and corporate staff function assessments to identify key employees and employees with high potential for increased responsibilities	Chief Executive Officer assessments of the leaders of the regional and global business units and corporate staff functions, focusing on senior executives’ development and succession	Board review of the pool of high-potential executives and initiatives to improve retention and promote the development of company leaders, focusing on Chief Executive Officer succession and succession planning for other key senior executive roles

Chief Executive Officer Search Policy

Pursuant to the diversity requirement included in our Corporate Governance Guidelines, if the Board or the LDC Committee conducts an external search for Chief Executive Officer candidates, the Board or the LDC Committee will ensure that any initial list of candidates includes qualified female and racially or ethnically diverse candidates, and that any executive search firm engaged to assist in the search is instructed accordingly.

Meetings and Executive Sessions

The Board held 5 meetings during fiscal 2023. In 2023, each of our directors attended at least 75% of the total number of meetings of the Board and the Board committees on which they served. We strongly encourage our directors to attend the annual meeting of stockholders, and in 2023, 100% of our directors attended the annual meeting of stockholders.

The Board believes that one of the key elements of effective, independent oversight is that the independent directors meet in executive session on a regular basis, including at each regularly scheduled Board meeting, led by the Lead Independent Director, and at each committee meeting, without the presence of management. These sessions promote open discussion and enable the independent directors to evaluate management’s performance.

Board Evaluation Process

Our Board and its committees evaluate their own effectiveness by participating in a robust annual self-assessment process overseen by the N&G Committee. During executive sessions for the Board and each committee, the independent directors respond to a comprehensive list of survey questions used to facilitate discussion for the purpose of improving the effectiveness of the relevant body and our individual directors. Our Lead Independent Director oversees the evaluation process for the Board during executive session, and the committee chairs oversee the evaluations for their respective committees during executive sessions. The N&G Committee periodically engages independent outside consultants to facilitate and refresh the evaluation process.

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How to Contact the Board and its Committees

Stockholders and other interested parties can contact the Board or a committee of the Board by sending an email to BoD@iqvia.com, or writing to the following address:

Board of Directors
c/o Secretary
IQVIA Holdings Inc.
2400 Ellis Road
Durham, North Carolina 27703

Communications will be distributed to the Lead Independent Director or the other independent members of the Board, as appropriate, depending on the facts and circumstances outlined in the communication.

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Sustainability

Our Commitment to Sustainability

We are committed to delivering on our purpose of helping our clients improve healthcare outcomes for patients. Sustainability is a core consideration in achieving this—identifying and acting on the ESG issues most relevant to our business and stakeholders. Our sustainable business practices are organized under the pillars of People, Public and Planet.

As an industry leader, we continually look for ways to advance and strengthen our sustainability efforts and report on our progress each year in our annual ESG Report, which is available on our website at https://www.iqvia.com/esg.

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Select highlights of our 2023 sustainability-related accomplishments:

Environment

•   SBTi verified our GHG emissions reduction targets, setting a roadmap with clearly defined actions as we aim to achieve a 55% reduction in our scope 1 and scope 2 emissions by 2030 and achieve net zero emissions by 2050

•   Our scope 3 emissions decreased by 31% from 2021 to 2022, largely due to reductions in emissions from purchased goods and services, capital goods, and transport and distribution

•   IQVIA worked closely with its supply chain to develop strategies to further reduce GHG emissions, resulting in 33% of IQVIA’s in-scope suppliers by emissions having or having committed to science-based targets

Governance

•   Adopted stockholders’ right to request a special meeting of stockholders

•   Adopted two clawback policies, one applicable to our Section 16 officers in the event of a material financial restatement and a second, supplemental clawback policy that applies to a wider set of employees and covers a broader set of misconduct, allowing the Company to recover from executive officers and certain other employees who are determined to have engaged in, or in some cases to have been aware of or willfully blind to, certain detrimental conduct

•   For the seventh year in a row, IQVIA was named one of the World’s Most Admired Companies in FORTUNE’s annual survey. For the third year in a row, IQVIA was named the number one most admired company in our category, Healthcare: Pharmacy and Other Services. In addition, IQVIA earned first place ranking in six of nine categories, including quality of management, people management, innovation, quality of products and services, global competitiveness, and use of corporate assets

Human Capital

•   Racial, ethnic and gender diversity for 2023 IQVIA U.S. new hires exceeded the overall IQVIA U.S. workforce, continuing a trend from 2022 and 2021

•   Building upon past learnings and successes, launched new global Diversity, Inclusion & Belonging Plan, furthering our initiatives in this area through actions designed to support growth and innovation in our programs and processes

•   Disclosed specific targets on employee engagement survey results relative to benchmark scores for our named executive officers, which impact short-term compensation payouts, tying executive compensation to our human capital management efforts, which are critical to achieving our financial results

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Sustainability Governance

Board level

Sustainability governance is incorporated into our corporate governance framework, which defines how we operate and allocate responsibilities within our organization. Our Board has delegated responsibility for oversight and review of our strategic plans, objectives and risks related to our sustainability program to the N&G Committee. The chair of the N&G Committee, Colleen Goggins, coordinates oversight on behalf of the N&G Committee and regularly reports back to the full Board on the progress of our sustainability and ESG-related efforts and initiatives. Ms. Goggins also meets regularly with members of management to provide guidance on our sustainability initiatives, including reporting, and to discuss progress made towards our sustainability objectives. She also engages regularly with stockholders to discuss ESG matters. The N&G Committee works closely with senior management in performing these responsibilities and engages a variety of external advisors with expertise in these matters to support our sustainability efforts and initiatives.

In addition, Dr. John Leonard, our Lead Independent Director and a member of the N&G Committee, actively coordinates with Ms. Goggins to advance our sustainability efforts through his regular meetings with our Chief Executive Officer and management team and with our stockholders.

Consistent with our commitment to efforts, the LDC Committee considers ESG-related metrics in the individual performance components of each named executive officer’s short-term incentive payout. In 2023, we disclosed specific targets on employee engagement survey results relative to benchmark scores for our named executive officers, which impact short-term compensation payouts, tying executive compensation to our human capital management efforts, which are critical to achieving our financial results.

Management level

At the management level, our sustainability program is governed by our ESG Executive Steering Committee, which is made up of senior executives, including our Chief Financial Officer, General Counsel and Chief Human Resources Officer, and is responsible for setting our sustainability strategy.

In addition, our ESG Working Group focuses on implementing sustainability policies and processes throughout our operations, and assesses climate-related risks and issues at least every quarter. The ESG Working Group is made up of key functional leaders, including representatives from Thought Leadership, Health & Safety, Public Health, Procurement, Legal and Corporate Communications. The group reports its progress to our CEO and the ESG Executive Steering Committee.

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Embedding sustainability in risk management

Our Board regularly considers key risks, including risks associated with our business activities and strategic plan, our capital structure, and sustainability and climate matters. Risks are identified by management and reviewed with the appropriate Board committee or the full Board.

Our Enterprise Risk Council, made up of leaders from our primary functional areas and business units, meets on a quarterly basis to identify and manage key risks, including ESG-related issues, and is responsible for implementing and updating our enterprise risk framework. The framework considers external and internal factors that could prevent us from achieving our business objectives or damage our brand, reputation or financial condition, including social and environmental factors such as climate-related risks.

The Audit Committee reviews these key risks and the related framework every six months, and the Board or appropriate Board committees discuss selected risks in more detail throughout the year. The N&G Committee discusses key sustainability and ESG risks and issues regularly throughout the year.

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Reporting frameworks and standards

To maximize transparency and increase understanding of our progress toward completing our sustainability initiatives, we have organized our climate risk disclosure in accordance with the Task Force on Climate-related Financial Disclosures (TCFD) recommendations and aligned our ESG Report with the Global Reporting Initiative (GRI) and Sustainability Accounting Standards Board (SASB) disclosure frameworks by including and reporting against their respective reporting standards indexes. The GRI and SASB indexes are tools to help readers identify and evaluate our disclosures against standardized sustainability topics. In addition, our near- and long-term greenhouse gas emissions reduction targets are verified by the SBTi. We continue to expand, and evaluate opportunities to further expand, our sustainability disclosure corresponding to GRI and SASB recommendations.

People

Board oversight of human capital management

The Board receives periodic updates on key human capital metrics, including recruitment and attrition rates, talent development data, and metrics related to hiring, promotion and our overall workforce.

The Board also devotes significant time to leadership development and succession planning at the executive level and provides guidance on important decisions in each of these areas. The LDC Committee has primary responsibility for succession planning for our Chief Executive Officer and oversight of succession planning for senior leadership. For additional details on our succession planning process, see “—Board’s Role in Risk Oversight—Succession Planning for Directors and Executive Officers.”

Our human capital management

Our approximately 87,000 employees help us drive our business success and achieve our ambition to advance human health. Attracting, developing and retaining a talented workforce is essential to the success of our business and the realization of our purpose. Investments in our people are motivated by our desire to have an engaged and connected workforce. This results in higher productivity and better results for IQVIA. In an industry as complex and competitive as ours, we also recognize that employees who feel supported contribute to higher retention and recruitment rates.

Strategy

Our employees are the driving force of our business, are critical to our continued success and are a core element of our long-term strategy. Senior management is responsible for ensuring that our initiatives, policies and processes reflect and reinforce our desired corporate culture, which we believe supports successful human capital management. The Company’s human capital management strategy is built on three fundamental focus areas:

•	Recruitment. We consider a range of qualified candidates for all positions. We hire qualified individuals with a variety of backgrounds and experiences from both within and outside the organization for positions at all levels. To attract and hire professionals from diverse backgrounds, we collaborate with a range of external organizations. In 2023, we hosted Early Career Education-themed webinars and a Career Fair Readiness webinar, with several historically black colleges and universities (HBCUs) invited. We also sponsored an internship program with North Carolina Central University, a HBCU.
•	Development & Progression. We are committed to having a diverse pipeline of talent moving up in our organization and providing opportunities for all employees to develop within their current role as well as towards their next role. We do this by encouraging mentoring and establishing support networks, as well as by providing programs and tools to help employees map out and achieve their career goals. Examples of this are our Emerging Leader Program, which is aimed at key mid-level talent, and our Future Leader Program, which is aimed at more senior level talent, where we expose participants to a variety of trainings, tools, assessments and mentoring to support a broader understanding of the breadth of the IQVIA portfolio, further develop leadership traits, expand network and develop skills for greater success in the future.
•	Retention. We seek to develop a working environment where employees feel supported and want to stay. To increase employee engagement and retention, we consistently seek feedback from employees through surveys and focus groups and develop meaningful analytics, initiatives and programs to respond to their needs. For example, in 2023, we launched One IQVIA Multiple Careers, an initiative to facilitate upskilling and internal movement in line with IQVIA’s growth strategy and our employees career aspirations. Employees are empowered to shape their careers through extensive resources and tools, aligning with their aspirations, interests and opportunities. We believe this will result in our employees developing skills for the future, increasing internal mobility and improving engagement and retention.

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Following the implementation and enhancement of a number of our human capital management initiatives and strategies, we have seen a significant decline in our voluntary attrition levels. To demonstrate how these management actions addressed the unusual spike in attrition levels we experienced during the COVID-19 period, we are disclosing our enterprise voluntary attrition levels for the last five years in this Proxy Statement.

	2019	2020	2021	2022	2023
Turnover of Voluntary Leavers	14.2%	13.1%	20.6%	16.8%	11.4%

Building on diversity, inclusion and belonging successes

We are committed to creating and maintaining a diverse and inclusive work culture that encourages all employees to share their unique perspectives and contribute to our Company’s mission. This is a foundation of our approach to human capital. We create this culture for employees regardless of gender, race, color, creed, religion, marital status, age, national origin or ancestry, physical or mental disability, medical condition, veteran status, citizenship, sexual orientation, gender identity or any other protected group status. Our concept of diversity broadly includes employees who reflect a diverse range of backgrounds, thoughts, experience and skills. Our policy against discrimination and equal opportunity practices comply with International Labor Organization conventions. For more information on our approach to diversity, inclusion and belonging, please see our 2023 ESG Report, which is available on our website at https://www.iqvia.com/esg.

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By the numbers

U.S. Employees

Global Employees

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Listening to our employees

Our twice a year employee surveys enable us to connect with employees around the world — to check how we are doing and identify areas of opportunity. Reviewing and responding to this input is crucial to our employee engagement strategy.

We received an average of 71,000 responses across our surveys in 2023, with an average participant rate of approximately 84%. Across our surveys, on average 80% of respondents say they feel engaged. The employee engagement index was stable across our surveys in 2023. Three items saw strong improvement in 2023 as compared to 2022: The number of employees indicating they can see a clear link between their work and IQVIA’s visions to drive healthcare forward increased 5 points in 2023 to 87% compared with the prior year, the number of employees indicating their manager supports their efforts to balance their work and personal life increased 2 points in 2023 to 86% compared with the prior year, and the number of employees indicating they are energized by their work increased 2 points in 2023 to 71% compared with the prior year.

To further drive accountability of our senior leaders in delivering on our people strategy, we disclose specific targets on employee engagement survey results relative to benchmark scores for our named executive officers, which impact short-term compensation payouts, tying executive compensation to our human capital management efforts.

2023 Survey Results

87%	79%
can see a clear link between their work and IQVIA’s vision to drive healthcare forward 5 points better than prior year and 5 points above the Fortune 500 Benchmark	feel like they really belong at IQVIA 2 points better than prior year and 3 points above the Fortune 500 Benchmark

86%	88%	71%
agree their manager supports their efforts to balance their work and personal life 2 points better than prior year and 1 point above the Fortune 500 Benchmark	agree they are acquiring the knowledge and skills necessary to be effective in their job Consistent with prior year and 7 points above the Fortune 500 Benchmark	feel they are energized by their work 2 points better than prior year and 4 points above the Fortune 500 Benchmark

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Public

Patient and population health outcomes

Enabling better healthcare outcomes for all patients throughout the world is the core focus of our work. From prevention, earlier diagnosis, and timely intervention, to access to medicines, care optimization, and development of new treatments and modalities—we support the full spectrum of patient health and our customers’ needs. We also collaborate with leading academic institutions, governments, medical specialist societies, NGOs, peers, patient, industry and policy organizations to tackle global public health challenges through real-world evidence and insights.

Harnessing data for patient-centered outcomes

The combination of the patient voice with real world and randomized controlled trial data offers a powerful tool to improve research productivity and quality. By including the patient voice, we develop solutions that address patients’ needs, priorities and preferences, and measure outcomes that patients care about. We capture patients’ treatment experience in various ways, including Clinical Outcomes Assessments (COAs) derived from:

•	Patient-reported outcomes
•	Observer-reported outcomes
•	Clinician-reported outcomes
•	Performance outcomes
•	Traditional medical data on the risks and benefits of treatments.

Improving public health outcomes

We actively build collaborations in the global health space, with the aim to promote health equity in developing nations and improve health outcomes globally. These projects often span several years and include a mix of sponsorship and sharing of our knowledge and experience. Our current public health portfolio services more than 75 clients in 50 countries, and includes projects in clinical research, pandemic prevention, preparedness and response, universal health coverage, digital health, diagnostics, surveillance, health system strengthening, supply chain resilience and market access.

Internationally, we continue to strengthen our relationships with the World Economic Forum, the Bill and Melinda Gates Foundation, the Bill and Melinda Gates Medical Research Institute and The Global Fund to fight AIDS, tuberculosis and malaria.

We also work with a range of foundations, life science companies, national healthcare associations and nongovernmental organizations to target specific healthcare challenges. New 2023 collaborations included:

•	The Coalition for Epidemic Preparedness Innovations (CEPI). We entered into a new strategic collaboration with CEPI to advance the 100 Days Mission. In conjunction with national and regional collaborators, CEPI and IQVIA will aim to enhance the world’s preparedness to rapidly conduct life-saving clinical research for vaccines and other biological countermeasures against emerging infectious diseases. CEPI will harness IQVIA’s extensive clinical research expertise and innovative solutions, as well as its global reach, to support its goal of strengthening pandemic preparedness clinical research capability in Low- and Middle-Income Countries (LMICs) to accelerate vaccine development when faced with future viral threats.
•	(RED) and The Global Fund. We announced a $5 million partnership that will support strengthening of The Global Fund’s laboratory system in low- and middle-income countries across Africa, Asia and Latin America with the aim to detect and respond to potential local health threats before they become global pandemics.

Empowering patient organizations

We work with more than 300 patient organizations from large global associations to small, volunteer-run groups, on more typical to ultrarare diseases. The role of patient organizations is evolving as regulators continue to push for earlier and more structured patient feedback on study and clinical trial design. While we have seen therapeutic progress over the last five years in previously untreated diseases, we continue to work with our partners to bring advancements in innovative therapeutics to more conditions.

We build technology and research data relationships with patient organizations to help them advance their respective missions. Novel technology solutions allow expanded longitudinal patient and caregiver centric engagement models to complement healthcare provider centric approaches to care. For example, we are working with The Arthritis Foundation to integrate its data systems and research initiatives, and with Foundation Fighting Blindness to expand, maintain and evolve its patient registry capabilities. In 2023, we began quarterly meetings with patient organizations through the LeadersLink program, which aims to help promising nonprofit research leaders to build high-performing organizations and facilitate the growth of their peer support network. Through the program, IQVIA is offering Executive Directors advice and expertise as they develop and grow their patient data resources.

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IQVIA Institute for Human Data Science

The IQVIA Institute for Human Data Science (the Institute) provides evidence-based research and analysis, openly accessible and free to the public. The Institute is uniquely positioned to bring key stakeholders together without a commercial agenda allowing NGOs, policymakers, patient advocacy groups, academics, and pharmaceutical and life sciences companies to have their voices heard through research, webinars, roundtables, in-person events and external forums. All Institute reports, articles and webinars are free to the public at www.iqviainstitute.org, enabling easy access by broad audiences.

Diversity and Inclusion in Clinical Trials

Ensuring clinical trials reflect the diversity of the patient population is a priority for the biopharma industry and regulators. In 2022, the US Food and Drug Administration (FDA) released guidance outlining expectations for trial sponsors to create diversity plans, including goals and operational measures to increase the enrollment of underrepresented racial and ethnic populations.

IQVIA translates the guidance from regulators to actionable insights to assist clinical trial sponsors. We develop diversity plans for sponsors, combining our expertise and data assets to support the development of meaningful, achievable diversity goals. We encourage our employees to develop creative solutions to support inclusive clinical trials. In 2023, we created the Clinical Trials Diversity and Inclusion Inspiration Awards to recognize colleagues leading in this field and further bring our employee value proposition to life.

Our data and analytics enable identification of sites that are well-positioned to perform high-quality research with the ability to engage traditionally underserved populations. This increases the likelihood that customers will be able to enroll a population that most represents the communities impacted by a specific illness. We engage with these sites to provide trainings, alongside working with trial sponsors and communities to increase enrollment from representative populations. In addition, we are driving diverse recruitment through diversity-informed site selection and our Diversity Site Alliance is now in place—with 72 site organizations across more than 100 locations across the US.

Recently, we supported a large pharmaceutical company in an RSV vaccine trial and through use of our data and novel site and direct-to-patient strategies to increase ethnic diversity participation, we were able to achieve over 1.7 and 1.6 times higher enrollment rates of Black and Hispanic participants, respectively, than originally expected. This built on the success we achieved across our COVID-19 vaccine trials, where we achieved 1.7 times higher enrollment of diverse populations than our peers.

Data privacy

We oversee more than 61 petabytes of proprietary data from approximately 150,000 data suppliers, including more than 1.2 billion non-identified patient records. Analysis of our datasets can enable medical breakthroughs—offering insights to the healthcare community on disease and treatment patterns, and identifying promising areas for research or innovation. Protecting our data and safeguarding patient privacy is therefore fundamental to our ability to operate and essential to maintaining trust with our stakeholders.

As stewards of one of the largest collections of healthcare information in the world, we are at the forefront of data protection and anonymization. We deploy the latest privacy enhancing technologies and safeguards to protect sensitive data and comply with laws and regulations around the world. Our core privacy principles—including accountability, openness, transparency and security—apply to all our operations globally.

To protect patients’ privacy without compromising our ability to deliver critical healthcare insights, we de-identify much of our data by employing a range of transformations that results in the removal or alteration of direct and indirect identifiers, but leaves key data points intact. As a recognized leader in the de-identification of healthcare data, IQVIA has set standards that have been shared with and adopted by policymakers, regulators, clients and peers.

As our business continues to grow, we are strengthening our information governance and privacy policies and framework to more fully embed data privacy throughout our operations, alongside other legal, information security, and intellectual property requirements. We are placing experts throughout the business units and at all levels of operations to advise on all incoming questions and escalate to subject matter experts and to the Information Governance and Privacy Board where appropriate.

Cybersecurity

Protecting our operations from cyber-attacks is a priority for our business and our customers. Cybersecurity is a fast-paced landscape, and we invest significantly in tools, trainings, and resources to keep abreast of the latest developments and assure a high level of security and protection. We collaborate with experts, vendors and peers to maintain industry-leading standards and proactively protect our data. Network intrusion, ransomware and phishing remain among the most prominent threats for our

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industry. We continue to monitor these threats and improve our defenses.

All cybersecurity processes and frameworks are created by our Global Information Security team, led by our Chief Information Security Officer (CISO). The Audit Committee of the Board of Directors has full oversight of any developments linked to cybersecurity and receives regular updates on strategies and action plans, with periodic reports provided to our full Board of Directors. Cybersecurity is a standing item on our Enterprise Risk Council agenda and our cybersecurity team regularly presents its work to the Council to enable evolving risks to be discussed as a management team and integrated into our management processes.

Planet

Our clients, employees, investors, and industry peers are increasingly engaged on the topic of climate impact. We have a responsibility to all our stakeholders to reduce our greenhouse gas (GHG) emissions and continue to manage our climate risks and opportunities.

Our net zero strategy and roadmap

In October 2023, the SBTi verified our GHG emissions reduction targets. This was a pivotal step in validating IQVIA’s Net Zero Roadmap—our long-term emissions reduction plan to guide us towards net zero emissions by 2050.

Our approach is aligned with SBTi guidance—currently recognized as the global gold standard for corporate emission reduction targets.

SBTi’s Net Zero Standard requires companies to prioritize reducing their emissions. Once a 90% emissions reduction is achieved, carbon removal credits can be used to neutralize the remaining emissions. IQVIA is pleased to join the global group of nearly 3,000 organizations with SBTi-approved net zero targets.

Priority actions and milestones:

Scope 1 & 2	•	Transition to 100% certified renewable electricity—prioritizing our labs, followed by office buildings
	•	Reduce energy consumption—transition to more energy efficient heating and cooling systems in labs and office buildings
	•	Transition company vehicles to electric vehicles
Scope 3	•	Engage with and support our suppliers to set Science Based Targets
	•	Transition to low carbon transportation in our supply chain
	•	Incentivize low / zero carbon employee travel
	•	Introduce travel policy updates

Waste

We are working to reduce the amount of waste produced by our facilities, prioritizing our laboratory activities. Our seven largest labs are certified to ISO 14001:2015 and ISO 45001:2018 to ensure stringent waste management systems are in place, and we require employees to follow established policies and procedures when segregating and disposing of waste. This includes the disposal of biological and hazardous waste, as well as on-site recycling initiatives. We continue to work towards certification of our other labs.

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Stockholder Engagement

Our Approach

Our Board and management are committed to regular engagement with our stockholders so we can solicit their views and input on matters related to performance, corporate governance, environmental and social impacts, human capital management and executive compensation, among other topics. In 2023, we met with stockholders representing approximately 53% of our outstanding common stock. The typical outreach participants and methods are shown below.

2023 Targeted Engagement

Following our 2023 annual meeting of stockholders (the 2023 Annual Meeting), we requested governance-specific engagement meetings with stockholders representing approximately 60% of our outstanding common stock. Members of our Board, including both Lead Independent Director John Leonard and N&G Committee Chair Colleen Goggins, as well as members of senior management participated in governance-specific engagement meetings with stockholders representing approximately 35% of our outstanding common stock.

We listened carefully to understand the views and priorities of our stockholders, and following such meetings, we implemented numerous enhancements to our corporate governance program and added significant additional disclosures to be as responsive as we could to what we heard.

Summary of Board Responsiveness

While stockholder views varied, the following table summarizes some of the key themes we generally heard throughout the engagement process and how we responded to that input.

What We Heard	What We Did
Stockholders wanted a right to request a special meeting

•   Immediately following the 2023 Annual Meeting, we amended our Amended and Restated Certificate of Incorporation to provide stockholders representing at least 25% or more of the Company’s outstanding common stock the right to request a special meeting of stockholders; this proposal received over 95% support

Stockholders overwhelmingly supported the Board’s recommendation to declassify its Board	• We are in the process of transitioning our formerly classified Board; 60% of our directors are up for election to one-year terms in 2024 and 100% of our directors will be up for election to one-year terms in 2025

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What We Heard	What We Did
Stockholders asked for enhancements to our clawback policy to provide the Company with greater flexibility in recovering compensation from executives for engagement in detrimental conduct

•   Adopted two clawback policies, one applicable to our Section 16 officers in the event of a material financial restatement as required by the Dodd-Frank Act and the NYSE and a second, supplemental clawback policy that applies to a wider set of employees and covers a broader set of misconduct, allowing the Company to recover from executive officers and certain other employees who are determined to have engaged in, or in some cases to have been aware of or willfully blind to, certain detrimental conduct

There is significant interest in our ongoing sustainability efforts and the Board’s oversight of sustainability matters

•   The SBTi verified our greenhouse gas emissions reduction targets, setting a roadmap with clearly defined actions as we aim to achieve a 55% reduction in our scope 1 and scope 2 emission by 2030 (versus 2019 baseline) and achieve net zero emissions by 2050

• Dr. Leonard and Ms. Goggins regularly participate on calls with stockholders, representing the Board’s perspective on the Company’s sustainability efforts and initiatives, among other matters
Stockholders have asked for greater transparency on specific sustainability targets used in determining bonus payouts for named executive officers

•   We disclosed specific targets on employee engagement survey results relative to benchmark scores for our named executive officers, which impact short-term compensation payouts, tying executive compensation to our human capital management efforts, which are critical to achieving our financial results

Stockholders asked for increased disclosure on the criteria the LDC Committee uses to set the Company’s compensation peer group, and transparency on the specific peer group companies the LDC uses when setting the compensation of our executives and our Chief Executive Officer

•   In response to investor feedback, and after a review of market practice, the LDC Committee changed the criteria used to select the Company’s compensation peer group to better align with the Company’s near-term strategic objectives and, based on the new criteria, selected a new compensation peer group used for all named executive officers, including our Chief Executive Officer, eliminating the supplemental compensation peer group previously used for our Chief Executive Officer. We also significantly increased disclosure about the criteria used to select the compensation peer group.

Stockholders want more disclosure on the Company’s policies and political spending activities

•   We increased transparency into the Company’s limited political activities by publishing our Political Activity Policy on our investor relations website and reporting on an annual basis our U.S. political spend

Stockholders requested more detailed disclosure on attrition levels for the organization	• To demonstrate how management actions addressed the unusual spike in attrition we experienced during the COVID-19 period, we added disclosure on enterprise attrition levels for the last five years
Stockholders asked for a cap on long-term performance award payouts if the Company’s absolute total stockholder return is negative

•   The LDC Committee adopted a policy, beginning with 2023 performance awards, to cap the payout at target for the portion of performance awards based on Relative TSR if our absolute TSR for the three-year performance period is negative

Stockholders requested a greater percentage of long-term incentive awards to be performance shares to better align the interests of our named executive officers with our stockholders

•   The LDC Committee changed the mix of equity awards granted to our named executive officers to increase the percentage of performance share awards as a percentage of the total long-term incentive awards granted from 50% in 2022 to 75% in 2023; no longer granting time-based restricted stock awards to our named executive officers

For the 3-Year TSR vs. Relative TSR performance metric of our PSUs, which accounts for 25% of the total performance award, stockholders have requested a more challenging Relative TSR target performance to receive a 100% payout for that portion of the PSUs

•   For 2023 awards, the LDC Committee approved an increase in the Relative TSR target performance from the median to the 55th percentile for the three-year TSR vs. Relative TSR performance metric of our PSUs to receive a target payout of 100% for that portion of the PSUs

Stockholders support a prohibition on hedging or pledging transactions in Company securities, without exception	• We updated our Securities Trading Policy to implement a full prohibition on the ability to hedge transactions with respect to, or the pledging of, our securities, without exception

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Director Compensation

Non-Employee Director Compensation Program

The Board has the authority to set the terms of our non-employee director compensation program and may change those terms at any time. The responsibility for reviewing the non-employee director compensation program and recommending changes to the Board is vested in the LDC Committee per its charter.

Non-Employee Director Compensation Structure for 2023

The non-employee director compensation program structure for 2023 was as follows:

Payment	Annual Compensation ($)
Cash retainer (paid in quarterly installments)	100,000
Equity retainer fair value (payable in fully-vested restricted stock units)	200,000
Lead Independent Director fee	42,500
Committee chair fees:
Audit	40,000
Leadership Development and Compensation (LDC)	27,500
Nominating and Governance (N&G)	25,000
Committee member (other than chair) fees:
Audit	15,000
Leadership Development and Compensation (LDC)	10,000
Nominating and Governance (N&G)	10,000

We also reimburse our directors for reasonable costs related to continuing education (including travel and lodging), and travel expenses and other out-of-pocket costs incurred in connection with attendance at Board meetings.

The LDC Committee assessed non-employee director compensation in 2023 based on input from Meridian Compensation Partners, LLC, the independent compensation consulting firm serving the LDC Committee, and taking into account compensation paid to non-employee directors at companies in the same peer group we use for executive compensation purposes. For information on the peer group, see “Compensation Discussion and Analysis—Overview of Our Executive Compensation Program—Benchmarking” beginning on page 63 of this Proxy Statement.

The Board reviews the LDC Committee’s recommendations and makes a final determination on the compensation of our non-employee directors. Based on its most recent review, and upon the recommendation of the LDC Committee, in July 2023, the Board approved a modest increase to the equity compensation for our non-employee directors, increasing the equity retainer fair value from $200,000 to $240,000, effective with the non-employee director equity grants made in 2024. The Board maintained all annual cash retainers for non-employee directors at the 2023 levels.

The decision to increase the non-employee directors’ equity compensation was based, in part, on the recommendation of our external compensation consultant and was made in order to maintain director pay levels within the competitive median of the peer group.

Non-Employee Director Compensation Payments for 2023

The following table shows information regarding the compensation earned by our non-employee directors during 2023. The compensation received by our Chief Executive Officer during 2023 is included in “Compensation of Named Executive Officers—2023 Summary Compensation Table.” Our Chief Executive Officer did not receive any additional compensation for his service on the Board.

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2023 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Carol J. Burt	142,500	199,929	342,429
John P. Connaughton(2)	—	—	—
John G. Danhakl(3)	120,000	199,929	319,929
James A. Fasano	105,000	199,929	304,929
Colleen A. Goggins(3)	140,000	199,929	339,929
John M. Leonard, M.D.	167,500	199,929	367,429
Leslie Wims Morris(3)	110,000	199,929	309,929
Todd B. Sisitsky(2)	—	—	—
Sheila A. Stamps	115,000	199,929	314,929
(1)	In accordance with our non-employee director compensation program, restricted stock units were granted to each of Mses. Burt, Goggins, Wims Morris and Stamps, Messrs. Danhakl and Fasano and Dr. Leonard with a grant date of May 10, 2023 (1,063 restricted stock units each). These restricted stock units were fully vested when granted. Amounts reflect the aggregate grant date fair value of the restricted stock units at May 10, 2023 ($188.08 per share) computed in accordance with Accounting Standards Codification Topic 718, or ASC 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of these amounts in 2023 are included in Notes 1 and 17 to our consolidated audited financial statements for the year ended December 31, 2023 included in Part II of our Annual Report on Form 10-K.
(2)	Messrs. Connaughton and Sisitsky have each waived their right to participate in the non-employee director compensation program due to their relationships with Bain Capital and TPG, Inc., respectively.
(3)	Mr. Danhakl, Ms. Goggins and Ms. Wims Morris deferred 100% of their annual cash Board retainers and committee fees under our Non-Employee Director Deferral Plan, described below, which amounts were converted into deferred stock units with a market value equal to the cash retainer that are payable in shares of Company common stock following a termination of the director’s Board service or the director’s death, or upon a change in control of the Company. As of December 31, 2023, Mr. Danhakl, Ms. Goggins, and Ms. Wims Morris have 1,583, 3,318 and 1,005 deferred stock units outstanding, respectively, under the Non-Employee Director Deferral Plan.

Director Share Ownership Guidelines

Pursuant to the Company’s share ownership guidelines each director who participates in the non-employee director compensation program is expected to hold a number of shares of our common stock with a market value equal to five (5) times the annual cash retainer for service as a director. While there is no set time period in which this ownership level must be met, directors who are subject to the guidelines are required to retain ownership of at least 50% of the shares they receive as a result of equity awards until the share ownership guidelines are met. The LDC Committee annually reviews these guidelines and oversees compliance. As of February 20, 2024, all directors subject to the share ownership guidelines have satisfied their share ownership requirement, other than Mr. Fasano who began participating in the non-employee director compensation program in May 2023 and Ms. Stamps who was appointed in January 2022.

Non-Employee Director Deferral Plan

Pursuant to the Company’s Non-Employee Director Deferral Plan, non-employee directors may elect to defer receipt of their cash and equity retainers. Directors who elect to defer their retainers are credited with a number of deferred stock units with a market value equal to their cash and share-based equity compensation deferred. The deferred stock units become payable in IQVIA common stock following a termination of such director’s Board service, such director’s death, or upon a change in control of the Company.

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PROPOSAL NO. 2
Advisory Non-Binding Vote
on Executive Compensation

Pursuant to Section 14A of the Exchange Act, the Board is providing stockholders with the opportunity to cast an advisory, non-binding vote on the compensation of our named executive officers (“say-on-pay”), as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative. In 2021, the Board adopted, and the stockholders approved, annual say-on-pay voting until the next required say-on-frequency vote in 2027.

Our compensation strategy focuses on providing total compensation packages that are designed to attract and retain high-caliber executives by rewarding them for achievement of Company and individual performance goals that are closely aligned with stockholder interests. Our executive compensation program emphasizes pay for performance and long-term value creation for our stockholders. The LDC Committee believes the Company’s executive compensation program and the compensation decisions for 2023, as described in this Proxy Statement, appropriately reward our named executive officers for Company and individual performance and that these practices assist the Company in retaining our senior leadership team.

When considering how to vote, we urge stockholders to review the full details of our executive compensation program and the decisions presented in the Compensation Discussion and Analysis, as well as the discussions regarding the LDC Committee included elsewhere in this Proxy Statement.

Because this vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. However, the Board and the LDC Committee value the views of our stockholders and will consider the outcome of the say-on-pay vote when making future compensation decisions for our named executive officers.

The text of the resolution in respect of Proposal No. 2 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

For	THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF OUR EXECUTIVE COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

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Compensation Discussion
and Analysis

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Executive Summary

2023 Named Executive Officers

This Compensation Discussion and Analysis section discusses our compensation program and compensation decisions related to the following individuals, who were our named executive officers in 2023:

Ari Bousbib Age: 62 Chairman and Chief Executive Officer	Ronald E. Bruehlman Age: 63 Executive Vice President and Chief Financial Officer	W. Richard Staub, III Age: 61 President, Research & Development Solutions	Kevin C. Knightly Age: 63 President, Corporate Strategy and Enterprise Networks	Eric M. Sherbet Age: 59 Executive Vice President, General Counsel and Secretary

Our named executive officers also include Costa Panagos, our former President, Research & Development Solutions, who exited the Company effective September 25, 2023.

2023 Business Performance Highlights

Comparison of 5 Year Cumulative Total Return

Source: Zacks Investment Research, Inc. — 12/31/2023

(1)	This graph assumes that $100 was invested in IQVIA, the S&P 500 and the peer group as of the close of market on December 31, 2018, and assumes the reinvestment of dividends, if any. Peer group average is weighted for market capitalization. The S&P 500 and our peer group are included for comparative purposes only. They do not necessarily reflect management’s opinion that the S&P 500 and our peer group are an appropriate measure of the relative performance of the stock involved, and they are not intended to forecast or be indicative of possible future performance of our common stock.

(2)	Compensation Peer group consists of AbbVie Inc., Accenture plc, Agilent Technologies, Inc., Amgen Inc., Avantor, Inc., Biogen Inc., Bristol Myers Squibb Co., Cognizant Technology Solutions Corp., Danaher Corporation, Eli Lilly & Co., Gartner, Inc., Gilead Sciences, Inc., International Business Machines Corp., ICON Plc, Laboratory Corp of America Holdings, Merck & Co., Inc., Moderna, Inc., Pfizer Inc., Regeneron Pharmaceuticals, Inc., Thermo Fisher Scientific, Inc., Vertex Pharmaceuticals Inc., and Zoetis Inc. See “Overview of Our Executive Compensation Programing—Benchmarking—2023 Peer Group” below for a description of the basis upon which this group is selected.

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2023 was a year of major milestones and accomplishments for our organization, including those described below.

Financial

•  Revenue of $15.0 billion, up 4.1% compared to 2022 at constant currency(1)

•  Underlying Revenue growth(2) up 9% compared to 2022

•  Adjusted EBITDA(3) of $3.6 billion, up 6.7% compared to 2022

•  Adjusted Diluted EPS(3) of $10.20, up 0.4% compared to 2022, and up 12% excluding the impact of the step-up in interest rates and the increase in the UK corporate tax rate

•  Free Cash Flow(3) of $1.5 billion, achieving 79% of Adjusted Net Income(3)

Strategic Growth

•  $10.7 billion of contracted net new business in R&DS at the end of 2023

•  Record backlog of $29.7 billion, up 9.2% compared to 2022

•  Our next twelve months revenue from backlog increased to $7.5 billion

•  The R&DS business also added almost 400 new clinical research customers in 2023, a mid single-digit increase from the previous year

•  Achieved total book-to-bill of 1.28x, leading peers that publicly-disclose such data

•  Continued to invest in rich clinical data assets, which now stand at over 1.2 billion comprehensive, longitudinal, non-identified unique patients records

Capital Deployment

•  Deployed total capital investment of $649 million, principally in new product development and technology infrastructure

•  Returned approximately $1.0 billion to stockholders through the repurchase of over 5 million shares at an average price of $197 per share

•  Invested $996 million in acquisitions and investments in key strategic areas

•  In May, successfully issued new $750 million 5-year Senior Secured Notes due 2028 and $500 million 7-year Senior Notes due 2030

•  In November, successfully issued new $1.25 billion 5-year Senior Secured Notes due 2029 and $1.5 billion 7-year US term loans due 2031 to refinance upcoming debt maturities; swapped these new issuances to Euros at an average fixed rate of 4.8555% for the notes and 4.9015% for the term loans to positively impact the Company’s debt maturity stack and minimize exposure to interest rate risk in 2024 and beyond

•  Notes were ~12x oversubscribed and the loans were ~5x oversubscribed, which allowed for optimal pricing on each transaction

•  Ended 2023 with 84% of gross debt at fixed rates, including swaps

•  Ended 2023 with a Net Leverage Ratio(3) of 3.45x

Sustainability

•  The SBTi verified our greenhouse gas emissions reduction targets, setting a roadmap with clearly defined actions as we aim to achieve a 55% reduction in our scope 1 and scope 2 emissions by 2030 and achieve net zero emissions by 2050

•  Our scope 3 emissions decreased by 31% from 2021 to 2022, largely due to reductions in emissions from purchased goods and services, capital goods, and transport and distribution

•  Continued declassification of the Board: 60% of our directors are up for election to one-year terms in 2024 and 100% of our directors will be up for election to one-year terms in 2025

•  Adopted stockholders’ right to request a special meeting of stockholders

•  Building upon past learnings and successes, launched new global Diversity, Inclusion & Belonging Plan, furthering our initiatives in this area through actions designed to support growth and innovation in our programs and processes

•  Racial, ethnic and gender diversity for 2023 IQVIA U.S. new hires exceeded the overall IQVIA U.S. workforce, continuing a trend from 2022 and 2021

•  Strong employee survey results, including:

 87% can see a clear link between their work and IQVIA’s vision to drive healthcare forward—5 points better than prior year and 5 points above the Fortune 500 Benchmark

 88% agree they are acquiring the knowledge and skills necessary to be effective in their job - consistent with prior year and 7 points above the Fortune 500 Benchmark

(1)	Amounts expressed in constant currency terms in this Proxy Statement exclude the effect of changes in foreign currency exchange rates on the translation of foreign currency results into U.S. dollars. For additional information regarding foreign currency translation, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2023 Annual Report on Form 10-K.

(2)	Underlying Revenue growth is defined as constant currency revenue growth excluding revenues from COVID-19 related projects from both 2022 and 2023.

(3)	Adjusted EBITDA, Adjusted Diluted EPS, Adjusted Net Income, Net Leverage Ratio and Free Cash Flow are not prepared in accordance with generally accepted accounting principles in the United States (GAAP). The definitions of Adjusted EBITDA, Adjusted Diluted EPS, Adjusted Net Income, Net Leverage Ratio and Free Cash Flow are the same, and reconciled to the nearest comparable GAAP financial measure in the exact same manner, as in the Company’s earnings releases. For additional information regarding “Adjusted EBITDA,” “Adjusted Diluted EPS,” “Adjusted Net Income,” “Net Leverage Ratio” and “Free Cash Flow,” including reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measure, see “Appendix A.”

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These milestones and accomplishments were recognized externally by multiple third parties, including:

•	Abbott’s UNIVANTS of Healthcare Excellence Awards: Recognition for our collaboration with the National Basketball Association and other partners

•	AI Breakthrough Awards: Best AI-Based Solution for Healthcare award for using large language models to examine social determinants of health

•	Brandon Hall Group: Five Human Capital Management Excellence Awards in recognition of our talent development programs in the areas of (i) best learning program, (ii) best leadership development, (iii) best use of video for learning, (iv) best hybrid learning program and (v) best advance in custom content

•	Forbes Award: IQVIA was named in Forbes’ annual World’s Best Management Consulting Firms list, which is based on input from clients and other consulting firms across 40 countries. We received specific recognition in the data analytics & big data, healthcare & life sciences, strategy, marketing and brand & pricing categories

•	FORTUNE: For the seventh year in a row, IQVIA was named one of the World’s Most Admired Companies in FORTUNE’s annual survey. For the third year in a row, IQVIA was named the number one most admired company in our category, Healthcare: Pharmacy and Other Services. In addition, IQVIA earned first place ranking in six of nine categories, including quality of management, people management, innovation, quality of products and services, global competitiveness, and use of corporate assets

•	IDC Market Award: IDC MarketScape recognized IQVIA as a worldwide leader in Life Science R&DS Pharmacovigilance Solutions

•	KLAS Award: Recognition for our excellence as a software and service company helping healthcare professionals improve patient care. Rankings are a direct result of the feedback of IQVIA’s customers over the last year. Customers assess strict criteria, making this a prestigious award across our sector

•	MedTech Breakthrough Awards: Recognition in the Best New Technology Solution - Drug Development category for IQVIA SmartSolve® as Best New Technology Solution for Drug Development

•	President’s Certificate of Commendation (COVID-19): For our IQVIA laboratories Singapore site ramping up COVID-19 testing capacity

Enhancements to our Executive Compensation Program Based on Investor Feedback

The key features of the program, which are consistent with feedback received from stockholders, are highlighted below.

Summary of Board Responsiveness to Compensation-Related Investor Feedback

Following governance specific engagement meetings with stockholders representing approximately 35% of our outstanding common stock, we implemented numerous enhancements to our executive compensation program and related disclosures based on what we heard. The following table summarizes the key themes we heard on compensation matters and how we responded to that input.

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What We Heard	What We Did
Peer Group. Stockholders requested greater transparency on the peer group used to make compensation decisions for named executive officers, and particularly our Chief Executive Officer	•	Disclosed Peer Group. The LDC Committee changed the criteria used to select the Company’s compensation peer group to better align with the Company’s near-term strategic objectives and, based on the new criteria, selected a new compensation peer group used for all named executive officers, including our Chief Executive Officer, eliminating the supplemental compensation peer group previously used for our Chief Executive Officer. We also significantly increased disclosure about the criteria used to select the compensation peer group
Annual Plan. Stockholders requested greater transparency on specific ESG targets used in determining bonus payouts for named executive officers	•	Disclosed ESG Targets. We disclosed specific targets on employee engagement survey results relative to benchmark scores for our named executive officers, which impact short-term compensation payouts, tying executive compensation to our human capital management efforts, which are critical to achieving our financial results
Annual Plan. For our short-term incentive payouts, stockholders requested more disclosure on the rationale for payout decisions within permitted ranges for the non-Revenue/Profit performance measures	•	Limited Discretion and Increased Transparency. Implemented for 2022 short-term incentive payouts, determined by the LDC Committee and Board in February 2023, the payout earned under each non-Revenue/Profit performance measure was based on a linear interpolation within the target range, based on the score earned by each executive within a 20-point scale, plus or minus eight percentage points, with the LDC Committee providing the rationale for any deviations from a straight-line interpolated payout. To illustrate, if the total score under a given performance measure is 15, the straight-line interpolated payout would be 159%, and the payout earned could be between 151% and 167%, based on the specific considerations used by the LDC Committee when determining such payout
LTI. Stockholders asked for a cap on long-term performance share (PSU) payouts if the Company’s absolute total stockholder return is negative	•	Implemented Negative TSR Cap. The LDC Committee adopted a policy, beginning with the 2023 PSUs, to cap the payout at target for the portion of PSUs based on Relative TSR if our absolute TSR for the three-year performance period is negative
LTI. Stockholders requested a greater percentage of long-term incentive awards to be performance shares to better align the interests of our named executive officers with our stockholders	•	Increased Mix of Performance Shares. The LDC Committee changed the mix of long-term incentive awards granted to our named executive officers to increase the percentage of PSUs as a percentage of the total long-term incentive awards granted from 50% in 2022 to 75% in 2023. Restricted stock units are no longer included in our annual long-term incentive awards granted to named executive officers
LTI. For the 3-year TSR vs. Relative TSR performance metric of our PSUs, which accounts for 25% of the total performance share award, stockholders have requested a more challenging Relative TSR achievement requirement to receive a 100% payout for that portion of the PSUs	•	Increased Relative TSR Target Performance. Beginning with the 2023 PSUs, the LDC Committee approved an increase in the Relative TSR target performance from the median to the 55th percentile for the three-year TSR vs. Relative TSR performance metric of our PSUs to receive a target payout of 100% for that portion of the PSUs

Elements of Our Executive Compensation Program

The primary elements of our 2023 executive compensation program are described below.

Key Components	How Paid	Overview	Key Benchmarks/Performance Measures
Base Salary	Cash	Fixed compensation to attract and retain executives and balance performance-linked compensation	• Benchmarked to peer group • Adjusted for experience, role, and performance
Annual Incentive Awards	Cash	Variable annual compensation to motivate and reward executives for achieving annual financial goals and strategic milestones that are critical to our strategic priorities Limit: 0%-200% of target	• Revenue/Profit • Cash Flow • Balance Sheet/Liquidity • Operational/Strategic • Leadership/Sustainability
Long-Term Incentive Awards	Performance Shares 75%

Variable long-term equity-based compensation to motivate and reward executives for achieving key longer-term financial performance and stockholder return objectives

Final awards determined based on achievement relative to pre-established corporate performance metrics over a three-year performance period

Limit: 0%-200% of target shares

• Adjusted Diluted EPS Growth (75%) • Relative TSR (25%)
	Stock Appreciation Rights 25%	Variable long-term equity-based compensation to encourage absolute performance and long-term value creation Awards vest ratably over three years and have a ten-year exercise term	• Stock price appreciation

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Compensation and Governance Practices

Below we highlight certain of our key practices that we consider good governance features of our executive compensation program.

WHAT WE DO
Align significant percentage of executive pay with performance	Use an objective, formulaic approach to determining short-term incentive awards
Annual say-on-pay vote	Conduct an annual compensation risk review and assessment
Set challenging yet achievable performance objectives for our named executive officers	Conduct annual performance evaluations of the named executive officers at the LDC Committee level
Appropriately balance short- and long-term incentives	Limit LDC Committee judgement to adjust short-term incentive awards to no more than 1/6th of the final award
Offer transparent disclosure of achievements for all performance measures and metrics used to determine short-term incentive awards	Cap the payout at target for the portion of performance share awards based on Relative TSR if our absolute TSR for the three-year performance period is negative
Align executive compensation with progress on sustainability matters by including specific ESG-related objectives in our short-term incentive award program	Regularly engage with our stockholders on our compensation program and implement enhancements based on feedback received
Use multi-year vesting requirements for long-term awards	Utilize expertise of an external independent compensation consultant
Include non-solicitation and non-competition provisions in award agreements	Disclose targets for long-term incentive awards upon vesting
Align executive compensation with stockholder returns by providing the majority of total compensation in the form of performance-based long-term incentive awards	Have two clawback policies, one applicable to our Section 16 officers in the event of a material financial restatement and a second, supplemental clawback policy that applies to a wider set of employees and covers a broader set of misconduct
Maintain meaningful share ownership guidelines	Utilize a competitive peer group

WHAT WE DON’T DO
Sign contracts with multi-year guaranteed salary increases or non-performance bonus arrangements	Reprice underwater stock options or stock appreciation rights (SARs) without stockholder approval
Gross up for excise taxes	Pay unearned dividends prior to vesting
Have single-trigger equity vesting	Allow hedging or pledging of Company shares

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Named Executive Officer Compensation at a Glance

The following illustrations depict the amount and mix of compensation provided to our Chief Executive Officer and other named executive officers in 2023 ($ in thousands).

The following charts reflect the mix of pay for our Chief Executive Officer (89.0% performance-linked) and the average for our other named executive officers (82.9% performance-linked).

Chief Executive Officer	Average of other Named Executive Officers

Say-on-Pay

The Board and the LDC Committee are committed to providing transparency about our compensation practices and strive to ensure our executive compensation program aligns with the interests of our stockholders and reflects our pay-for-performance philosophy. The Board measures this alignment in part through an annual advisory say-on-pay vote. At the 2023 annual meeting, the Company’s stockholders approved the compensation of the named executive officers, with 80% of stockholders casting votes in favor of the say-on-pay proposal. The Board, LDC Committee and management regularly consider the level of support provided by stockholders in the annual say-on-pay proposals in its compensation decisions and stockholder engagement approach. For the past several years, as highlighted by our Lead Independent Director in his letter to stockholders, we have regularly engaged with our stockholders to obtain valuable insights and feedback to better understand our stockholders’ priorities and perspectives, which the Board and LDC Committee have incorporated into its deliberations and decision-making.

See pages 49-50 for more information regarding our stockholder engagement program and pages 63-65 for more information regarding our executive compensation program, which include significant, detailed enhancements made as a direct result of feedback received from our stockholders.

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Compensation Philosophy

Our compensation philosophy continues to focus on creating an alignment between executive compensation and business performance by rewarding our named executive officers for achieving financial, strategic, operational, leadership and ESG goals that are intended to contribute to long-term stockholder value. To that end, our executive compensation program is designed to:

•	Attract and retain experienced and well-qualified executives to serve in leadership positions and to lead our organization over the long term
•	Motivate our executives by providing compensation that is directly linked to both our short- and long-term performance
•	Align the interests of our executive officers with those of our stockholders by delivering a substantial portion of total compensation through performance- and time-based equity awards and imposing meaningful share ownership guidelines
•	Ensure that risk is managed appropriately to safeguard the interest of our stockholders, as well as our employees

Our executive compensation program incorporates specific features to help achieve these goals and to promote related objectives that are important to our long-term success. In addition, the LDC Committee believes it is appropriate for short- and long-term incentive awards granted to our named executive officers to vary based on the relative contribution of each named executive officer to IQVIA’s success.

Compensation of Our Chief Executive Officer

The Board and the LDC Committee believe that our Chief Executive Officer’s performance has been exceptional and that he has been critical to the success of our Company. Customers, patients, employees and stockholders have derived significant long-term benefits during his tenure. At the time of the Merger, our Chief Executive Officer was instrumental in defining our strategy and has superbly executed the transformation of our business into the leading global provider of advanced analytics, technology solutions and contract research services in the life sciences industry.

The Board and the LDC Committee believe strongly that our Chief Executive Officer is highly talented and that many larger companies would have a keen interest in recruiting him to serve as chief executive officer, in light of the success of the Merger and our subsequent strategic transformation. As more fully described in this Proxy Statement and our other public disclosures, the Company did an outstanding job throughout 2023 withstanding the effects of a series of macroeconomic and geopolitical headwinds and other dynamics outside the Company’s control, including but not limited to, unprecedented rise in global interest rates, global recession fears, impact of the U.S. Inflation Reduction Act, slowdown in discretionary spending by our pharmaceutical and biotechnology clients, increase in the UK corporate tax rate, ongoing regional wars, and a weakened Chinese economy.

In particular, under his leadership in 2023, the Company quickly responded to these challenges as they occurred, putting in place targeted action plans to help mitigate these risks, while ensuring we continued to deliver strong results, further optimized our cost structure, strengthened the balance sheet, invested in the business and returned capital to our stockholders. Key highlights in 2023 included:

•	Increased Revenue to $15.0 billion, up 4.1% compared to 2022 at constant currency; underlying Revenue growth up 9% compared to 2022, which is measured at constant currency excluding revenues from COVID-19 related projects from both 2022 and 2023
•	Grew Adjusted EBITDA to $3.6 billion, up 6.7% compared to 2022
•	Achieved Adjusted Diluted EPS of $10.20, up 0.4% compared to 2022, and up 12% excluding the impact of the step-up in interest rates and the increase in the UK corporate tax rate
•	Increased record R&DS backlog to $29.7 billion, up 9.2% compared to 2022
•	Significantly exceeded cost reduction target by 35%, delivering more than $470 million in savings, doubling the productivity savings generated in 2022
•	Successfully issued a combined $2.5 billion new Senior Notes and Senior Secured Notes and $1.5 billion new 7-year US term loans to extend near term maturities and provide increased liquidity
•	Ended 2023 with 84% of gross debt at fixed rates, including swaps
•	Ended 2023 with a Net Leverage Ratio below 3.50x at 3.45x
•	Deployed total capital expenditures of $649 million, principally in new product development and technology infrastructure
•	Invested $996 million in acquisitions and investments in key strategic areas

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•	Returned approximately $1.0 billion in cash to stockholders through the repurchase of approximately 5 million shares at an average price of $197 per share

Our Chief Executive Officer also demonstrated a strong commitment to our people, investing considerably in our talented 87,000 employees, and driving numerous human capital initiatives forward, resulting in the following key achievements in 2023:

•	Reduced twelve-month trailing attrition from 16.8% to 11.4%
•	Building upon past learnings and successes, launched new global Diversity, Inclusion & Belonging Plan, furthering our initiatives in this area through actions designed to support growth and innovation in our programs and processes
•	Strong employee survey results, including:
87% can see a clear link between their work and IQVIA’s vision to drive healthcare forward—5 points better than prior year and 5 points above the Fortune 500 Benchmark
88% agree they are acquiring the knowledge and skills necessary to be effective in their job - consistent with prior year and 7 points above the Fortune 500 Benchmark
•	IQVIA was awarded five Human Capital Management Excellence Awards from the Brandon Hall Group in recognition of our talent development programs in the areas of (i) best learning program, (ii) best leadership development, (iii) best use of video for learning, (iv) best hybrid learning program and (v) best advance in custom content

Our Chief Executive Officer has also taken a leading role in implementing an ambitious sustainability agenda for the Company and working with the Board to further strengthen our governance program. Key sustainability- and governance-related achievements reached in the last year included the following:

•	The SBTi verified our greenhouse gas emissions reduction targets, setting a roadmap with clearly defined actions as we aim to achieve a 55% reduction in our scope 1 and scope 2 emissions by 2030 (versus 2019 baseline) and achieve net zero emissions by 2050
•	Significantly decreased Scope 3 emissions by 31% in absolute terms; to date, 33% of IQVIA’s in-scope suppliers by emissions have or have committed to science-based targets, significantly exceeding target
•	Adopted two clawback policies, one applicable to our Section 16 officers in the event of a material financial restatement and a second, supplemental clawback policy that applies to a wider set of employees and covers a broader set of misconduct
•	Implemented stockholders’ right to request a special meeting
•	Continued declassification of the Board: 60% of our directors are up for election to one-year terms in 2024 and 100% of our directors will be up for election to one-year terms in 2025
•	Increased transparency into the Company’s limited political activities by publishing our Political Activity Policy on our website and reporting on an annual basis our U.S. political spend

For the seventh year in a row, IQVIA was named one of the World’s Most Admired Companies in FORTUNE’s annual survey. For the third year in a row, IQVIA was named the number one most admired company in our category, Healthcare: Pharmacy and Other Services. In addition, IQVIA earned first place ranking in six of nine categories, including quality of management, people management, innovation, quality of products and services, global competitiveness, and use of corporate assets.

Stockholders benefited from these and other steps that the Company took under the Chief Executive Officer’s leadership. Accordingly, the Board and the LDC Committee believe that retention of our Chief Executive Officer is imperative to our success as a company. That view informs their decisions regarding his compensation. For further details about our 2023 highlights, see “—Executive Summary—2023 Business Performance Highlights” above.

See “—2023 Compensation Determinations—2023 Long-Term Incentive Awards” on page 88 for factors considered by the Board and the LDC Committee in determining long-term incentive awards granted to our Chief Executive Officer.

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Overview of Our Executive Compensation Program

Roles of the LDC Committee, Board and Management in Compensation Decisions

Our executive compensation program is developed and overseen by the LDC Committee. The LDC Committee consults with and takes into account the views and recommendations of senior management in making decisions regarding our executive compensation program. The LDC Committee is responsible for approving (or recommending for approval to the Board, in the case of the compensation of our Chief Executive Officer) annual base salary increases, annual cash incentive targets, short-term incentive awards, and long-term incentive awards for our named executive officers.

Use of Compensation Consultant

The LDC Committee uses Meridian Compensation Partners, LLC, an independent external compensation consultant (the external compensation consultant) to provide objective analysis, advice and information, including competitive market data and recommendations related to the compensation of our named executive officers. While the external compensation consultant may make recommendations on the form and amount of compensation, the LDC Committee or the Board make all decisions regarding the compensation of our named executive officers.

The external compensation consultant is engaged by and reports directly to the LDC Committee. The LDC Committee is solely responsible for approving payments to the external compensation consultant and for setting the terms, scope and duration of the external compensation consultant’s engagement. The external compensation consultant does not provide services to us other than executive and non-employee director compensation consulting services provided to the LDC Committee.

After considering the independence assessment factors provided under the NYSE listing rules, the LDC Committee determined that the external compensation consultant is independent and that the work the external compensation consultant performed during 2023 did not raise any conflicts of interest.

Benchmarking

The LDC Committee works with our external compensation consultant to better understand and continually monitor market-competitive pay practices, which it then considers when determining compensation adjustments and changes for the coming year. This annual process includes reviewing our identified peer group and conducting a competitive market benchmark analysis of senior officer roles. The LDC Committee also considers, on a supplemental basis, market survey data from the Aon Radford Survey when determining the elements and amount of total direct compensation for our named executive officers.

2023 Peer Group

The LDC Committee generally targets total target compensation opportunities for our named executive officers, other than our Chief Executive Officer, at or near the median of our peer group but retains flexibility to position named executive officers above or below median based on experience, scope of responsibility, critical skill set, expertise and performance.  The LDC Committee considers comparisons to compensation levels at other companies to be helpful in assessing the overall competitiveness of our compensation practices, but places a greater emphasis on aligning overall compensation opportunities rather than individual compensation elements.

The compensation peer group used by the LDC Committee to review our named executive officers’ total target compensation in July 2023 was approved by the LDC Committee in May 2023, with input provided by senior management and the external compensation consultant. To better align the peer group with the Company’s near-term strategic objectives, the external compensation consultant recommended significant changes to the criteria used to select the Company’s peer group. The criteria used to select the 2023 peer group are described below:

Industry Classification	U.S. publicly-traded companies in related industry segments with strategic filters for global complexity and growth orientation
Revenue	Revenue range of ~$5 Billion to ~$80 Billion
Market Capitalization	Three-year average market capitalization at least 2x average revenues as exemplified by high growth/ high margin strategies
Non-U.S. Revenue	>25% non-U.S. revenues

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Based on this analysis, the LDC Committee selected the following peer group in May 2023, which applies to all of our named executive officers including our Chief Executive Officer:

Industry	Company Name	New for 2023
Biotechnology	AbbVie Inc.
Amgen Inc.
Biogen Inc.
Gilead Sciences, Inc.
Moderna, Inc.
Regeneron Pharmaceuticals, Inc.
Vertex Pharmaceuticals Inc.
Healthcare Services	Laboratory Corp of America Holdings
IT Consulting and Services	Accenture plc
Cognizant Technology Solutions Corp.
Gartner, Inc.
International Business Machines Corp.
Life Science Tools and Services	Agilent Technologies, Inc.
Avantor, Inc.
Danaher Corporation
ICON plc
Thermo Fisher Scientific, Inc.
Pharmaceuticals	Bristol Myers Squibb Co.
Eli Lilly & Co.
Merck & Co., Inc.
Pfizer Inc.
Zoetis Inc.

Changes from prior peer group

Based on the updated selection criteria, the following companies were removed from the peer group: Bausch Health Companies Inc., Boston Scientific Corporation, Fiserv, Inc., Johnson & Johnson, Quest Diagnostics Inc., S&P Global Inc., Salesforce, Inc., and Thomson Reuters Corp.

In response to investor feedback, the LDC Committee no longer uses a supplemental peer group when making determinations regarding the compensation of our Chief Executive Officer.

Non-binding Company grant guidelines

Long-term incentive award values are determined in part based on non-binding Company grant guidelines, which the LDC Committee develops each year. These guidelines set forth proposed long-term target award values for our named executive officers, other than our Chief Executive Officer, and are established to be consistent with peer group and market survey data on target equity award values for employees with similar salaries and positions.

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Key Features to Align Executive Pay with Stockholder Interests

As illustrated below, we tie our executive compensation program to our long-term business strategy by keeping our executives focused on, and rewarding them for, the achievement of short- and long-term goals that are integral to our strategy.

Compensation Component	Link to Strategy	Strategy and Performance Alignment
Annual Incentives

•   A significant portion of our named executive officers’ individual performance is tied to one or more of our strategic goals

•   Compensation is linked to corporate performance through our use of specified Revenue, Adjusted EBITDA and Adjusted Diluted EPS goals and liquidity and cash flow metrics to determine annual cash incentive awards

•   Compensation is linked to ESG performance through our inclusion and evaluation of ESG-related objectives when determining annual cash incentive awards

Aligns named executive officers with stockholders’ interests by:

•   Rewarding individual achievement of strategic goals that are made more challenging each year and are designed to position the Company as an industry leader

•   Incentivizing behavior consistent with strong annual Revenue/Profit, Cash Flow and Balance Sheet/Liquidity performance

•   Reinforcing the importance of long-term sustainability and execution of our sustainability initiatives intended to support achievement of our human capital management goals and help drive financial results

Long-Term Incentives

•   We ensure that long-term incentive awards have sufficient retentive value because retaining our named executive officers is crucial to realizing our strategic goals

•   We consider individual performance (which is tied to our strategic goals) in setting the targeted value of our named executive officers’ long-term incentive awards

Further aligns named executive officers’ interests with stockholders’ interests by:

•   Linking a substantial portion of total compensation to long-term corporate performance using long-term incentive awards, including performance shares based on Relative TSR and Adjusted Diluted EPS targets set at the time of grant

•   Setting three-year vesting periods for our long-term incentive awards that link their payouts to our long-term corporate and share price performance

•   Including discretion to recoup equity awards in the event of a restatement of our financial statements, as a result of misconduct or in the event of a breach of restrictive covenants

See the “—Executive Summary—Enhancements to our Executive Compensation Program Based on Investor Feedback” section on page 57 for further details on the numerous enhancements we have made to our executive compensation program and related disclosures based on our engagement with investors.

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Elements of Compensation

The following is a discussion of the primary elements of compensation for each of our named executive officers.

Base Salary

The purpose of base salary is to:

•	provide financial predictability and stability through fixed compensation that is less than a majority of total direct compensation at target for the named executive officers
•	provide fixed compensation at market-competitive rates that will attract new executives and retain our existing executives
•	provide fixed compensation that reflects the scope, scale and complexity of the executive role

Annual base salaries for our named executive officers may be adjusted by the LDC Committee based upon the recommendations of our Chief Executive Officer (except with respect to his own salary) as well as market benchmarking data and analysis. The Chief Executive Officer’s recommendations with respect to any particular named executive officer generally are based upon the executive’s individual performance review for the prior year, the executive’s leadership and contributions to Company performance, market conditions, peer group and/or market survey data, and our overall budgetary guidelines.

The LDC Committee takes all of these factors into account when making its decisions but does not assign a specific or pre-determined weight to any one factor. In addition to the annual review, the LDC Committee may adjust base salaries during the year in connection with promotions, increases in responsibilities or to maintain competitiveness in the market.

Short-Term Incentive Awards

Overview

The objective for our short-term incentive award program (the Annual Plan) is to incentivize and reward achievement of our annual financial and strategic goals and to establish appropriate corporate performance objectives to ensure our named executive officers are accountable for and motivated to deliver a high degree of financial and operational performance without excessive risk-taking.

Annual Plan awards are conditioned on the achievement of corporate and individualized performance measures. Given the broad range of strategic actions necessary to execute the ongoing transformation of our business, the individual performance measures provide a necessary balance to the corporate performance measures and reward our named executive officers for accomplishments beyond strong financial results. The individual performance measures also help mitigate any risk that financial targets will be pursued at the cost of long-term sustainability.

At the beginning of each fiscal year, the LDC Committee establishes the metrics and corresponding targets for the performance measures for each named executive officer based on the Company’s targeted financial performance and objectives for the year. The targets are intended to be realistic, but rigorous. Performance measures consist of a series of key financial, strategic, operational, leadership and ESG metrics that relate to the duties of the named executive officer in support of the business objectives for the year.

For each named executive officer, awards under the Annual Plan are calculated as follows:

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Base salary

Short-term incentive compensation for named executive officers is determined using their base salary as the initial building block in the award calculation.

Target incentive

The LDC Committee determines a target annual short-term incentive for each named executive officer, ranging between 0% and 200% of base salary. Target incentive amounts are reviewed annually to determine whether adjustments are appropriate.

Formula-based payout factor

The Formula-Based Payout Factor reflects the weighted achievement with respect to five performance measures: Revenue/Profit, Cash Flow and Balance Sheet/Liquidity, which evaluate corporate performance; and Operational/Strategic and Leadership/Sustainability, which are tailored for each named executive officer.

Individual performance adjustment

Adjustments, if any, are made based on the judgement of the LDC Committee and any upward adjustment is limited to no more than 1/6th of the final award and in no event may an Individual Performance Adjustment result in a named executive officer’s Formula-Based Payout Factor exceeding 200% of target.

Performance measures

The five performance measures that determine the Formula-Based Payout Factor for the 2023 Annual Plan are described below.

Revenue/Profit	Revenue and profit achievement create a direct link between executive compensation and the Company’s results of operations. As further described below, the component metrics for this performance measure are Revenue, Adjusted EBITDA, and Adjusted Diluted EPS, which align with how such metrics are calculated in the Company’s publicly disclosed earnings releases.
Cash Flow	Cash flow is a key measure of the Company’s financial performance. The principal cash flow performance measure is Free Cash Flow. Additional metrics may include past due balances and Net Days Sales Outstanding in a given year based on the LDC Committee’s determination, taking into account the views and recommendations of senior management as to what cash flow metrics the Company should prioritize based on our strategic goals.
Balance Sheet/Liquidity	The LDC Committee selected balance sheet strength and liquidity as a performance measure because maintaining a strong balance sheet, with high liquidity levels and sound working capital management, is a key indicator of the Company’s financial health. This performance measure will include Net Leverage Ratio as a metric, and may include additional metrics such as capital intensity, interest expense, debt maturities and/or repatriations in a given year based on the LDC Committee’s determination, taking into account the views and recommendations of senior management as to what balance sheet/liquidity metrics the Company should prioritize based on our strategic goals.
Operational/Strategic	The LDC Committee selected operational and strategic performance as a performance measure because we are engaged in a strategic transformation of our business, and the achievement of specific operational and strategic goals—beyond annual financial measures—is critical to achieving our short- and long-term financial objectives. The LDC Committee establishes individualized metrics for this performance measure annually for each named executive officer.
Leadership/Sustainability	Leadership and sustainability actions and achievements can have a profound influence on the Company’s success or failure, its human capital management efforts, its long-term risk management and its financial results. The LDC Committee establishes individualized metrics for this performance measure annually for each named executive officer.

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Weightings

Each year, the LDC Committee assigns each of the five performance measures a specific weighting that may differ for each named executive officer. The weightings, which may vary from year to year, are determined based on each named executive officer’s contribution to, or responsibility for, a given performance measure and the Company’s overall priorities for the year. The performance measures are underpinned by a set of specific metrics that also may vary from year to year—both in substance and in weighting—for each named executive officer. The relative payout for each performance measure will be multiplied by the weighting for the applicable named executive officer before being added to the other performance measure payouts to calculate the named executive officer’s Formula-Based Payout Factor. In other words, the Formula-Based Payout Factor, which can range from 0% to 200%, reflects the weighted achievement of the five performance measures.

For 2023, the weightings are set forth below under the section entitled “—2023 Compensation Determinations—2023 Short-Term Incentive Awards—Weightings.”

Metrics for the Revenue/Profit performance measure

The Revenue/Profit performance measure incorporates the three corporate metrics described below. These metrics align with the Company’s public financial guidance pronouncements, reflecting a direct link between executive compensation and the key performance measures we provide in earnings reports.

Metric	Description and Reason Selected
Revenue	• “Revenue” is defined as the Company’s revenue from our Consolidated Statements of Income • The LDC Committee believes Revenue is a key driver of stockholder value and earnings growth over time
Adjusted EBITDA

•   “Adjusted EBITDA” is defined as the Company’s income or loss from our Consolidated Statements of Income before interest income and expense, income taxes, depreciation and amortization, and further adjusted to eliminate restructuring and related expenses, income from non-controlling interests, stock-based compensation, acquisition related expenses, deferred revenue purchase accounting adjustments, loss on extinguishment of debt, earnings in unconsolidated affiliates, and other certain nonoperating and nonrecurring items. This definition is the same, and reconciled to the nearest comparable GAAP financial measure in the exact same manner, as Adjusted EBITDA included in the Company’s earnings releases

•   The LDC Committee believes Adjusted EBITDA is an important measure of financial performance and the ability to service debt and reflects our near- and long-term goal of increasing profitability

Adjusted Diluted Earnings Per Share

•   “Adjusted Diluted Earnings Per Share” or “Adjusted Diluted EPS” means our diluted earnings per share, as reported, excluding all adjustments made to Net Income or loss from our Consolidated Statements of Income to arrive at Adjusted EBITDA with the exception of interest expense and depreciation and amortization, as well as incremental adjustments for purchase accounting amortization and certain nonoperating and nonrecurring items. This definition is the same, and reconciled to the nearest comparable GAAP financial measure in the exact same manner, as Adjusted Diluted EPS included in the Company’s earnings releases

•   The LDC Committee believes Adjusted Diluted EPS is an important measure of Company performance and a fundamental metric for the investment community

The payout for the Revenue/Profit performance measure is determined based on a quantitative assessment of the Company’s achievement against pre-established targets for each of these metrics.

These targets are set at the beginning of each fiscal year by the LDC Committee, and will vary depending on the Company’s annual objectives. The payout for each metric is determined as follows, and then multiplied by the metric’s weight:

Performance Level	Threshold	Target	Maximum
How calculated	Target – 15%	Goal set by LDC Committee	Target + 15%
Payout	75%	100%	200%

When a result falls between these reference points, we use linear interpolation to determine the resulting payout. Achievement below threshold will result in a sharp decline in payout, if any.

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Metrics for the other performance measures

For each of the other four performance measures, the LDC Committee assigns a rating of 1–5 points for each of the underlying metrics based on the following criteria:

Score	Rating	Description
5	Significantly Overperform	Achieved more than expected
4	Overperform	Exceeded some expectations and achieved other expectations
3	Meets Expectation	Achieved expected results
2	Underperform	Achieved expected results in some areas and did not achieve expected results in other areas
1	Significantly Underperform	Did not achieve any expected results

The scores for each metric under a performance measure are totaled and normalized for a 20-point scale, and then the LDC Committee determines the named executive officer’s payout within the score ranges set forth below.

Total Score	Low	High	Total Score	Low	High
17-20	176%	200%	9-12	76%	125%
13-16	126%	175%	1-8	0%	75%

In response to investor feedback for greater insight into short-term incentive award determinations, the payout under each performance measure is based on a linear interpolation within the range based on the score within the 20-point scale, plus or minus eight percentage points, with the rationale provided for any deviations from a straight-line interpolated payout. To illustrate, if the total score for a particular performance measure is 15, the straight-line interpolated payout would be 159%, and the payout could be between 151% and 167% based on the specific considerations utilized by the LDC Committee in determining a payout.

The key individual performance metrics used for our named executive officers, along with an assessment of the level of achievement for all 2023 performance measures, are summarized below under “—2023 Compensation Determinations—2023 Short-Term Incentive Awards.” We disclose the metrics used for each individual performance measure, but we consider the specific targets used to evaluate certain of the metrics to be confidential and commercially-sensitive information, and believe their disclosure would result in competitive harm to the Company.

Individual performance adjustment

The Annual Plan permits the LDC Committee to make individual adjustments to the final award for each named executive officer. These adjustments are designed to recognize an individual’s relative contribution to our financial, operational and strategic success during the year that the LDC Committee does not believe are adequately reflected by the Formula-Based Payout Factor. Adjustments may be positive or negative, based on the LDC Committee’s judgement. However, upward adjustments are limited to no more than 1/6th of the executive’s final award, and they may never cause a named executive officer’s Formula-Based Payout Factor to exceed 200%.

The LDC Committee’s determinations for 2023 with respect to the Annual Plan are discussed below under the section entitled “—2023 Compensation Determinations—2023 Short-Term Incentive Awards.”

Long-Term Incentive Awards

We believe that substantial long-term returns for our stockholders are achieved through a culture that focuses on long-term performance by our named executive officers and other senior management. By providing senior management with a meaningful equity stake in the Company, we are better able to align their interests with and create value for our stockholders.

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In 2023, our annual grant of long-term incentive awards to our named executive officers under our 2017 Incentive and Stock Award Plan consisted of a combination of performance shares and stock appreciation rights, allocated as shown below.

Percentage of LTI Total
LTI Award Component	2023
Performance Shares	75%
Stock Appreciation Rights	25%

In response to investor feedback and to further align the interests of our named executive officers with stockholders, the LDC Committee changed the mix of equity awards granted to our named executive officers to increase the percentage of performance share awards as a percentage of the total long-term incentive awards granted from 50% in 2022 to 75% in 2023. Time-based restricted stock units are no longer included in our annual long-term incentive awards granted to our named executive officers.

Rationale for selected forms of equity

Performance shares

We believe that performance shares hold our named executive officers accountable for achieving key strategic objectives that maximize value creation for our stockholders. The performance shares granted to a named executive officer in 2023 will be earned based on our financial results over the three-year period from January 1, 2023 through December 31, 2025, subject to the executive’s continued service with the Company through the end of the performance period.

Stock appreciation rights

The LDC Committee believes that SARs strengthen the alignment of compensation with the creation of value for our stockholders. The SARs granted to our named executive officers in 2023 will vest as to one-third of the underlying shares on each of the first three anniversaries of the grant date, generally subject to the named executive officer’s continued service with the Company through the applicable vesting dates.

Metrics for performance shares

Performance shares will vest, if at all, based on the Company’s results for the two performance metrics described below. The number of performance shares a named executive officer may earn ranges from 0% of the executive’s target award (if the threshold levels of performance are not achieved) to 200% of the target award (if the maximum levels are achieved or exceeded). Each earned and vested performance share will be settled for one share of our common stock.

New for 2023. In response to investor feedback, and after a review of market practice, the LDC Committee adopted a policy, beginning with 2023 performance awards, to cap the payout at target for the portion of performance share awards based on Relative TSR if our absolute TSR for the three-year performance period is negative.

New for 2023. In response to investor feedback, the LDC Committee approved an increase in the Relative TSR target performance from the median to the 55th percentile for the three-year TSR vs. Relative TSR performance metric of our performance share awards to receive a target payout of 100% for that portion of the performance share awards.

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Performance Metric	Description and Reason Selected
Relative Total Stockholder Return

•   “Relative Total Stockholder Return” or “Relative TSR” is a measure of the Company’s stockholder value creation relative to the S&P 500 Index over three years. It combines share price appreciation and dividends, if any, paid to show the total return to stockholders expressed as an annualized percentage.

•   The LDC Committee views this metric as closely correlated with long-term returns to stockholders.

Adjusted Diluted Earnings Per Share*

•   “Adjusted Diluted Earnings Per Share” or “Adjusted Diluted EPS” means, with respect to each fiscal year during the performance period, our diluted earnings per share, as reported, including all adjustments made to Net income or loss from our Consolidated Statements of Income to arrive at Adjusted EBITDA, with the exception of interest expense and depreciation and amortization, as well as incremental adjustments for purchase accounting amortization and certain nonoperating and nonrecurring items. This definition is the same, and reconciled to the nearest comparable GAAP financial measure in the exact same manner, as Adjusted Diluted EPS included in the Company’s earnings releases.

•   The LDC Committee believes this metric is an important measure of Company performance and a fundamental metric for the investment community.

*	The Adjusted Diluted EPS goal is based on our three-year Adjusted Diluted EPS growth, and is subject to adjustment based upon the occurrence of certain corporate events in accordance with the 2017 Incentive and Stock Award Plan. The calculation may be subject to other adjustments for material or non-recurring events occurring during the relevant fiscal year as determined by the LDC Committee in its sole discretion.

How long-term incentive awards are determined

We provide our named executive officers with long-term incentive awards to promote retention, to incentivize sustainable growth and long-term value creation, and to further align the interests of our executives with those of our stockholders during the vesting periods. The LDC Committee considers a number of factors in determining the long-term incentive award grants to our named executive officers, including:

•	The Company’s non-binding grant guidelines
•	A review of peer group and other market survey data
•	The retentive value of each executive’s unvested long-term incentive awards
•	Individual performance evaluations
•	The performance objectives for each named executive officer
•	An assessment of the executive’s position, role and responsibilities within the Company
•	The overall competitiveness of each executive’s total direct compensation opportunity
•	Internal equity considerations
•	The impact of the grants on long-term incentive plan usage and share dilution

The LDC Committee’s determinations with respect to long-term incentive award grants to our named executive officers during 2023 are discussed below, under the section entitled “—2023 Compensation Determinations—2023 long-term Incentive Awards.”

2023 Compensation Determinations

Below we discuss the LDC Committee’s key compensation decisions in setting 2023 base salary and short- and long-term incentives. The LDC Committee’s process for determining executive compensation, and the specific terms of each compensation component, are described above, under “—Overview of Our Executive Compensation Program” and “—Elements of Compensation.”

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2023 Base Salary

The following table sets forth the annual base salaries for each named executive officer. The LDC Committee reviews the base salary of each named executive officer annually and determines whether to make an adjustment.

Named Executive Officer	2023 Base Salary
Ari Bousbib	$1,800,000
Ronald E. Bruehlman	$905,000
W. Richard Staub, III(1)	$800,000
Kevin C. Knightly	$578,000
Eric M. Sherbet	$642,000
Costa Panagos(2)	$620,000

(1)	Mr. Staub was appointed to serve as President, Research & Development Solutions and started receiving this salary on September 25, 2023.
(2)	Mr. Panagos exited the Company on September 25, 2023.

2023 Short-Term Incentive Awards

Target incentive

Each of our named executive officers, other than Mr. Panagos, was eligible for an annual short-term incentive award for their work in 2023 ranging from 0% to 200% of their target incentive. The target short-term incentive opportunity (expressed as a percentage of base salary) for each of our named executive officers for 2023 under the Annual Plan was as follows:

Named Executive Officer	Target Annual Incentive as a Percentage of Annual Base Salary
Ari Bousbib	200%
Ronald E. Bruehlman	100%
W. Richard Staub, III(1)	100%
Kevin C. Knightly	85%
Eric M. Sherbet	85%
Costa Panagos	(2)

(1)	Mr. Staub was appointed to serve as President, Research & Development Solutions on September 25, 2023, and his target annual incentive was prorated accordingly.
(2)	Mr. Panagos exited the Company on September 25, 2023, and was not eligible to earn a short-term incentive under the Annual Plan with respect to 2023.

Weightings

For 2023, the LDC Committee assigned weightings for the performance measures for each named executive officer in the percentages shown below.

Performance Measure	Ari Bousbib	Ronald E. Bruehlman	W. Richard Staub, III	Kevin C. Knightly	Eric M. Sherbet
Revenue/Profit	50%	50%	60%	50%	50%
Cash Flow	10%	15%	0%	5%	5%
Balance Sheet/Liquidity	10%	15%	10%	10%	10%
Operational/Strategic	15%	10%	20%	15%	15%
Leadership/Sustainability	15%	10%	10%	20%	20%

Financial performance measures account for 70% of Mr. Bousbib’s calculated payout, 80% of Mr. Bruehlman’s calculated payout, 70% of Mr. Staub’s calculated payout, and 65% of Messrs. Knightly’s and Sherbet’s calculated payouts.

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Performance measures

The corporate financial performance measures apply to each of our named executive officers, though they are weighted differently depending upon the executive’s role.  We disclose the financial targets underlying the performance measures below. The specific targets used to evaluate certain of the metrics for the Operational/Strategic and Leadership/Sustainability performance measures are confidential and commercially-sensitive information, and we believe their disclosure would result in competitive harm to the Company.

Performance measures	Metrics used to assess performance
Revenue/Profit	• Revenue
• Adjusted EBITDA
• Adjusted Diluted EPS
Cash Flow	• Free Cash Flow
• Net Days Sales Outstanding
Balance Sheet/Liquidity	• Net Leverage Ratio
• Capital Intensity
Operational/Strategic	Varies by individual
Leadership/Sustainability	Varies by individual

Revenue/Profit performance measure

The Revenue/Profit performance measure is based on achievement of certain Revenue, Adjusted EBITDA, and Adjusted Diluted EPS results, as further described above in the section entitled “—Overview of Our Executive Compensation Program” and “—Elements of Compensation—Short-Term Incentive Awards.” The Company was able to achieve these results despite significant headwinds in 2023 to our financial results from the effects of a series of macroeconomic and geopolitical headwinds and other dynamics outside of the Company’s control, including but not limited to, unprecedented rise in global interest rates, global recession fears, impact of the Inflation Reduction Act, slowdown in discretionary spending by our pharmaceutical and biotechnology clients, increase in the UK corporate tax rate, ongoing regional wars and a weakened Chinese economy. The LDC Committee chose not to make any adjustments to the pre-established targets despite these significant headwinds.

The following table sets forth the weighted payouts for each metric and the aggregate payout for the Revenue/Profit performance measure approved by the LDC Committee.

Metric	Threshold (75% payout)	Target (100% payout)	Maximum (200% payout)	2023 Actual Achievement	Unweighted Payout	Weight	Weighted Payout
Revenue(1)	$12,920	$15,200	$17,480	$14,984	97.6%	30.0%	29.3%
Adjusted EBITDA(1) (2)	$3,077	$3,620	$4,163	$3,569	97.7%	50.0%	48.8%
Adjusted Diluted EPS(2)	$8.72	$10.26	$11.80	$10.20	99.0%	20.0%	19.8%
					Final Payout		97.9%

(1)	$ in millions
(2)	See reconciliations of non-GAAP items in Appendix A of this Proxy Statement.

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Cash Flow performance measure

For 2023, the Cash Flow performance measure includes two metrics, each weighted equally: Free Cash Flow and Net Days Sales Outstanding. These metrics were chosen by the LDC Committee at the beginning of 2023, as described more fully below.

Metric	Definition	Why Included
Free Cash Flow	Operating cash flow minus capital expenditures	Free Cash Flow measures our ability to generate cash for reinvestment in the business to fund growth initiatives and acquisitions, to return to stockholders via share repurchases, and for debt repayment, among other uses
Net Days Sales Outstanding	A quarterly measurement of the average number of days to collect payment from customers from the time revenue is recognized. The reported Net Days Sales Outstanding metric takes into consideration accounts receivable, unbilled amounts and unearned income	Net Days Sales Outstanding (Net DSO) is a key driver of Free Cash Flow and reflects effective accounts receivable/working capital management

The following table shows highlighted achievements for the metrics that make up the Cash Flow performance measure.

Metric	Performance Summary		Score
Free Cash Flow	•	$1.5 billion Free Cash Flow achieved, which is 79% of our Adjusted Net Income, slightly below the target range of 80% to 90% despite significant, non-operational headwinds from the rise in interest rates and increase in the UK tax rate	2 out of 5
	•	Capital expenditure spend was favorable to target by approximately 3.6%
Net Days Sales Outstanding	•	The reported average quarterly Net DSO was 33.5 days in 2023, slightly above the target of 33 days, due solely to higher unbilled pass through accruals (e.g., accruals associated with site investigator payments) in the calculation, which are non-cash items and outside of the Company’s control. Had these unbilled pass through accruals been aligned with the assumptions in the Net DSO target, the quarterly average Net DSO would have been 31.9 days, slightly favorable to the target.	3 out of 5

Based on these achievements, the LDC Committee assessed a normalized total score of 10 out of 20 points for the performance measure, which would result in a 92% payout based on the formula’s straight-line interpolation and, because the LDC Committee chose not to exercise discretion for this metric, it is the final payout assigned by the LDC Committee.

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Balance Sheet/Liquidity performance measure

For 2023, the Balance Sheet/Liquidity performance measure included two metrics, each weighted equally: Net Leverage Ratio and Capital Intensity. The LDC Committee chose these metrics based on the priorities of the management team at the beginning of 2023.

Metric	Definition	Why Included
Net Leverage Ratio	The ratio of net indebtedness as of December 31, 2023, to Adjusted EBITDA for the year ended December 31, 2023	This measure shows how well we can cover our debts and is an important indicator of financial health and balance sheet strength
Capital Intensity	Total capital expenditures as a percent of Revenue on a constant currency basis for the year ended December 31, 2023	This measure helps define capital affordability in aligning our revenues to the amount of money we are spending on internal investments that will generate mid- to long-term returns for stockholders

The following table shows highlighted achievements for the metrics that make up the Balance Sheet/Liquidity performance measure.

Metric	Performance Summary		Score
Net Leverage Ratio	•	Ended 2023 with a Net Leverage Ratio of 3.45x, achieving the target of less than 3.5x	3 out of 5
	•	Maintained Net Leverage Ratio from 2022 while making the following investments: approximately $1.0 billion spent on mergers and acquisitions; approximately $1.0 billion on share repurchases; approximately $0.7 billion in capital expenditures; and approximately $1.25 billion of incremental leverage, including our first investment grade offering, to increase liquidity
	•	Refinanced a significant portion of our debt portfolio, increasing the percentage of fixed rate debt to over 80%
	•	Expanded revolver capacity by $500 million to $2.0 billion to improve our capital deployment flexibility
Capital Intensity	•	Achieved Capital Intensity of 4.50%, which was significantly better than our 2023 target of 4.75%, primarily as a result of a detailed review of our software portfolio and continued discipline in our cash management practices to re-prioritize capital allocation in order to maximize returns and terminate underperforming and non-critical development programs	4 out of 5

Based on these achievements, the LDC Committee assessed a normalized total score of 14 out of 20 points for the performance measure, which would result in a 142% payout based on the formula’s straight-line interpolation and, because the LDC Committee chose not to exercise discretion for this metric, it is the final payout assigned by the LDC Committee.

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Individual performance measures

The LDC Committee set individualized metrics for each named executive officer for the Strategic/Operational and Leadership/Sustainability performance measures to capture key qualitative and quantitative objectives that are relevant to each executive and important to the execution of the Company’s overall strategy and performance. The following tables identify those metrics and list key highlights from each named executive officer’s 2023 accomplishments for each.

Ari Bousbib
Chairman and Chief Executive Officer
Operational/Strategic Performance
Measure Metrics	Key Achievements
Achieve operational and strategic objectives	•	Significantly exceeded cost reduction target by 35% in 2023, delivering more than $470 million in savings, doubling the productivity savings generated in 2022
	•	Deployed $996 million against strategic acquisitions and investments across all parts of the business
	•	Returned approximately $1.0 billion in cash to stockholders through the repurchase of approximately 5 million shares at an average price of $197 per share
	•	Successfully issued a combined $2.5 billion new Senior Notes and Senior Secured Notes and $1.5 billion new 7-year US term loans to extend near term maturities and provide increased liquidity
Accelerate R&DS growth	•	Clinical research contracted backlog grew to an all-time record of $29.7 billion
	•	Achieved a book-to-bill ratio of 1.28x including reimbursed expenses, as well as a 1.33x book-to-bill ratio excluding reimbursed expenses, which exceeded target and was ahead of book-to-bill ratios for peers that publicly-disclose such data
	•	Services net new business awards were $8.4 billion, in line with target
	•	Added almost 400 new clinical research customers in 2023, a mid single-digit increase over previous year
	•	Executed the IQVIA laboratories strategy, achieving target results and further expanded the capabilities of the lab business through the launch of a new antibody discovery offering
	•	Significantly expanded IQVIA’s clinical Site Management Organization (SMO) footprint, adding more than 15X net new sites in 2023 and closing two highly strategic acquisitions
	•	In furtherance of our strategy to partner with the public sector and leading NGOs, we entered into collaboration agreements with The Coalition for Epidemic Preparedness Innovations (CEPI) to enhance pandemic preparedness as well as (RED) and The Global Fund to improve the ability of low and middle income countries at detecting emerging threats before they become pandemics

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Ari Bousbib
Chairman and Chief Executive Officer
Operational/Strategic Performance
Measure Metrics	Key Achievements
Advance innovation in Real World Solutions and Advanced Analytics	•	Continued investment in our real world data capabilities, with more than 1.2 billion comprehensive, longitudinal, non-identified unique patient records Expanded our real world data capabilities through partnerships that provide greater access to academic medical centers, health systems and specialty care settings, adding 350 million U.S. patient lives, expanded our direct-to-patient access by 35% to enable greater collection of patient-reported outcomes, long-term monitoring and other real world studies and doubling our oncology health system network
	•	Accelerated the growth of IQVIA’s Medical Affairs business, increasing revenues by more than 50%, significantly expanding our capabilities through capital investment and closing three highly strategic acquisitions, exceeding target
	•	Significantly expanded IQVIA’s scientific contributions in the field of real world evidence with over 300 scientific publications, representing a greater than 55% increase from 2022 and awarded Best AI Based Solution for Healthcare and The UNIVANT’s Healthcare Excellence award for achieving better health system performance
	•	Enhanced the use of real world data for European and U.S. regulators and established a dedicated IQVIA Global Public Health unit
	•	IDC MarketScape recognized IQVIA as a worldwide leader in Life Science R&DS Pharmacovigilance Solutions
Execute on our commercial solutions strategy	•	Continued expansion of our commercial technology and analytics offerings, increasing the number of clients on our OCE technology platform, growing commercial analytics revenues by greater than 50% and exceeding target for full-service outsourcing wins by greater than 30%
	•	Launched new software applications for our commercial customers such as MIDAS Disease and an industry first “MedTech consumption data” offering, exceeding revenue targets for 2023
	•	Significant expansion in the IQVIA Digital business resulting in over 35% revenue growth and named “Digital Enablement Vendor of the year” by PM360
	•	Significant expansion in IQVIA’s patient commercial offerings, with more than 10% growth through the launch of our AI-driven patient relationship management platform and development of an obesity management program in partnership with Apple
	•	Expanded our OCT footprint with customer growth exceeding 15% in 2023 compared to 2022
	•	Everest Group recognized IQVIA as a ‘Leader’ in its Life Sciences Sales and Marketing Operations PEAK Matrix® Assessment 2023 and Customer Experience Platforms PEAK Matrix® Assessment 2023

Based on these achievements, the LDC Committee assessed a total score of 14 out of a possible 20 points for this performance measure, which results in a 142% payout based on the formula’s straight-line interpolation and, because the LDC Committee chose not to exercise discretion for this metric, it is the final payout assigned by the LDC Committee.

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Leadership/Sustainability Performance
Measure Metrics	Key Achievements
Develop and retain talent	•	Reduced twelve-month trailing attrition from 16.8% to 11.4%
	•	Improved employee engagement across the business based on the 2023 employee engagement surveys, demonstrated by 87% of employees responding that they see a clear link between their work and IQVIA’s vision to drive healthcare forward, 5 points better than 2022 and 5 points above the Fortune 500 Benchmark
	•	Promoted several internal, high performing executives to key new roles, including our new Global Head of Technology and Operations, Jim Berkshire, and our new Global Head of Digital Products and Solutions, Bernd Haas and managed seamless transition of Richard Staub back into the role of President, Research and Development Solutions
	•	IQVIA was awarded five Human Capital Management Excellence Awards from the Brandon Hall Group in recognition of our talent development programs in the areas of (i) best learning program, (ii) best leadership development, (iii) best use of video for learning, (iv) best hybrid learning program and (v) best advance in custom content
	•	Mentored numerous high potential employees through several leadership and development initiatives, including our Future Leaders program, and increased CEO employee outreach through additional town halls, round tables and video messages
Sustainability	Environmental
	•	SBTi verified our greenhouse gas emissions reduction targets, setting a roadmap with clearly defined actions as we aim to achieve a 55% reduction in our scope 1 and scope 2 emissions by 2030 and achieve net zero emissions by 2050
	•	Significantly decreased Scope 3 emissions by 31% in absolute terms from 2021 to 2022; to date, 33% of IQVIA’s in-scope suppliers by emissions have or have committed to science-based targets
	•	Supported engagement efforts with suppliers representing 60% of our supply chain emissions, with the goal of developing strategies and supporting them to reduce GHG emissions
	•	Reduced our global footprint through 25 relocations to smaller offices and 21 office locations closing completely, on target
	•	Removed single use plastics from clinical trial lab kits across EMEA and APAC, resulting in the removal or avoidance of around 3 metric tons of plastics
	•	Significantly increased the number of re-used electronic devices from 2022 to 2023 and increased the number of recycled electronic devices by more than 125%
Social
	•	Expanded participation in our ERGs by 110% compared to 2022
	•	Expanded membership in the Disabilities and Careers Network by 370%
	•	Racial, ethnic and gender diversity for 2023 IQVIA U.S. new hires exceeded the overall IQVIA U.S. workforce, continuing a trend from 2022 and 2021
Governance
	•	All ESG ratings steady or improving; MSCI ratings upgraded
	•	Launched our New Supplier Network, a forum which fosters collaboration with and between suppliers to create a positive impact on healthcare and the environment
	•	Updated our supplier code of conduct to mandate disclosure of suppliers’ GHG emission targets, CDP and EcoVadis scorecards

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Leadership/Sustainability Performance
Measure Metrics	Key Achievements
Effective oversight of corporate governance matters	•	Managed important governance changes in response to investor feedback received during our stockholder engagement efforts, including the adoption of two clawback policies, one applicable to our Section 16 officers in the event of a material financial restatement and a second, supplemental clawback policy that applies to a wider set of employees and covers a broader set of misconduct
	•	Increased transparency through disclosure of specific targets for employee engagement survey results for each of the named executive officers against relevant benchmark metrics impacting their short-term incentive compensation payouts
	•	Continued declassification of the Board: 60% of our directors are up for election to one-year terms in 2024 and 100% of our directors will be up for election to one-year terms in 2025
	•	Adopted stockholder’s right to request a special meeting of stockholders
	•	Increased transparency into the Company’s limited political activities by publishing our Political Activity Policy on our website and reporting on an annual basis our U.S. political spend
Stockholder engagement and value creation	•	For the seventh year in a row, IQVIA was named one of the World’s Most Admired Companies in FORTUNE’s annual survey. For the third year in a row, IQVIA was named the number one most admired company in our category, Healthcare: Pharmacy and Other Services. In addition, IQVIA earned first place ranking in six of nine categories, including quality of management, people management, innovation, quality of products and services, global competitiveness, and use of corporate assets
	•	Ended 2023 with 17 of 20 analysts issuing a “Buy” rating and none with a “sell” rating
	•	Increased stockholder engagement in 2023 from 2022, increasing the number of unique buy-side investment firms he met with by 124% and unique buy-side investors by 163%

Based on these achievements, the LDC Committee assessed a total score of 15 out of a possible 20 points for this performance measure, which results in a 159% payout based on the formula’s straight-line interpolation and, because the LDC Committee chose not to exercise discretion for this metric, it is the final payout assigned by the LDC Committee.

Ronald E. Bruehlman
Executive Vice President and Chief Financial Officer
Operational/Strategic Performance
Measure Metrics	Key Achievements
Achieve operational and cost efficiency objectives	•	Significantly exceeded cost reduction target by 35%, delivering more than $470 million in savings, doubling the productivity savings generated in 2022
	•	Reduced finance costs as a percentage of revenue for the fourth consecutive year
Maintain integrity of financial statements and internal controls	•	No significant deficiencies or material weaknesses identified by external auditors
	•	Filed all SEC financial reports timely and accurately
Effective oversight of capital management	•	Returned approximately $1.0 billion in cash to stockholders through the repurchase of approximately 5 million shares at an average price of $197 per share
	•	Reduced year-end Net Leverage Ratio to 3.45x trailing twelve month Adjusted EBITDA, which is favorable to our 2023 target of less than 3.5x
	•	Successfully issued a combined $2.5 billion new Senior Notes and Senior Secured Notes and $1.5 billion new 7-year US term loans to extend near term maturities and provide increased liquidity
Deliver on acquisition strategy and integration	•	Deployed $996 million against strategic acquisitions and investments across all parts of the business

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Based on these achievements, the LDC Committee assessed a total score of 14 out of a possible 20 points for this performance measure, which results in a 142% payout based on the formula’s straight-line interpolation and, because the LDC Committee chose not to exercise discretion for this metric, it is the final payout assigned by the LDC Committee.

Leadership/Sustainability Performance
Measure Metrics	Key Achievements
Develop and retain key talent	•	Reduced twelve-month trailing attrition from 14.8% to 11.3%
	•	Expanded roles of several key leaders of global finance function to develop potential successors
	•	Established successors for key global finance leadership positions
Deliver value to stockholders	•	Ended 2023 with 17 of 20 analysts issuing a “Buy” rating and none with a “sell” rating
	•	Increased stockholder engagement in 2023 from 2022, increasing the number of unique buy-side investment firms he met with by 16% and unique buy-side investors by 4%
Enhance employee engagement and show responsiveness to employee survey feedback	•	Promoted IQVIA employee value proposition and embedded elements of the employee value proposition as operational metrics for the finance teams
	•	Improved employee engagement across the business based on the 2023 employee engagement surveys, demonstrated by 87% of employees responding that they see a clear link between their work and IQVIA’s vision to drive healthcare forward, 5 points better than 2022 and 5 points above the Fortune 500 Benchmark
Enhance and further the global Sustainability programs	•	SBTi verified our greenhouse gas emissions reduction targets, setting a roadmap with clearly defined actions as we aim to achieve a 55% reduction in our scope 1 and scope 2 emissions by 2030 and achieve net zero emissions by 2050
	•	Significantly decreased Scope 3 emissions by 31% in absolute terms from 2021 to 2022; to date, 33% of IQVIA’s in-scope suppliers by emissions have or have committed to science-based targets, significantly exceeding target
	•	Reduced our global footprint through 25 relocations to smaller offices and 21 office locations closing completely, on target
	•	All ESG ratings steady or improving; MSCI ratings upgraded
	•	Launched our New Supplier Network, a forum which fosters collaboration with and between suppliers to create a positive impact on healthcare and the environment
	•	Updated our supplier code of conduct to mandate disclosure of suppliers’ GHG emission targets, CDP and EcoVadis scorecards

Based on these achievements, the LDC Committee assessed a total score of 18 out of a possible 20 points for this performance measure, which results in a 184% payout based on the formula’s straight-line interpolation and, because the LDC Committee chose not to exercise discretion for this metric, it is the final payout assigned by the LDC Committee.

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W. Richard Staub, III President, Research & Development Solutions
Operational/Strategic Performance Measure Metrics	Key Achievements
Achieve operational and cost efficiency objectives	• Significantly exceeded R&DS cost reduction target by more than 30% in 2023
Achieve backlog and net new business targets

•  Clinical research contracted backlog grew to an all-time record of $29.7 billion

•  Added almost 400 new clinical research customers in 2023, a mid single-digit increase over previous year

•  Achieved a book-to-bill ratio of 1.28x including reimbursed expenses, as well as a 1.33x book-to-bill ratio excluding reimbursed expenses, which exceeded target and was ahead of the book-to-bill ratios for peers that publicly-disclose such data

•  Services net new business awards of $8.4 billion, in line with target

•  In furtherance of our strategy to partner with the public sector and leading NGOs, we entered into collaboration agreements with CEPI to enhance pandemic preparedness as well as (RED) and The Global Fund to improve the ability of low and middle income countries at detecting emerging threats before they become pandemics

Diversify depth of offerings and expand grown in new services

•  Executed the IQVIA laboratories strategy, achieved target results and further expanded the capabilities of the lab business through the launch of a new antibody discovery offering

•  Launched our new integrated, end-to-end safety platform at three pharma customers, including one top 10 pharma customer, achieving target

•  Significantly expanded IQVIA’s clinical SMO footprint, adding more than 15X net new sites in 2023 and closing two highly strategic acquisitions, exceeding target

Deliver on lab strategic objectives

•  Exceeded revenue target for IQVIA laboratory business

•  Exceeded business case for key lab strategic acquisitions

•  Successful pivot for genomics business line in light of shifting customer demand and competitive intensity, meeting targets for all key financial metrics including revenue and Adjusted EBITDA

Based on these achievements, the LDC Committee assessed a total score of 15 out of a possible 20 points for this performance measure, which results in a 159% payout based on the formula’s straight-line interpolation. Given Mr. Staub’s significant over-achievement against his ambitious productivity target and R&DS’ record and industry leading year-end backlog, the LDC Committee chose to assign a final payout of 167%.

Leadership/Sustainability Performance Measure Metrics	Key Achievements
Develop and retain key talent

•  Managed a significant reduction in attrition, reducing twelve-month trailing attrition from 15.9% to 8.7%, a 7 point decline, significantly exceeding target

•  Launched multiple leadership programs targeted at various levels of the R&DS organization, including the Leader of the Future Program and the R&DS Global Leadership Program

•  Mentored key IQVIA leadership talent

Enhance employee engagement and show responsiveness to employee survey feedback

•  R&DS leadership team developed and executed detailed employee engagement action plans based on feedback provided by employees to enhance employee experience

•  Improved employee engagement across the business based on the 2023 employee engagement surveys, demonstrated by 87% of employees responding that they see a clear link between their work and IQVIA’s vision to drive healthcare forward, 5 points better than 2022 and 5 points above the Fortune 500 Benchmark

•  Embedded employee survey metrics into management cadence

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Leadership/Sustainability Performance Measure Metrics	Key Achievements
Execute on workforce optimization strategy

•  Reduced third-party contractor headcount by 36%, substantially reducing spend in this higher expense category through a mixture of on-shoring and off-shoring hiring, exceeding target

•  Designed, developed and implemented new headcount forecasting model that more accurately forecasts headcount demand

•  Established a new offshore delivery location for more cost-effective customer deliverables

Demonstrate effective leadership of R&DS

•  Executed smooth transition in taking back over as President, Research & Development Solutions within a condensed timeframe and delivered on all key strategic and operational targets

•  Oversaw refreshment of development and succession plans for key talent

Based on these achievements, the LDC Committee assessed a total score of 19 out of a possible 20 points for this performance measure, which results in a 192% payout based on the formula’s straight-line interpolation and, because the LDC Committee chose not to exercise discretion for this metric, it is the final payout assigned by the LDC Committee.

Kevin C. Knightly President, Corporate Strategy and Enterprise Networks
Operational/Strategic Performance Measure Metrics	Key Achievements
Achieve operational and strategic objectives

•  Significantly exceeded productivity target for operating unit by more than 60%

•  Successfully executed on IQVIA’s M&A strategy, achieving target for forecasted inorganic growth contribution to 2024 revenue target

•  Drove efficiency and scale through identification of more than $200 million in potential efficiency gains through use of AI technology across the enterprise

Strengthen core information offerings and ensure data relevance

•  Launched an industry first medical device product consumption data offering with several key clients in this segment, significantly exceeding revenue target

•  Expanded our real world data capabilities through partnerships that provide greater access to academic medical centers, health systems and specialty care settings, adding 350 million U.S. patient lives

•  Expanded our direct-to-patient access by 35% to enable greater collection of patient-reported outcomes, long-term monitoring and other real world studies and doubling our oncology health system network

•  Secured renewals with key European and U.S. data suppliers with no meaningful loss of data access and exceeded service-level agreements for data delivery and data accuracy

Increase marketing driven demand for IQVIA solutions

•  Increased number of digital conferences by more than 4% from 2022 and increased number of registrants by more than 25% from 2022

•  Drove more than 20,000 marketing qualified leads (MQLs) for the commercial portfolio, a greater than 4% increase from 2022.

•  Generated an increase of 9% in sales qualified leads (SQLs), improving the conversion rate of MQL to SQL and significantly improved the conversion rate of SQL to “win”

•  Exceeded targets for increases in IQVIA social followers and engagement rates by 3x and 2x, respectively

Assess the impact of large language model technologies and position IQVIA to win in this space

•  Led comprehensive analysis of how emergence of Large Language Models (LLM) and GPT could potentially impact IQVIA’s addressable opportunity, offering portfolio, revenues and cost structure

•  Established privacy governance model to protect IQVIA IP from the miss-use of such technologies

•  Successfully launched IQVIA’s Healthcare grade AI offering, a new class of AI with the speed, accuracy and precision healthcare customers need

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Based on these achievements, the LDC Committee assessed a total score of 14 out of a possible 20 points for this performance measure, which results in a 142% payout based on the formula’s straight-line interpolation and, because the LDC Committee chose not to exercise discretion for this metric, it is the final payout assigned by the LDC Committee.

Leadership/Sustainability Performance Measure Metrics	Key Achievements
Develop and retain key talent

•  Significantly reduced twelve-month trailing attrition from 18.6% in 2022 to 8.1% in 2023, a 10 point decline, exceeding target

•  Designed and delivered a more structured program of leadership, coaching and process training for key delivery and production hubs, with overall participation rates above 50%

•  Significantly exceeded targets for internal hires

•  Released targeted learning resources for self-paced learning with a 72% participation rate

Enhance employee engagement and show responsiveness to employee survey feedback

Improved employee engagement across the business based on the 2023 employee engagement surveys, demonstrated by 87% of employees responding that they see a clear link between their work and IQVIA’s vision to drive healthcare forward, 5 points better than 2022 and 5 points above the Fortune 500 Benchmark

•  Delivered an extensive Breast Cancer Awareness and Mental Health Awareness educational programs and refreshed the Health and Well-being program for all employees in the Corporate Strategy and Enterprise Networks (CSEN) function

Execute on diversity and inclusion initiatives

•  Supported the design, development and delivery of IQVIA’s refreshed Diversity & Inclusion training program; delivered a Diversity & Inclusion training program for all CSEN leaders

•  All business unit employee communications include additional resources available to employees and highlighted our continued commitment and focus on Diversity, Inclusion and Belonging at IQVIA

Based on these achievements, the LDC Committee assessed a total score of 15 out of a possible 20 points for this performance measure, which results in a 159% payout based on the formula’s straight-line interpolation and, because the LDC Committee chose not to exercise discretion for this metric, it is the final payout assigned by the LDC Committee.

Eric M. Sherbet Executive Vice President, General Counsel and Secretary
Operational/Strategic Performance Measure Metrics	Key Achievements
Achieve year operational and strategic objectives

•  Delivered on all productivity targets for the legal function

•  Outperformed external benchmarks for core legal costs as a percent of revenue

•  Implemented third party procurement platform and exceeded target for reduction in third party legal fees in the first year of use

Continue to enhance stockholder engagement

•  Continued improvement in say-on-pay “FOR” votes, achieving 80% support at the last say-on-pay vote in 2023, achieving target

•  Directors received overwhelming votes in favor of their election

•  Successful special meeting proposal outcome with stockholder support at 96% for the Company proposal

Effective management of investigations and litigation matters

•  IQVIA received favorable settlements in IP and confidentiality litigations, exceeding expectations

•  Successful insurer negotiations limiting our financial exposure to settlement payouts

•  Effectively managed other ongoing litigations

Effective management of key initiatives within Global Legal function

•  Successful rollout of multiple productivity initiatives to drive efficiency globally across the legal function

•  Provided effective legal support for all M&A activity

•  Drove multiple initiatives to ensure IQVIA remains a privacy first organization and launched a new governance model for privacy, delivering enhanced oversight for information security, training and controls

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Based on these achievements, the LDC Committee assessed a total score of 17 out of a possible 20 points for this performance measure, which results in a 176% payout based on the formula’s straight-line interpolation. Given Mr. Sherbet’s significant stockholder engagement efforts in 2023, the LDC Committee chose to assign a final payout of 180%.

Leadership/Sustainability Performance Measure Metrics	Key Achievements
Develop and retain key talent

•  Expanded role of several key leaders in the legal function to develop potential successors

•  Rolled out tailored development programs for high potential candidates throughout the global legal function

•  Elevated role of Chief Privacy Officer to report directly into General Counsel to provide greater visibility for executive leadership

Enhance employee engagement and show responsiveness to employee survey feedback	• Improved employee engagement across the business based on the 2023 employee engagement surveys, demonstrated by 87% of employees responding that they see a clear link between their work and IQVIA’s vision to drive healthcare forward, 5 points better than 2022 and 5 points above the Fortune 500 Benchmark
Enhance Sustainability program

Environmental

•  SBTi verified our GHG emissions reduction targets, including our net zero target by 2050

•  Significantly decreased Scope 3 emissions by 31% in absolute terms from 2021 to 2022; to date, 33% of IQVIA’s in-scope suppliers by emissions have or have committed to science-based targets, significantly exceeding target

•  Supported engagement efforts with suppliers representing 60% of our supply chain emissions, with the goal of developing strategies and supporting them to reduce GHG emissions

•  Supported reduction of our global footprint through 25 relocations to smaller offices and 21 office locations closing, on target

Social

•  Expanded participation in our ERGs by 110% compared to 2022

•  Expanded membership in the Disabilities and Careers Network by 370%

•  Racial, ethnic and gender diversity for 2023 IQVIA U.S. new hires exceeded the overall IQVIA U.S. workforce, continuing a trend from 2022 and 2021

Governance

•  All ESG ratings steady or improving; MSCI ratings upgraded

•  Launched our New Supplier Network, a forum which fosters collaboration with and between suppliers to create a positive impact on healthcare and the environment

•  Updated our supplier code of conduct to mandate disclosure of suppliers’ GHG emission targets, CDP and EcoVadis scorecards

Effective oversight of corporate governance matters

•  Managed important governance changes in response to investor feedback received during our stockholder engagement efforts, including the adoption of two clawback policies, one applicable to our Section 16 officers in the event of a material financial restatement and a second, supplemental clawback policy that applies to a wider set of employees and covers a broader set of misconduct

•  Increased transparency through disclosure of specific targets for employee engagement survey results for each of the named executive officers against relevant benchmark metrics impacting their short-term incentive compensation payouts

•  Continued declassification of the Board: 60% of our directors are up for election to one-year terms in 2024 and 100% of our directors will be up for election to one-year terms in 2025

•  Adopted stockholders right to request a special meeting of stockholders

•  Increased transparency into the Company’s limited political activities by publishing our Political Activity Policy on our website and reporting on an annual basis our U.S. political spend

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Based on these achievements, the LDC Committee assessed a total score of 18 out of a possible 20 points for this performance measure, which results in a 184% payout based on the formula’s straight-line interpolation. Given Mr. Sherbet’s significant leadership in supporting IQVIA’s expansion of its sustainability efforts and the significant progress made against our sustainability goals, the LDC Committee chose to assign a final payout of 192%.

The LDC Committee and our Chief Executive Officer (except with respect to his own individual performance) evaluated the performance of each of our named executive officers as described above and determined scores for each individualized performance measure. Based on these scores, and in accordance with the predetermined scorecard, the LDC Committee assigned final payouts to each named executive officer for the individualized performance measures, as shown below.

Named Executive Officer	Operational/Strategic Performance Measure	Leadership/Sustainability Performance Measure
Ari Bousbib	142%	159%
Ronald E. Bruehlman	142%	184%
W. Richard Staub, III	167%	192%
Kevin C. Knightly	142%	159%
Eric M. Sherbet	180%	192%
Costa Panagos	(1)	(1)

(1)	Mr. Panagos exited the Company on September 25, 2023, and was not eligible to earn a short-term incentive under the Annual Plan with respect to 2023.

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Individual performance adjustment

The LDC Committee approved the individual performance adjustments described below.

Named Executive Officer	Individual Performance Adjustment
Ari Bousbib

The LDC Committee recommended and the Board made a positive adjustment to Mr. Bousbib’s Annual Plan payout, representing 11.5% of the final award. This adjustment was made in consideration of the following contributions and accomplishments of Mr. Bousbib:

•  Managed the business through extraordinary geopolitical, economic and environmental challenges. Ensured patients in Ukraine, Russia, Israel, Lebanon and Turkey maintained access to life saving medicines and clinical trials throughout the conflicts and natural disaster. Supported IQVIA employees directly impacted through financial, logistical and technology support. Navigated evolving regulatory and legal environments ensuring IQVIA’s businesses could remain operational in these challenging environments

•  Significantly advanced IQVIA’s country, site and patient diversification strategy. Opened two new prime sites in Europe and launched the Connected Research Community across all partner sites in the region. Increased the Super-Partner network in Africa with 4 new partner sites in Kenya, increased site activations in India by 170% and South Korea by 23%. Rolled out IQVIAs updated Geographic Risk Assessment & Mitigation platform internally and deployed on studies with large pharma customers to manage operations through conflict and natural disaster. Increased the number of deployments of our AI driven Patient Finder tool in major clinical research sites in Europe, allowing faster and more efficient identification of patients for clinical research

•  Directed IQVIA’s efforts around understanding the impact of Generative AI and LLM on IQVIAs business model. This included establishing cross functional and cross enterprise working groups to examine the following: competitive threats, market opportunities, IQVIA weaknesses including security and privacy, customer business model disruption, technology development implications, productivity benefits, data supply risks and more. Led high level discussions with executive leadership from Microsoft including Dr. Peter Lee head of Microsoft Research. This resulted in over $400 million of identified productivity and offering development opportunities, robust security protocols to protect IQVIA’s core business, and the development of extensive training programs to enable IQVIA to fully leverage these new technologies. Almost 15,000 employees underwent training though one of these programs in approximately six months. The development of a toolset available to IQVIANs to build Gen AI enabled products including IQVIA’s own generative AI platform, Gen AI code development tool and Gen AI Decisions Assistant

•  Drove IQVIA’s Quality agenda; harmonized IT systems across acquisitions to improve control and quality of data flow across the enterprise, completing 54 acquisition ERP system integrations, exceeding target by over 20%. Reduced vendor audit backlog by over 90%, fully staffed the expanded Quality Assurance function, removed all 2022 customer audit backlog, deployed two new Quality Management System modules to materially enhance the functionality and performance of IQVIA’s Quality Management system

•  Significant investments in talent development. Developed and rolled out new, role-based skills and management training programs across the enterprise. Year-on-year increase of 6% in the number of employees that underwent one of IQVIAs structured leadership and management programs. There were more than one million visits to our Talent and Learning hub, more than 230,000 visits to our newly launched IQVIA Learning Academy in six months and a 32% increase in users of our Career Connections skills matching platform. We increased the number of roles filled internally to 30%, exceeding target and a 2 point increase versus 2022. New joiner survey results indicated that more than 50% of new employees join IQVIA for learning and development opportunities. This all resulted in overall attrition dropping to pre-pandemic levels and High potential attrition dropping to 4.2%, significantly beating target

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Named Executive Officer	Individual Performance Adjustment
Ronald E. Bruehlman

The LDC Committee made a positive adjustment to Mr. Bruehlman’s Annual Plan payout, representing 9.0% of the final award. This adjustment was made in consideration of the following contributions and accomplishments of Mr. Bruehlman:

•  For various corporate and entity simplification reasons, the Company undertook an internal legal entity restructuring and as a consequence allowed the Company to more efficiently use its tax attributes, resulting in over-performing against the projections for 2023 and setting the Company up for further efficiencies in 2024

•  Oversaw a detailed review of the Company’s capital assets and balance sheet, resulting in a $13 million benefit to 2023 operating expenses, a nearly $20 million benefit to 2023 depreciation and amortization expense, and a substantial benefit to depreciation and amortization expense in 2024 and beyond

•  Supported the successful completion of over 60 automation projects and nearly 50 LEAN events with finance function, resulting in significant cost savings and efficiency gains

W. Richard Staub, III

The LDC Committee made a positive adjustment to Mr. Staub’s Annual Plan payout, representing 16.7% of the final award. This adjustment was made in consideration of the following contributions and accomplishments of Mr. Staub:

•  Managed delivery of services and critical medicines to clinical trial patients in Ukraine, Russia, Israel, Lebanon and Turkey through conflicts and natural disaster. Supported IQVIA R&DS employees directly impacted through financial, logistical and technology support

•  Strong execution of country and site diversification strategy by, among other things, opening new prime sites in Europe and increasing partner sites across geographies

•  Enhanced IQVIA’s quality management systems, reducing vendor audit backlog and eliminating customer audit backlog, fully staffing the expanded Quality Assurance function, and enhancing the functionality and performance of IQVIA Quality Management system

•  Continued to execute on R&DS early phase oncology “see more” strategy winning $1.3 billion in new business, exceeding target of $1.2 billion

•  Launched novel outsourced staff solution for a top 10 large pharma client, on track to exceed revenue target for this strategic project

Kevin C. Knightly

The LDC Committee made a positive adjustment to Mr. Knightly’s Annual Plan payout, representing 4.0% of the final award. This adjustment was made in consideration of the following contributions and accomplishments of Mr. Knightly:

•  Led engagement with several key strategic partnership opportunities that we expect will provide long-term value to the Company

•  Drove increase in the number of data suppliers that are part of our Data Marketplace partnerships by over 20%

•  Exceeded data production efficiency targets by 2X

•  Conducted enterprise wide analysis of our analytics related processing models and total associated costs, developing an IT roadmap that will provide cost effective and efficient processing infrastructure supporting the development of complex analytics products, including but not limited to, Large Language Model AI

•  Designed a framework to improve governance around analytics model development as well as optimize and evolve infrastructure

Eric M. Sherbet

The LDC Committee made a positive adjustment to Mr. Sherbet’s Annual Plan payout, representing 5.0% of the final award. This adjustment was made in consideration of the following contributions and accomplishments of Mr. Sherbet:

•  Continued to manage the complex and rapidly evolving legal situation related to the Russia and Ukraine conflict. This remained foundational in enabling IQVIA to continue to provide critical medicines for clinical trial patients as well as support for IQVIA’s employees

•  Successfully recruited a new head of Legal for the EMEA region, the second largest regional business unit

•  Managed budget exceptionally given increasingly complex environments in which the Company operates

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Named Executive Officer short-term incentive award determinations

The table below summarizes the final Annual Plan payouts to our named executive officers for 2023. The LDC Committee did not make any adjustments to the Formula-Based Performance Payout Factor or the underlying corporate or individual performance measures.

Named Executive Officer	Prorated Base Salary	x	Target Incentive	x	Formula-Based Performance Payout Factor	=	Calculated Payout	(+/-)	Individual Performance Adjustment	=	Final Payout
Ari Bousbib	$1,800,000		200%		118%		$4,230,000		$549,661		$4,779,661
Ronald E. Bruehlman	$905,000		100%		117%		$1,055,775		$104,417		$1,160,193
W. Richard Staub, III(1)	$391,667		100%		126%		$379,890		$75,996		$455,887
Kevin C. Knightly	$578,000		85%		121%		$593,786		$24,741		$618,528
Eric M. Sherbet(2)	$612,700		85%		133%		$655,241		$34,486		$689,727
(1)	Base salary and Target Incentive prorated for September 25, 2023, appointment to President, Research & Development Solutions.
(2)	Base salary and Target Incentive prorated as of July 2023.

2023 Long-Term Incentive Awards

The LDC Committee met on February 13, 2023, to determine 2023 long-term incentive awards. When making the awards, the LDC Committee first determined the total grant date value of the award for each named executive officer and then delivered that value in two components: three-year performance shares (75%) and SARs (25%), assuming target-level achievement of applicable performance goals for performance shares, as set forth in the table below. The terms of each type of long-term incentive award are set forth above, under “—Elements of Compensation—Long-Term Incentive Awards.”

Named Executive Officer	Performance Shares	SARs
Ari Bousbib	$16,405,071	$4,752,781
Ronald E. Bruehlman	$4,686,997	$1,562,716
W. Richard Staub, III(1)	$781,050	$260,432
Kevin C. Knightly	$1,562,332	$520,859
Eric M. Sherbet	$1,952,974	$651,104
Costa Panagos(2)	$3,384,860	$781,361
(1)	Mr. Staub was appointed to serve as President, Research & Development Solutions effective September 25, 2023.
(2)	Mr. Panagos forfeited these awards when he exited the Company on September 25, 2023.

In addition to his annual grant awarded on February 13, 2023, Mr. Panagos received a retention grant of performance shares to further incentivize his continued engagement and recognize his long-term commitment to our business, which grant was forfeited in connection with his exit from the Company on September 25, 2023.

The 2023-2025 performance share awards provide for the grant of common stock at the end of the three-year performance period based on the achievement of Relative TSR and Adjusted Diluted EPS growth goals over that period, as follows:

Performance Metric	Weight	Threshold	Target	Maximum
3-Year Adjusted Diluted EPS Growth	75%	6.2%	10.0%	13.6%
3-Year TSR vs. S&P 500 (percentile)	25%	25	55	75
Percentage of Target Payout		50%	100%	200%

Consistent with our compensation philosophy, the LDC Committee sets challenging yet achievable three-year goals to appropriately incentivize performance. When setting the 10% target for Adjusted Diluted EPS Growth, the LDC Committee considered, among other things, the performance of both our peer group and the broader market. For the 2020 to 2022 three-year period, approximately half of the S&P 500 failed to exceed the 10% annual hurdle.

Over the past several performance periods, not only has the Company realized double-digit Adjusted Diluted EPS growth, but the base year Adjusted Diluted EPS at the start of each grant cycle has been equal to prior year results, meaning the growth goals are based on Adjusted Diluted EPS that has grown by more than 10% in prior periods, thus making the target for every new cycle more challenging to achieve than the prior cycle—even when the annual growth target remains a constant 10%. We exceeded the maximum threshold growth rate for the three-year Adjusted Diluted EPS several times in the last few years, including during the performance periods ending 2021, 2022 and 2023. When this occurs, management has been capped at

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200% of the target award based on the plan design and does not receive any additional shares for the excess achievement. Notwithstanding the fact that management has not been compensated in additional shares for this excess achievement over the maximum, the next three-year measurement period for Adjusted Diluted EPS starts at the higher, actual achievement, which makes management’s ability to achieve target or better in the next performance period even more challenging. While the LDCC has the discretion to adjust the base year Adjusted Diluted EPS to align with the maximum level of achievement rather than actual, it has chosen not to utilize such discretion, which makes it more challenging for management to achieve the subsequent target.

Further, as we continue to achieve scale and grow our earnings at a rapid pace, the dollar amount of Adjusted Diluted EPS needed to achieve a 10% growth rate increases significantly over time. With an Adjusted Diluted EPS of $10.20 for 2023, continually achieving a 10% annual growth rate is even more challenging.

Based on the factors described above, the LDC Committee concluded that constantly achieving a 10% annual growth rate over the long term represented a challenging but achievable goal that is an appropriate target for our long-term incentive awards.

Chief Executive Officer long-term incentive award determination

The LDC Committee considered all of the factors described above when determining our Chief Executive Officer’s annual long-term incentive award granted in February 2023. For further details, see “—Compensation of Our Chief Executive Officer” and “—Overview of Our Executive Compensation Program—Benchmarking.” In particular, the Board and the LDC Committee believe that our Chief Executive Officer’s performance in 2022 was critical to the Company’s strong results in the face of a significant increase in market volatility resulting from several macro-environmental factors outside of the Company’s control, including the strengthening of the U.S. dollar, the sustained increase in interest rates by regulators in various jurisdictions, the conflict in Ukraine, and reintroduction of widespread COVID-19 lockdowns in China, among other unexpected events. Despite these headwinds, our Chief Executive Officer was also able to achieve significant operational, strategic, leadership and sustainability achievements.

The Board and LDC Committee also believe that our CEO’s leadership of the Company has been instrumental in positioning the Company as a global leader in our industry. As a result of our CEO’s leadership, our Company has received numerous external awards and accolades. Most recently, for the seventh year in a row, IQVIA was named one of the World’s Most Admired Companies in FORTUNE’s annual survey. For the third year in a row, IQVIA was named the number one most admired company in our category, Healthcare: Pharmacy and Other Services. In addition, IQVIA earned first place ranking in six of nine categories, including quality of management, people management, innovation, quality of products and services, global competitiveness, and use of corporate assets.

Accordingly, the Board and the LDC Committee believe his continued leadership is imperative for the Company to achieve its longer-term objectives and recognizes the importance of ensuring he is appropriately incentivized through a mix of equity awards that are expected to increase in value based on achievement of key long-term performance objectives. That belief informs the decisions of the Board and our LDC Committee regarding the Chief Executive Officer’s annual long-term incentive awards, including with respect to the awards granted in February 2023.

New for 2023. In response to investor feedback and to further align the interests of our named executive officers with stockholders and continue to incentivize high performance as described above, the LDC Committee changed the mix of equity awards granted to our named executive officers to increase the percentage of performance share awards as a percentage of the total long-term incentive awards granted from 50% in 2022 to 75% in 2023. Further, in response to investor feedback, and after a review of market practice, the LDC Committee adopted a policy, beginning with 2023 performance awards, to cap the payout at target for the portion of performance share awards based on Relative TSR if our absolute TSR for the three-year performance period is negative. Finally, in response to investor feedback, the LDC Committee approved an increase in the Relative TSR target performance from the median to the 55th percentile for the three-year TSR vs. Relative TSR performance metric of our performance share awards to receive a target payout of 100% for that portion of the performance share awards.

Performance share determinations for 2023

Performance share awards granted to our named executive officers on February 9, 2021, were based on IQVIA’s achievement of Adjusted Diluted EPS growth and Relative TSR goals during a three-year performance period, as described above in the section entitled “—Elements of Compensation—Long-Term Incentive Awards.” The three-year performance period for the 2021-2023 performance shares ended on December 31, 2023. The number of performance shares that could be earned ranged from 0% of the target award, if the threshold levels of performance were not achieved, to 200% of the target award, if the maximum levels were achieved or exceeded. For results between these marks, the number of shares would be determined by linear interpolation.

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As described in our 2021 Proxy Statement, the LDC Committee approved an adjustment to add back the impact of the COVID-19 pandemic equal to $0.32 per share to the 2020 Adjusted Diluted EPS base year for the purpose of setting the baseline for the 2021-2023 performance shares. In doing so, the LDC Committee set a target that would be more difficult to achieve under the 2021-2023 performance share awards than if the unadjusted 2020 Adjusted Diluted EPS base year was used. The LDC Committee took this action in order to ensure that management did not benefit from this adjustment again in future years. The performance goals and results used to determine the final payout factor for the 2021-2023 performance shares were as follows:

Performance Metric	Weight	Threshold	Target	Maximum	Actual	Performance	Payout Factor
3-Year Adjusted Diluted EPS Growth	75%	6.2%	10.0%	13.6%	14.8%	200%	150%
3-Year TSR vs. S&P 500 (percentile)	25%	25%	50%	75%	55%	122%	30%
						Final Payout:	180%

Additional information on the vested value of the performance share awards earned by our named executive officers is set forth in the table and related footnotes below under “Compensation of Named Executive Officers—2023 Option Exercises and Stock Vested.”

Retirement, Perquisites and Termination Benefits

Retirement plans

We believe our retirement plans serve as an important tool to attract and retain our named executive officers and other key employees, and that we would be at a competitive disadvantage if we did not offer attractive retirement plans. We also believe that offering a baseline of stable retirement benefits encourages our named executive officers to make a long-term commitment to IQVIA.

The summaries below of our retirement plans should be read in conjunction with the tables and related footnotes under the sections entitled “Compensation of Named Executive Officers—2023 Pension Benefits,” “—IMS Health Defined Benefit Retirement Plans” and “—2023 Non-Qualified Deferred Compensation,” which provide more detail on the retirement benefits and deferred compensation values, if any, for each of our named executive officers.

Plan	Description
IMS Health Retirement Plan	U.S.-based legacy IMS Health employees, including Messrs. Bousbib, Bruehlman and Knightly, are eligible to participate in this tax-qualified defined benefit pension plan with a cash balance formula. Effective December 31, 2016, this plan was closed to new participants.
IMS Health Retirement Excess Plan	Certain U.S.-based legacy IMS Health employees, including Messrs. Bousbib, Bruehlman and Knightly, are eligible to participate in this unfunded, non-qualified retirement plan utilizing the same benefit formula, compensation recognition, retirement eligibility and vesting provisions as the tax-qualified IMS Health Retirement Plan. This excess plan provides pension benefits not provided by the IMS Health Retirement Plan due to Internal Revenue Code limits. Effective December 31, 2016, this plan was closed to new participants.
IMS Health Defined Contribution Executive Retirement Plan	Certain U.S.-based legacy IMS Health employees are eligible to participate in the unfunded, non-qualified defined contribution plan that was frozen to new participants and accruals as of June 30, 2012. Mr. Knightly is the only named executive officer who participates in this plan.
IQVIA 401(k) Plan	U.S.-based employees, including our named executive officers, are eligible to participate in this tax-qualified, defined contribution plan. Employees may contribute a portion of their compensation to this plan and receive a matching Company contribution. For 2023, our discretionary contribution generally matched the first 3% of employee contributions at 100%, and the next 3% of employee contributions at 50% (subject to Internal Revenue Code limitations). However, for employees eligible to participate in the IMS Health Retirement Plan, our discretionary matching contribution matched 50% of employee contributions up to 6% of compensation (subject to Internal Revenue Code limitations).

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Plan	Description
IQVIA Savings Equalization Plan	Certain U.S.-based employees, including our named executive officers, are eligible to participate in this unfunded, non-qualified defined contribution plan using the same benefit formula as in the IQVIA 401(k) Plan. The savings equalization plan provides the Company matching contributions that cannot be made under the 401(k) Plan due to Internal Revenue Code limits.
IQVIA Elective Deferred Compensation Plan	Certain U.S.-based employees, including our named executive officers, are eligible to participate in this elective non-qualified deferred compensation plan. The plan allows eligible employees to defer up to 80% of their base salaries and up to 100% of short-term incentive awards earned under the Annual Plan. Contributions consist solely of participants’ elective deferral contributions; there are no matching or other employer contributions.

Termination benefits

We provide severance, change of control and retirement protections to our Chief Executive Officer pursuant to his employment agreement. Mr. Staub has severance protection in his employment arrangement.  Messrs. Bruehlman, Knightly and Sherbet have severance protection through our Employee Protection Plan. These employment agreements and plans are summarized under “Compensation of Named Executive Officers—Potential Payments Upon Termination or Change in Control.” Our severance and change in control protections are designed to be fair and competitive and to aid in attracting and retaining experienced executives. We believe the protection we provide, including the level of severance payments and post-termination benefits and our limited change in control benefits, is appropriate and within the range of competitive practice. Mr. Panagos, who exited the Company on September 25, 2023, did not receive any severance benefits under the Employee Protection Plan.

Our employment agreements, plans and other compensation arrangements do not provide for any excise tax gross-up payment to our named executive officers. Any taxes, including golden parachute excise taxes, resulting from severance or any other change in control-related compensation are the responsibility of the executive.

Perquisites

For other elements of compensation provided to our named executive officers, such as perquisites and health and welfare benefits, the LDC Committee provides competitive benefits. The LDC Committee considers the views and experiences of the external compensation consultant on these matters. The LDC Committee believes that perquisites should not constitute a significant part of our executive compensation program but does provide certain perquisites to our named executive officers on an individual basis as it deems appropriate and reasonable.

We provide certain perquisites to our Chief Executive Officer each year pursuant to his employment agreement, all of which are considered compensation and subject to taxes. Our Chief Executive Officer receives reimbursement of reasonable expenses related to home security, financial and estate planning, tax preparation services, and executive physical exams in an annual amount not to exceed $50,000 in the aggregate; use of a Company-leased automobile and reimbursement of all related operating expenses; and personal use of corporate aircraft, subject to the business needs of the Company. We do not provide any tax gross-ups to our Chief Executive Officer in connection with any of these benefits. We believe the cost of providing such perquisites in 2023 was reasonable and represents a relatively small percentage of the executive’s overall compensation package. The perquisites provided to our named executive officers in 2023 are summarized and reported in the 2023 Summary Compensation Table below in the section entitled “Compensation of Named Executive Officers.”

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Rigorous Accountability, Risk-Mitigation and Recovery Provisions

Share Ownership Guidelines

Under our share ownership guidelines established by the LDC Committee, our named executive officers are expected to own shares of our stock with a value equal to at least the multiples of their annual base salaries noted below. The below table reflects each named executive officer’s share ownership relative to their ownership requirement as of January 31, 2024, except for Mr. Panagos, who exited the Company on September 25, 2023.

Our share ownership guidelines are designed to increase each named executive officer’s ownership stake in IQVIA and align their interests with the interests of our stockholders.

For purposes of the share ownership guidelines, shares are treated as owned if they are owned directly, held through the named executive officer’s account under our retirement plans (if applicable), or if they are underlying unvested time-based restricted stock unit awards or unvested time-based restricted stock awards. Shares are not counted as owned for purposes of our share ownership guidelines if they are underlying any unvested performance shares or other performance-based awards or underlying any stock option award or SAR award, whether or not vested. While there is no set period in which these ownership levels must be met, named executive officers covered by the guidelines are required to retain at least 50% of the shares, net of applicable tax withholding and payment of exercise price (if applicable), they receive upon the vesting of long-term incentive awards or the exercise of stock options or SARs, until the share ownership guidelines are met.

Clawback Policies

The Board has adopted a new clawback policy to comply with the requirements of Section 954 of the Dodd-Frank Act and the related rules and regulations promulgated by the SEC and NYSE (the restatement recovery policy). The restatement recovery policy provides for the mandatory recovery of incentive-based compensation received by current and former executive officers in the event of a material financial restatement.

In addition to the restatement recovery policy, the Board also adopted a new supplemental clawback policy to give the Board or, if delegated by the Board, the LDC Committee or the CEO, the discretion to provide for the recovery of incentive-based compensation from a wider set of employees and for a broader set of conduct than are required by the Dodd-Frank Act. The supplemental clawback policy retains Board, LDC Committee or CEO, as applicable, discretion to recover incentive-based compensation from current and former employees in the event of detrimental conduct including (i) the commission of an act of fraud, bribery, misappropriation, embezzlement or any other unlawful behavior in the course of employment with the Company; (ii) a material violation of the Company’s Code of Conduct or its policies, (iii) misconduct that has resulted in, or has the potential to result in, material reputational or financial harm to the Company, or (iv) supervisory authority over an employee or business area engaged in the misconduct listed in (i)–(iii) above and knowledge of or willful blindness to, that misconduct.

We believe our clawback policies, which exceed the requirements of the Dodd-Frank Act and the rules of the SEC and the NYSE, further reduce the potential risk that our executives would intentionally misstate results to benefit under an incentive program. Further, our award agreements also include equity forfeiture provisions in the event of a violation of certain restrictive covenant and confidentiality obligations.

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Risk Assessment

In designing executive compensation, the LDC Committee seeks to create incentives to promote our long-term business success without encouraging undue risk taking. As part of its program design, the LDC Committee’s external compensation consultant performs a risk assessment annually. In 2023, consistent with prior years, the external compensation consultant did not identify any areas of concern in our executive compensation program. The LDC Committee has reviewed our compensation programs, including the external compensation consultant’ risk assessment reports, and has concluded that the risks arising from them are not reasonably likely to have a material adverse effect on us. We do not believe our compensation programs generally, including the executive compensation practices, encourage excessive or inappropriate risk-taking. While appropriate risk-taking is a necessary component of growing a business, the LDC Committee and management have focused on aligning our compensation policies with our long-term interests and avoiding short-term rewards for management and employee decisions that could pose undue long-term risks.

Tax Deductibility

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain individuals, including certain current and former executive officers, to $1 million per year. The LDC Committee believes that its primary responsibility is to design and administer an executive compensation program that meets the Company’s objectives, and that stockholder interests are best served if it retains flexibility and discretion to approve compensation arrangements even if they may not qualify for full or partial tax deductibility and to amend existing arrangements even if such amendment could result in a loss or limitation of deductibility. Therefore, the LDC Committee has approved compensation arrangements for executive officers that did not qualify for full tax deductibility due to Section 162(m), and will continue to do so in the future.

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Leadership Development and Compensation Committee Report

The LDC Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the LDC Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023.

The Leadership Development and Compensation Committee

Carol J. Burt, Chair
John P. Connaughton
John G. Danhakl
Todd B. Sisitsky

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Compensation of Named Executive Officers

2023 Summary Compensation Table

The following table presents summary information regarding the compensation awarded to, earned by, or paid to each of our named executive officers for services rendered to us in all capacities for the fiscal years ended December 31, 2023, 2022 and 2021, if the named executive officer was an executive officer in that fiscal year.

Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Ari Bousbib
Chairman and Chief Executive Officer
2023	1,800,000	—	16,405,071	4,752,781	4,779,661	844,991	569,248	29,151,752
2022	1,800,000	—	16,193,875	5,195,083	5,997,864	420,742	527,465	30,135,029
2021	1,800,000	—	14,108,891	4,425,579	7,200,000	535,539	545,842	28,615,851
Ronald E. Bruehlman
Executive Vice President, Chief Financial Officer
2023	905,000	—	4,686,997	1,562,716	1,160,193	176,475	72,667	8,564,048
2022	895,400	—	4,626,672	1,484,298	1,402,009	132,354	79,321	8,620,054
2021	872,900	—	3,919,001	1,229,325	1,742,849	95,462	54,629	7,914,166
W. Richard Staub, III
President, Research & Development Solutions
2023	391,667	—	781,050	260,432	455,887	—	38,890	1,927,926
2022	335,787	—	1,156,443	371,064	350,000	—	61,757	2,275,051
2021	614,075	—	1,410,793	442,539	1,026,297	—	69,961	3,563,665
Kevin C. Knightly
President, Corporate Strategy and Enterprise Networks
2023	578,000	—	1,562,332	520,859	618,528	189,345	46,485	3,515,549
2022	572,250	—	1,541,973	494,772	700,683	52,070	47,253	3,409,001
2021	558,250	—	1,175,576	368,783	849,315	91,344	44,716	3,087,984
Eric M. Sherbet
Executive Vice President, General Counsel and Secretary
2023	612,700	—	1,952,974	651,104	689,727	—	66,643	3,973,148
2022	562,075	—	1,734,576	556,586	701,930	—	61,087	3,616,254
2021	532,875	—	1,254,104	393,368	776,511	—	60,306	3,017,164
Costa Panagos
Former President, Research & Development Solutions
2023	454,667	—	3,384,860	781,361	—	—	13,677	4,634,565
2022	581,875	—	2,521,655	494,772	736,039	—	48,413	4,382,754

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(1)	Mr. Staub was appointed to President, Research & Development Solutions effective September 25, 2023. Salary information for Mr. Staub in 2023 includes amounts for his prior role with IQVIA. Mr. Panagos was appointed to President, Research & Development Solutions effective April 1, 2022. Salary information for Mr. Panagos in 2023 reflected amounts paid through his exit effective September 25, 2023, and in 2022 includes amounts for his prior role with IQVIA.
(2)	Amounts reflect the aggregate grant date fair value of time-based restricted stock unit awards and/or performance shares (as applicable) granted in the relevant fiscal year computed in accordance with Accounting Standards Codification Topic 718, “Compensation—Stock Compensation,” or ASC 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of these amounts in 2023 are included in Note 17 to our consolidated audited financial statements for the fiscal year ended December 31, 2023, included in Part II of our Annual Report on Form 10-K. For performance shares granted to our named executive officers in 2023, the amount reported in the table above is based on the probable outcome of the performance conditions associated with the awards as of the grant date. The grant date fair value of the performance shares, made in the form of restricted stock units, granted to each of our named executive officers in 2023, assuming the highest level of achievement of the performance conditions, was $32,810,141 for Mr. Bousbib, $9,373,994 for Mr. Bruehlman, $1,562,100 for Mr. Staub, $3,124,665 for Mr. Knightly, and $3,905,947 for Mr. Sherbet. Mr. Panagos forfeited his performance shares upon his exit from the Company on September 25, 2023.
(3)	Amounts reflect the aggregate grant date fair value for each SAR award granted in the relevant fiscal year as computed in accordance with ASC 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of these amounts in 2023 are included in Note 17 to our consolidated audited financial statements for the fiscal year ended December 31, 2023, included in Part II of our Annual Report on Form 10-K. Mr. Panagos forfeited his SARs upon his exit from the Company on September 25, 2023.
(4)	Amounts for 2023 reflect amounts to be paid in March 2024 under the Annual Plan, as applicable to the named executive officer, as approved by the LDC Committee in February 2024. See “Compensation Discussion and Analysis—2023 Compensation Determinations—2023 Short-Term Incentive Awards.” Mr. Panagos was not eligible to receive a payment under the Annual Plan with respect to 2023.
(5)	2023 values represent (i) the aggregate change in the present value of each named executive officer’s accumulated benefit under the IMS Health Retirement Plan and Retirement Excess Plan from December 31, 2022, to December 31, 2023, and (ii) interest earned from December 31, 2022, to December 31, 2023, on deferred compensation that is considered “above-market interest” under SEC rules. The change in pension value is broken down below to show the effect of an additional year of service by the named executive officer on the present values versus changes in present value attributable to actuarial assumptions. Each of these components is shown in the following table:

	Change in Present Value of Pension Benefit
Name	Due to additional accruals ($)	Due to change in actuarial assumptions ($)	Total ($)
Ari Bousbib	756,703	88,288	844,991
Ronald E. Bruehlman	163,082	13,393	176,475
Kevin C. Knightly	152,328	37,017	189,345

(6)	Amounts reported as “All Other Compensation” include the following items: (i) life insurance premiums of $7,524 each for Messrs. Bousbib and Knightly, $0 for Mr. Bruehlman, $4,435 for Mr. Staub, $4,902 for Mr. Sherbet and $1,967 for Mr. Panagos; (ii) matching contributions to the IQVIA 401(k) plan on behalf of our named executive officers of $9,900 each for Messrs. Bousbib and Bruehlman, $14,850 for Messrs. Staub and Sherbet, $8,842 for Mr. Knightly, and $11,711 for Mr. Panagos; (iii) certain make-whole plan contributions to the IQVIA Savings Equalization Plan on behalf of our named executive officers equal to the amounts that would have been contributed by us on behalf of each of the named executive officers to the applicable tax-qualified 401(k) plan under the plan’s matching contribution formula if not for certain limits applicable to tax-qualified plans under the Internal Revenue Code of $237,095 for Mr. Bousbib, $62,767 for Mr. Bruehlman, $19,605 for Mr. Staub, $30,119 for Mr. Knightly, $46,891 for Mr. Sherbet; and (iv) other perquisites for Mr. Bousbib, including (x) reimbursement of estate planning services of up to $50,000, (y) automobile lease payments and operating expenses related thereto of $35,819 and (z) personal usage of the Company’s aircraft of $228,910. For safety, security and productivity reasons, we strongly encourage Mr. Bousbib to use the Company’s aircraft for personal travel. Subject to the business needs of the Company, Mr. Bousbib is permitted to use the corporate aircraft for personal use up to 150 hours per year. The amount of incremental cost for personal aircraft usage is determined by calculating the hourly variable costs (i.e., fuel, aircraft maintenance, landing and parking fees, crew costs and other miscellaneous costs) for the aircraft, and then multiplying the result by the hours flown for personal use during the year.

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2023 Grants of Plan-Based Awards

The following table sets forth information regarding plan-based awards made to each of our named executive officers during 2023.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options ($)(5)	Exercise or Base Price of Option Awards ($)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Name	Grant Date	Threshold ($)(2)	Target ($)	Maximum ($)(3)	Threshold (#)	Target (#)	Maximum (#)
Ari Bousbib
	—	—	3,600,000	7,200,000	—	—	—	—	—	—	—
	2/13/23	—	—	—	35,339	70,678	141,356	—	—	—	16,405,071
	2/13/23	—	—	—	—	—	—	—	72,102	232.11	4,752,781
Ronald E. Bruehlman
	—	—	905,000	1,810,000	—	—	—	—	—	—	—
	2/13/23	—	—	—	10,096	20,193	40,386	—	—	—	4,686,997
	2/13/23	—	—	—	—	—	—	—	20,600	232.11	1,562,716
W. Richard Staub, III
	—	—	302,575	605,150	—	—	—	—	—	—	—
	2/13/23	—	—	—	1,682	3,365	6,730	—	—	—	781,050
	2/13/23	—	—	—	—	—	—	—	3,433	232.11	260,432
Kevin C. Knightly
	—	—	491,300	982,600	—	—	—	—	—	—	—
	2/13/23	—	—	—	3,365	6,731	13,462	—	—	—	1,562,332
	2/13/23	—	—	—	—	—	—	—	6,866	232.11	520,859
Eric M. Sherbet
	—	—	492,069	984,138	—	—	—	—	—	—	—
	2/13/23	—	—	—	4,207	8,414	16,828	—	—	—	1,952,974
	2/13/23	—	—	—	—	—	—	—	8,583	232.11	651,104
Costa Panagos
	—	—	—	—	—	—	—	—	—	—	—
	2/13/23	—	—	—	7,291	14,583	29,166	—	—	—	3,384,860
	2/13/23	—	—	—	—	—	—	—	10,300	232.11	781,361

(1)	Represents annual cash incentive award opportunities granted under the Annual Plan. As described in “Compensation Discussion and Analysis—2023 Compensation Determinations—Short-Term Incentive Awards” above, each named executive officer, other than Mr. Panagos, was eligible to receive a target annual incentive equal to a percentage of his annual base salary. The actual amount paid to our named executive officers under the Annual Plan for 2023 is included in the Summary Compensation Table above, in the column labeled “Non-Equity Incentive Plan Compensation.”
(2)	Under the Annual Plan, amounts shown in the “threshold” column assume our LDC Committee exercises its discretion to authorize the lowest possible award (or $0) for each named executive officer. See “Compensation Discussion and Analysis—2023 Compensation Determinations—2023 Short-Term Incentive Awards.”
(3)	Under the Annual Plan, amounts shown in the “Maximum” column represent 200% of the named executive officers’ target award amount. See “Compensation Discussion and Analysis—2023 Compensation Determinations—2023 Short-Term Incentive Awards.”
(4)	Represents performance shares granted in 2023. See “Compensation Discussion and Analysis—2023 Compensation Determinations—2023 Long-Term Incentive Awards.” Mr. Panagos forfeited his performance shares upon his exit from the Company on September 25, 2023.
(5)	Consists of the number of time-based SARs granted in 2023, which vest over three years in three equal installments beginning on the first anniversary of the grant date. See “Compensation Discussion and Analysis—2023 Compensation Determinations—2023 Long-Term Incentive Awards.” Mr. Panagos forfeited his SARs upon his exit from the Company on September 25, 2023.
(6)	The exercise price is equal to the closing price per share of our common stock on the grant date, as reported on the NYSE.
(7)	Reflects the grant date fair value of equity awards granted in 2023 determined in accordance with FASB ASC Topic 718. See footnotes (2) and (3) to the “2023 Summary Compensation Table.”

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Narrative Disclosure to Summary Compensation Table and 2023 Grants of Plan-Based Awards Table

We have entered into agreements with Messrs. Bousbib, Bruehlman, Staub and Sherbet governing the terms of their employment. The material terms of each agreement are described below. Each of the agreements provides for certain payments and benefits to which the named executive officer may be entitled in connection with a termination of employment or upon a change in control, which are described below under “—Potential Payments Upon Termination or Change in Control.”

Employment Agreement with Mr. Bousbib

Our employment agreement with, Mr. Bousbib, our Chief Executive Officer, provides for a base salary that is currently set at $1.8 million and is subject to annual review. Pursuant to the agreement, Mr. Bousbib is eligible to receive an annual bonus with a target amount of 200% of his annual base salary. Mr. Bousbib is also eligible to participate in our savings, retirement and health and welfare plans, certain deferred compensation plans and our long-term incentive plan, each in accordance with its terms, and he is provided certain perquisites, as described more fully under “Compensation Discussion and Analysis—2023 Compensation Determinations—Retirement, Perquisites and Termination Benefits—Perquisites” and in note 6 to the “2023 Summary Compensation Table” above.

The employment agreement renews annually on July 26th for an additional one-year term unless either party gives notice of non-renewal at least sixty days in advance. The employment agreement further provides for certain restrictive covenants in favor of the Company, including non-competition and non-solicitation of our customers or employees for 24 months following termination of his employment with us.

Agreements with Messrs. Bruehlman, Staub and Sherbet

We have letter agreements with each of Messrs. Bruehlman, Staub and Sherbet that provide for a base salary, subject to annual review, and a target annual bonus expressed as a percentage of base salary. The letter agreements do not specify a term of employment, and either the Company or Messrs. Bruehlman, Staub and Sherbet, as applicable, may terminate the employment relationship at any time for any reason. Each of Messrs. Bruehlman, Staub and Sherbet is also eligible to participate in our savings, retirement and health and welfare plans, certain deferred compensation plans and our long-term incentive plan in accordance with their terms.

Messrs. Bruehlman’s, Staub’s and Sherbet’s salaries are currently set at $905,000, $800,000 and $642,000, respectively, and target annual bonuses are set at 100%, 100% and 85%, respectively.

Each of Messrs. Bruehlman, Staub and Sherbet is also subject to a non-competition agreement that includes, among other things, provisions regarding non-competition and non-solicitation of customers and employees for 12 months, with respect to Messrs. Bruehlman and Sherbet and 24 months with respect to Mr. Staub, following termination of employment for any reason.

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Outstanding Equity Awards at Fiscal Year-End for 2023

The following table sets forth information regarding long-term incentive awards held by our named executive officers as of December 31, 2023.

		Option/SAR Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options/ SARs (exercisable) (#)	Number of Securities Underlying Unexercised Options/SARs (unexercisable) (#)	Equity Incentive Awards: Number of Securities Underlying Unexercised Unearned Options/ SARs (#)	Option/ SARs Exercise Price ($)	Option/ SARs Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units or Other Rights That Have Not Vested ($)(1)(2)
Ari Bousbib	2/10/2015	82,847	—	—	65.16	2/10/2025	—	—	—	—
	2/2/2016	127,592	—	—	59.90	2/2/2026	—	—	—	—
	2/2/2017	156,206	—	—	78.21	2/2/2027	—	—	—	—
	2/8/2018	160,457	—	—	95.23	2/8/2028	—	—	—	—
	2/13/2019	184,364	—	—	131.82	2/13/2029	—	—	—	—
	2/11/2020	224,040	—	—	161.70	2/11/2030	—	—	—	—
	2/9/2021	64,082	32,042	—	183.82	2/9/2031	—	—	—	—
	2/10/2022	25,490	50,982	—	250.43	2/10/2032	—	—	—	—
	2/13/2023	—	72,102	—	232.11	2/13/2033	—	—	—	—
	2/9/2021	—	—	—	—	—	8,025	1,856,825	—	—
	2/10/2022	—	—	—	—	—	13,695	3,168,749	41,084	9,506,016
	2/13/2023	—	—	—	—	—	—	—	70,678	16,353,476
Ronald E. Bruehlman	2/9/2021	17,800	8,901	—	183.82	2/9/2031	—	—	—	—
	2/10/2022	7,283	14,566	—	250.43	2/10/2032	—	—	—	—
	2/13/2023	—	20,600	—	232.11	2/13/2033	—	—	—	—
	2/9/2021	—	—	—	—	—	2,229	515,746	—	—
	2/10/2022	—	—	—	—	—	3,913	905,390	11,738	2,715,938
	2/13/2023	—	—	—	—	—	—	—	20,193	4,672,256
W. Richard Staub, III	2/9/2021	—	3,204	—	183.82	2/9/2031	—	—	—	—
	2/10/2022	1,820	3,642	—	250.43	2/10/2032	—	—	—	—
	2/13/2023	—	3,433	—	232.11	2/13/2033	—	—	—	—
	2/9/2021	—	—	—	—	—	803	185,798	—	—
	2/10/2022	—	—	—	—	—	978	226,290	2,934	678,869
	2/13/2023	—	—	—	—	—	—	—	3,365	778,594
Kevin C. Knightly	2/2/2017	18,224	—	—	78.21	2/2/2027	—	—	—	—
	2/8/2018	21,394	—	—	95.23	2/8/2028	—	—	—	—
	2/13/2019	18,436	—	—	131.82	2/13/2029	—	—	—	—
	2/11/2020	14,936	—	—	161.70	2/11/2030	—	—	—	—
	2/9/2021	5,340	2,670	—	183.82	2/9/2031	—	—	—	—
	2/10/2022	2,427	4,856	—	250.43	2/10/2032	—	—	—	—
	2/13/2023	—	6,866	—	232.11	2/13/2023	—	—	—	—
	2/9/2021	—	—	—	—	—	669	154,793	—	—
	2/10/2022	—	—	—	—	—	1,304	301,720	3,912	905,159
	2/13/2023	—	—	—	—	—	—	—	6,731	1,557,419

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		Option/SAR Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options/ SARs (exercisable) (#)	Number of Securities Underlying Unexercised Options/SARs (unexercisable) (#)	Equity Incentive Awards: Number of Securities Underlying Unexercised Unearned Options/ SARs (#)	Option/ SARs Exercise Price ($)	Option/ SARs Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units or Other Rights That Have Not Vested ($)(1)(2)
Eric M. Sherbet	3/1/2018	11,870	—	—	97.20	3/1/2028	—	—	—	—
	2/13/2019	18,436	—	—	131.82	2/13/2029	—	—	—	—
	2/11/2020	22,404	—	—	161.70	2/11/2030	—	—	—	—
	2/9/2021	5,696	2,848	—	183.82	2/9/2031	—	—	—	—
	2/10/2022	2,731	5,462	—	250.43	2/10/2032	—	—	—	—
	2/13/2023	—	8,583	—	232.11	2/13/2033	—	—	—	—
	2/9/2021	—	—	—	—	—	714	165,205	—	—
	2/10/2022	—	—	—	—	—	1,467	339,434	4,401	1,018,303
	2/13/2023	—	—	—	—	—	—	—	8,414	1,946,831
(1)	The values shown equal the number of shares or units multiplied by $231.38, the closing price of a share of our common stock on December 29, 2023, as reported on the NYSE.
(2)	The number of shares and the payout value reported reflect payout assuming target performance is achieved.
(3)	The following table shows the vesting dates of the outstanding and unvested awards held by our named executive officers as of December 31, 2023. Vesting is generally subject to the named executive officer’s continued service with us through the applicable vesting date. All unvested equity awards held by our Chief Executive Officer are subject to acceleration and/or continued vesting in certain cases (discussed below in the section entitled “— Potential Payments Upon Termination or Change in Control”).

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Name	Grant Date	Number of Securities Underlying Unexercised Options/ SARs (unexercisable) (#)	Vesting Date Schedule	Number of Shares or Units of Stock That Have Not Vested (#)	Vesting Date Schedule	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Vesting Date Schedule
Ari Bousbib	2/9/2021	32,042	2/9/2024	—	—	—	—
	2/10/2022	25,491	2/10/2024	—	—	—	—
	2/10/2022	25,491	2/10/2025	—	—	—	—
	2/13/2023	24,034	2/13/2024	—	—	—	—
	2/13/2023	24,034	2/13/2025	—	—	—	—
	2/13/2023	24,034	2/13/2026	—	—	—	—
	2/9/2021	—	—	8,025	2/9/2024	—	—
	2/10/2022	—	—	6,847	2/10/2024	—	—
	2/10/2022	—	—	6,848	2/10/2025	—	—
	2/10/2022	—	—	—	—	41,084	12/31/2024
	2/13/2023	—	—	—	—	70,678	12/31/2025
Ronald E. Bruehlman	2/9/2021	8,901	2/9/2024	—	—	—	—
	2/10/2022	7,283	2/10/2024	—	—	—	—
	2/10/2022	7,283	2/10/2025	—	—	—	—
	2/13/2023	6,866	2/13/2024	—	—	—	—
	2/13/2023	6,867	2/13/2025	—	—	—	—
	2/13/2023	6,867	2/13/2026	—	—	—	—
	2/9/2021	—	—	2,229	2/9/2024	—	—
	2/10/2022	—	—	1,956	2/10/2024	—	—
	2/10/2022	—	—	1,957	2/10/2025	—	—
	2/10/2022	—	—	—	—	11,738	12/31/2024
	2/13/2023	—	—	—	—	20,193	12/31/2025
W. Richard Staub, III	2/9/2021	3,204	2/9/2024	—	—	—	—
	2/10/2022	1,821	2/10/2024	—	—	—	—
	2/10/2022	1,821	2/10/2025	—	—	—	—
	2/13/2023	1,144	2/13/2024	—	—	—	—
	2/13/2023	1,144	2/13/2025	—	—	—	—
	2/13/2023	1,145	2/13/2026	—	—	—	—
	2/9/2021	—	—	803	2/9/2024	—	—
	2/10/2022	—	—	489	2/10/2024	—	—
	2/10/2022	—	—	489	2/10/2025	—	—
	2/10/2022	—	—	—	—	2,934	12/31/2024
	2/13/2023	—	—	—	—	3,365	12/31/2025

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Name	Grant Date	Number of Securities Underlying Unexercised Options/SARs (unexercisable) (#)	Vesting Date Schedule	Number of Shares or Units of Stock That Have Not Vested (#)	Vesting Date Schedule	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Vesting Date Schedule
Kevin C. Knightly	2/9/2021	2,670	2/9/2024	—	—	—	—
	2/10/2022	2,428	2/10/2024	—	—	—	—
	2/10/2022	2,428	2/10/2025	—	—	—	—
	2/13/2023	2,288	2/13/2024	—	—	—	—
	2/13/2023	2,289	2/13/2025	—	—	—	—
	2/13/2023	2,289	2/13/2026	—	—	—	—
	2/9/2021	—	—	669	2/9/2024	—	—
	2/10/2022	—	—	652	2/10/2024	—	—
	2/10/2022	—	—	652	2/10/2025	—	—
	2/10/2022	—	—	—	—	3,912	12/31/2024
	2/13/2023	—	—	—	—	6,731	12/31/2025
Eric M. Sherbet	2/9/2021	2,848	2/9/2024	—	—	—	—
	2/10/2022	2,731	2/10/2024	—	—	—	—
	2/10/2022	2,731	2/10/2025	—	—	—	—
	2/13/2023	2,861	2/13/2024	—	—	—	—
	2/13/2023	2,861	2/13/2025	—	—	—	—
	2/13/2023	2,861	2/13/2026	—	—	—	—
	2/9/2021	—	—	714	2/9/2024	—	—
	2/10/2022	—	—	733	2/10/2024	—	—
	2/10/2022	—	—	734	2/10/2025	—	—
	2/10/2022	—	—	—	—	4,401	12/31/2024
	2/13/2023					8,414	12/31/2025

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2023 Option Exercises and Stock Vested

The following table sets forth information regarding stock options and/or SARs exercised and the vesting of restricted stock units and/or performance shares by our named executive officers during 2023.

	Option/SAR Awards		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)
Ari Bousbib	—	—	101,784	28,101,177
Ronald E. Bruehlman	—	—	33,910	7,742,744
W. Richard Staub, III	48,235	3,588,807	9,981	2,304,370
Kevin C. Knightly	18,491	2,810,142	8,562	1,974,792
Eric M. Sherbet	—	—	9,171	2,114,963
Costa Panagos	26,186	1,547,789	9,685	2,202,331

(1)	Calculated by multiplying the number of shares of our common stock acquired upon exercise by the difference between the exercise price and the market price of our common stock on the exercise date.
(2)	Amounts shown in these columns reflect restricted stock units and/or performance share awards that vested during 2023. The performance share awards for the 2021-2023 performance period vested on December 31, 2023, and were earned by each named executive officer based on the LDC Committee’s certification on February 6, 2024. See “Compensation Discussion and Analysis—2023 Compensation Determinations—2023 Long-Term Incentive Awards—Performance share determinations for 2023.” The value realized upon the vesting of restricted stock units and/or performance shares was calculated, as required by SEC rules, using the closing price of our common stock as quoted on the NYSE on the date such restricted stock units and/or performance shares became vested.
(3)	After withholding shares sufficient to cover applicable taxes and fees due upon the vesting of restricted stock units and/or performance shares, the named executive officers retained a total of 93,070 net shares in aggregate with individual shares retained as follows:

Name	Total Net Shares Retained
Ari Bousbib	50,514
Ronald E. Bruehlman	19,477
W. Richard Staub, III	6,261
Kevin C. Knightly	5,260
Eric M. Sherbet	6,156
Costa Panagos	5,402

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2023 Pension Benefits

The following table sets forth information regarding the present value of the accumulated benefits of our named executive officers under our pension plans assumed from IMS Health in the Merger as of December 31, 2023. Only Messrs. Bousbib, Bruehlman and Knightly, as legacy IMS Health employees, are eligible to participate in such plans. No amounts were paid to any of our named executive officers under our pension plans during our 2023 fiscal year.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year	Present Value of Lump Sum Payable if Terminated on 12/31/23 ($)(3)
Ari Bousbib	IMS Health Retirement Plan	12.33	238,263	—	—
	IMS Health Retirement Excess Plan	12.33	5,348,006	—	5,547,756
Ronald E. Bruehlman	IMS Health Retirement Plan	8.50	176,772	—	—
	IMS Health Retirement Excess Plan	8.50	542,427	—	557,827
W. Richard Staub, III	—	—	—	—	—
Kevin C. Knightly	IMS Health Retirement Plan	40.42	682,167	—	—
	IMS Health Retirement Excess Plan	40.42	967,348	—	1,001,004
Eric M. Sherbet	—	—	—	—	—
Costa Panagos	—	—	—	—	—
(1)	Years are credited based on service from the date the individual became a participant in each plan.
(2)	These amounts represent the actuarial present value, as of December 31, 2023, of the total retirement benefit that would be payable to the applicable named executive officers in accordance with the terms of the Retirement Plan and Retirement Excess Plan, as applicable, assuming no future service or compensation increases, and no pre-retirement mortality or termination (i.e., each named executive officer is assumed to retire at age 65 and to receive the benefit of annual interest credits at 4.07% under the Retirement Plan and 4.07% under the Retirement Excess Plan on his account balance until such point). The key actuarial assumptions and methodologies used to calculate the present value of accumulated benefits under both the Retirement Plan and Retirement Excess Plan were (i) a discount rate of 5.32% and 5.10%, respectively, and (ii) the White Collar PRI2012 mortality table with scale MP-2021.
(3)	Under the Retirement Excess Plan, if any of Messrs. Bousbib, Bruehlman or Knightly had experienced a separation from service from us for any reason on December 31, 2023, that executive would have been entitled to receive a single lump sum payment of his accumulated benefit under the Retirement Excess Plan on December 31, 2023. The present value determined as of, and the lump sum payable as of December 31, 2023, is shown above. The following key actuarial assumptions and methodologies were used to calculate the present value on December 31, 2023: the Retirement Excess Plan account balance as of December 31, 2023 was converted into an annuity payable on December 31, 2023, using a 4.69% interest rate and the GAM 83 Unisex Mortality Table. The resulting annuity was converted to a lump sum payable on December 31, 2023, using an interest rate of 3.870% and the GAM 83 Mortality Table.

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IMS Health Defined Benefit Retirement Plans

The following table describes the defined benefit pension plans in which Messrs. Bousbib, Bruehlman and Knightly are eligible to participate.

Plan	Description	Eligibility and Vesting	Benefits Formula	Time and form of Payment	Internal Revenue Code Limitations
IMS Health Retirement Plan	Funded, tax-qualified defined benefit retirement program

All U.S.-based legacy IMS Health employees, including our Chief Executive Officer, Mr. Bruehlman, and Mr. Knightly

Benefits generally vest after three years of qualifying service

This plan was assumed by us in connection with the Merger and closed to new participants effective December 31, 2016

Benefits are defined by a cash balance formula expressed in the form of a notional or “book-keeping” account balance

Each month a participant’s cash balance “account” is increased by (i) pay credits of 6% of the participant’s compensation for that month and (ii) interest credits based on the participant’s hypothetical account balance at the end of the prior month

Monthly interest credits are based on 1/12th of the 30-year Treasury bond yields in effect during the applicable month, subject to a floor of a 3% annual yield

Participants may retire early at age 55 with three years of service

Normal retirement age is 65. Pension benefits are payable as an actuarially equivalent annuity

Lump-sum distributions are only available for benefits valued at $5,000 or less

Employees do not make contributions to the plan

Section 401(a)(17) of the Internal Revenue Code (IRC) limits the annual compensation that may be taken into account in the calculation of benefits under a tax-qualified defined contribution or defined benefit pension plan, including the IMS Health Retirement Plan, to $330,000 in 2023

Section 415 of the IRC limits the annual benefit payable under a tax-qualified defined benefit plan, including the IMS Health Retirement Plan, to $265,000 for 2023

IMS Health Retirement Excess Plan

Unfunded, non-qualified retirement plan utilizing the same benefit formula, compensation recognition, retirement eligibility and vesting provisions as the tax-qualified IMS Health Retirement Plan

This plan provides pension benefits not provided by the IMS Health Retirement Plan due to the IRC limitations noted above

		Certain eligible U.S.- based legacy IMS Health employees, including our Chief Executive Officer, Mr. Bruehlman and Mr. Knightly	We provide, out of our general assets, amounts equal to the difference between the amount that would have been paid in the absence of the aforementioned IRC limits and the amount that may be paid under the IMS Health Retirement Plan	Benefits for the named executives are automatically payable upon termination of employment (subject to a six-month delay, in certain cases, under tax rules applicable to non-qualified deferred compensation) in the form of an actuarially equivalent lump sum	None

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2023 Non-Qualified Deferred Compensation

The following table sets forth information regarding the non-qualified deferred compensation of each of our named executive officers for our 2023 fiscal year under the IMS Health Defined Contribution Executive Retirement Plan (IMS Health DCERP) or the IQVIA Elective Deferred Compensation Plan, as applicable.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at End of Fiscal Year 2023(3) ($)
Ari Bousbib	—	5,179,539	—	19,816,419
Ronald E. Bruehlman	—	—	—	—
W. Richard Staub, III	—	—	—	—
Kevin C. Knightly	—	551,751	—	5,544,977
Eric M. Sherbet	—	—	—	—
Costa Panagos	95,480	70,504	33,280	784,950

(1)	Contributions for Mr. Panagos represent his 2023 earnings, which was deferred in 2023. The contribution amount in this table was reflected in the “2023 Summary Compensation Table” under Salary.
(2)	Earnings for Mr. Bousbib and Mr. Panagos include dividends as well as earnings on the notional investments held. Earnings for Mr. Knightly represent (i) interest credited to his Designated Account (as defined below), and (ii) the increase/decrease in fiscal year 2023 in the fair market value of shares of our common stock notionally held in his Designated Account (as described below).
(3)	The aggregate balance at the end of the year consists of the value of Messrs. Bousbib’s, Knightly’s and Panagos’s respective accounts, as of December 31, 2023. The Stock Account (as defined below) used in the DCERP has been valued using the closing price of our common stock on December 29, 2023 of $231.38, the last business day of fiscal year 2023. Earnings on deferred amounts in Mr. Knightly’s Designated Account, to the extent such earnings were deemed to be “above-market” under applicable SEC rules, have been reflected in the “2023 Summary Compensation Table” in the column labeled “Change in Pension Value and Non-Qualified Deferred Compensation Earnings.”

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The following table describes our non-qualified deferred compensation plans.

Plan	Description	Eligibility and Vesting	Benefits Formula	Time and form of Payment
IMS Health Defined Contribution Executive Retirement Plan (IMS Health DCERP)	Non-qualified, unfunded defined contribution plan

Plan was frozen to new participants and accruals as of June 30, 2012

Previously accrued benefits continue to be eligible to be credited with an interest credit and notional investment returns

Mr. Knightly is fully vested in his account

Participants were able to elect to have their account notionally credited with investment credits (the portion that is so credited is referred to as a “Designated Account”) or, with respect to a designated portion of their account, notionally invested in shares of IMS Health common stock, which then became notionally invested in shares of IQVIA common stock in connection with the Merger (the portion that is so notionally invested is referred to as a “Stock Account”)

			Annual investment credits to a Designated Account are calculated based on the average annual corporate bond yields from the AA to AAA Rated/10+ Years Component of the Merrill Lynch U.S. Corporate Master Index	A participant’s account is paid as a lump sum on or shortly after the date the participant terminates employment with us (subject to a six-month delay, in certain cases, under tax rules applicable to non-qualified deferred compensation)

Plan	Description	Eligibility and Vesting	Benefits Formula	Time and form of Payment
IQVIA Elective Deferred Compensation Plan	Non-qualified, deferred compensation plan	Certain IQVIA employees within the U.S., including our named executive officers, are eligible to participate	Participants may defer up to 80% of their base salaries as of the first day of the calendar year or partial year and up to 100% of any cash bonus earned under the Annual Plan and payable to the participant with respect to that year

Contributions consist solely of participants’ elective deferral contributions with no matching or other employer contributions	Participants may elect to receive date-based, in-service distributions as long as they are active participants in the plan in either a lump sum or in annual installments for up to 15 years

Upon separation from service, participants will receive their distribution either as a lump sum or in annual installments for up to 15 years (subject to a six-month delay, in certain cases, under tax rules applicable to non-qualified deferred compensation)

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Potential Payments Upon Termination or Change in Control

Each of our named executive officers is entitled to receive certain benefits upon a qualifying termination of employment and upon certain change in control transactions. Below we describe payments and benefits that are payable upon certain types of termination of employment or a change in control, or that are enhanced based on the circumstances of a termination or change in control. We do not maintain employment or other stand-alone agreements providing for termination benefits with any of our named executive officers, other than an employment agreement with our Chief Executive Officer, Mr. Bousbib, and a letter agreement with Mr. Staub. Our other named executive officers participate in the IQVIA Employee Protection Plan.

Employment Agreement and Long-Term Incentive Award Agreements with Our Chief Executive Officer

Under the terms of the employment agreement with our Chief Executive Officer, in the event of a “qualifying termination of employment,” he will be entitled to severance of two times annual base salary and target bonus. A qualifying termination is defined as termination by the Company without cause, including as a result of non-renewal of his employment by the Company, or a resignation by the Chief Executive Officer for good reason (each as defined in the employment agreement). Such severance is payable over 24 months, or as a lump sum if the termination occurs within 24 months after a change in control. Pursuant to the terms of his employment agreement and outstanding long-term incentive award agreements, in the event of a “qualifying termination of employment” all outstanding unvested time-based equity awards will fully vest and, if applicable, remain exercisable for their full terms, and unvested performance-based awards will remain eligible for vesting based on performance, or will vest based on target performance if termination follows a change in control within 24 months.

If termination is due to the Chief Executive Officer’s disability or death (as such terms are defined in his agreement), all outstanding unvested equity awards will vest fully, and if applicable, remain exercisable for their full terms, with performance-based awards vesting at target on the termination date. In the case of retirement, with certain limited exceptions, all outstanding unvested time-based awards remain outstanding and continue to vest as scheduled and remain exercisable, as applicable, and performance-based awards remain outstanding and vest based on actual performance. The Chief Executive Officer qualified for retirement in 2023 at age 62.

Upon termination for cause or resignation without good reason, our Chief Executive Officer will be entitled to receive only accrued salary and compensation, without any additional severance.

Any severance payment is contingent upon our Chief Executive Officer executing a release of claims and adhering to restrictive covenants in his employment agreement, including non-competition and non-solicitation for 24 months post-termination. Additional covenants to which our Chief Executive Officer is bound include confidentiality and non-disparagement.

Letter Agreement with Mr. Staub

In the event of a termination of employment by us without cause, Mr. Staub will receive (as defined in the 2023 letter agreement) cash severance, payable in equal monthly installments on our regular payroll schedule during the 24-month non-competition period following termination, equal to (i) 24 months of Mr. Staub’s base salary as of the termination date; (ii) Mr. Staub’s target annual bonus in effect for the year of termination; and (iii) the projected cost of the continuation of group health insurance coverage for Mr. Staub and his eligible dependents pursuant to COBRA for 18 months following the date of termination.

Employee Protection Plan

Messrs. Bruehlman, Knightly and Sherbet participate in the IQVIA Employee Protection Plan which provides for certain payments and benefits if the participant’s employment is terminated without cause (as defined in such plan).

Upon the termination of a participant’s employment without cause, they are entitled to continued base salary payments for a period ranging from two weeks to 52 weeks, depending on the participant’s salary grade level and years of eligible service (two weeks for each year of service, subject to certain minimum periods); continued medical, dental and vision benefits throughout the salary continuation period (or six months, whichever is shorter); and certain outplacement services. Mr. Knightly would be entitled to a maximum of 52 weeks of severance benefits, and each of Messrs. Sherbet and Bruehlman would be entitled to 26 weeks of severance benefits under the Employee Protection Plan.

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A participant is entitled to severance benefits under the Employee Protection Plan following a change in control unless they unilaterally resign, are offered comparable employment with us or the acquiring company, or transfer to a customer or client in connection with a transfer or outsourcing plan. Benefits under the Employee Protection Plan cease when the participant begins to earn compensation from a new employer, and are offset by amounts of any other severance payments that are made to the participant or by the amount of any sign-on incentive or similar amounts paid upon commencement of the participant’s employment, if made within 12 months of the termination. Any salary continuation or benefits payable under the Employee Protection Plan are conditioned upon a release of claims in favor of IQVIA that may include certain restrictive covenants, including non-competition and non-solicitation of clients or employees, applicable during the one-year period following termination of employment or, if longer, the participant’s salary continuation period.

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Summary of Potential Payments

The following table estimates the dollar value of the additional payments and benefits our named executive officers would have been entitled to receive under applicable plans and/or arrangements described above, assuming the applicable triggering event occurred on December 31, 2023.

Name	Type of Payment or Benefit	Involuntary Termination ($)	Retirement ($)	Termination Due to Death/ Disability ($)	Change in Control without Termination ($)	Involuntary Termination Following a Change in Control ($)
Ari Bousbib	Severance Pay(1)	10,800,000	—	—	—	10,800,000
	Time-based equity awards(2)	6,549,491	6,549,491	6,549,491	—	6,549,491
	Performance-based equity awards(3)	25,859,492	25,859,492	25,859,492	—	25,859,492
	Total	43,208,983	32,408,983	32,408,983	—	43,208,983
Ronald E. Bruehlman	Severance Pay(5)	452,500	—	—	—	452,500
	Health & Welfare Benefits(4)	6,554	—	—	—	6,554
	Outplacement(6)	3,109	—	—	—	3,109
	Total	462,163	—	—	—	462,163
W. Richard Staub, III	Severance Pay(5)	2,400,000	—	—	—	2,400,000
	Health & Welfare Benefits(4)	19,656	—	—	—	19,656
	Total	2,419,656	—	—	—	2,419,656
Kevin C. Knightly	Severance Pay(5)	578,000	—	—	—	578,000
	Health & Welfare Benefits(4)	8,961	—	—	—	8,961
	Outplacement(6)	3,109	—	—	—	3,109
	Total	590,070	—	—	—	590,070
Eric M. Sherbet	Severance Pay(5)	321,000	—	—	—	321,000
	Health & Welfare Benefits(4)	8,961	—	—	—	8,961
	Outplacement(6)	3,109	—	—	—	3,109
	Total	333,070	—	—	—	333,070

(1)	Represents two times the sum of our Chief Executive Officer’s base salary and his target annual incentive, which is the amount payable to our Chief Executive Officer under the terms of his employment agreement in connection with a termination of his employment by us without cause or by him for good reason.
(2)	Represents the value of unvested time-based SARs determined based on the difference between the exercise price of the SARs and the closing price of a share of our common stock on December 29, 2023 ($231.38), the last business day of fiscal year 2023, and the value of unvested time-based restricted stock units determined by multiplying the number of shares underlying the award by the closing price of a share of our common stock on December 29, 2023. For purposes of this table, we have assumed that all time-based SARs and restricted stock units would be assumed, continued or substituted in connection with a change in control and that, as a result, all time-based SARs and restricted stock units would not become fully vested in connection with such change in control but rather upon a qualifying involuntary termination following a change in control. The actual treatment of time-based SARs and restricted stock units in connection with a change in control transaction may be different. As described above, any unvested outstanding time-based equity awards held by our Chief Executive Officer would be accelerated in the event of a qualifying termination of employment or in the event of a termination due to death or disability, and in the event of retirement, any unvested outstanding time-based equity awards would continue to vest as scheduled and remain exercisable.
(3)	Represents the value of unvested performance shares (assuming achievement of the performance goals at target), determined by multiplying the number of shares underlying the award by the closing price of a share of our common stock on December 29, 2023 ($231.38). In the event of a qualifying termination of employment, our Chief Executive Officer’s performance shares will remain outstanding and eligible to vest based on performance. In the event of a termination due to death or disability, our Chief Executive Officer’s performance shares would be fully accelerated and paid out at target. For purposes of this table, we have assumed that all performance shares would be assumed, continued or substituted in connection with a change in control and that, as a result, all performance shares would not become fully vested in connection with such change in control but rather upon a qualifying involuntary termination following a change in control. The actual treatment of performance shares in connection with a change in control transaction may be different. As described above, any unvested outstanding performance-based equity awards held by our Chief Executive Officer would be accelerated in the event of a qualifying termination of employment following a change in control or in the event of a termination due to death or disability and would assume the achievement of the performance goals at target, and in the event of retirement, any unvested outstanding performance-based equity awards would remain outstanding and vest based upon actual performance.
(4)	For Messrs. Bruehlman, Knightly and Sherbet, Health & Welfare Benefits represent the cost to the Company of paying its portion of premiums for medical, dental and prescription drug coverage for the executive and his eligible dependents during the period during which salary continuation payments under the provisions of the Employee Protection Plan as in effect on December 31, 2023 are being made. For Mr. Staub, represents the projected cost of group health care continuation for 18 months for Mr. Staub and his eligible dependents, to which he would be entitled under his letter agreement.
(5)	Represents the sum of base salary continuation payable to Messrs. Bruehlman, Knightly and Sherbet under the provisions of the Employee Protection Plan as in effect on December 31, 2023. For Mr. Staub, represents an amount equal to (i) 24 months of base salary and (ii) target annual bonus in effect the year of termination.
(6)	Represents the value of outplacement services that would be available to Messrs. Bruehlman, Knightly and Sherbet under the Employee Protection Plan in the event of a qualifying termination of employment.

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CEO Pay Ratio

U.S. publicly-traded companies are required to disclose the ratio of their chief executive officer’s compensation to that of their median employee. Our Chief Executive Officer to median employee pay ratio was calculated in accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K and the related guidance, and represents a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions, and to make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we report.

During 2023, we identified our median employee by using base salaries or base rate of pay as our consistently applied compensation measure for all individuals, excluding our Chief Executive Officer, who were employed by us on December 1, 2023 (annualized in the case of employees who joined the Company during 2023). Because of our vast global employee population, we also applied the allowed de minimis exemption and excluded non-U.S. employees from certain countries noted below. The total number of excluded employees represented less than 5% of our population. Applying this de minimis exemption, on December 1, 2023, we had 19,849 U.S. employees and 66,852 non-U.S. employees. Irrespective of the de minimis exemption, on this same date we had 19,849 U.S. employees and 69,950 non-U.S. employees. Pursuant to the permitted de minimis exemption, the following countries were excluded from the ratio calculation: Algeria, 25; Bangladesh, 149; Bolivia, 5; Burkina Faso, 1; Chile, 289; Colombia, 436; Costa Rica, 12; Ecuador, 32; Egypt, 227; Ghana, 41; Guatemala, 61; Indonesia, 97; Jordan, 13; Kazakhstan, 5; Latvia, 32; Mexico, 960; Morocco, 49; Namibia, 1; Nigeria, 38; Norway, 47; Pakistan, 72; Panama, 6; Paraguay, 4; Peru, 82; Rwanda, 2; Sierra Leone, 1; Slovenia, 16; Sri Lanka, 38; Tunisia, 28; Ukraine, 228; Uruguay, 6; Venezuela, 6; Vietnam, 89.

For 2023, the annual total compensation of our median employee, calculated under applicable SEC rules, was $91,601. For 2023, the annual total compensation for our Chief Executive Officer is reported in the “2023 Summary Compensation Table” above. On this basis, the ratio of our Chief Executive Officer’s annual total compensation to our median employee’s annual total compensation is estimated at 318:1.

Additionally, our Company is uniquely diverse geographically, having a presence in over 100 countries with material differences in elements of pay. When calculating our pay ratio using only our U.S. population, our Chief Executive Officer to U.S. median employee pay ratio would be estimated at 262:1.

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Pay versus Performance

The following table reports the compensation of our Principal Executive Officer (PEO) and the average compensation of the other Named Executive Officers (Other NEOs) as reported in the Summary Compensation Table for the past four fiscal years, as well as their “compensation actually paid” as calculated pursuant to recently adopted SEC rules and certain performance measures required by the rules.

			Average	Average	Value of Initial Fixed $100 Investment Based On(4):			Company- Selected Measure(5)
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)(3)	Summary Compensation Table Total for Other NEOs(1)	Compensation Actually Paid to Other NEOs(2)(3)	IQVIA’s Total Stockholder Return	Peer Group Total Stockholder Return	Net Income (millions)	Adjusted Diluted EPS Growth(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$29,151,752	$42,292,899	$4,523,047	$4,103,793	$149.75	$170.70	$1,358	0.4%
2022	$30,135,029	$5,961,064	$5,007,016	$1,702,449	$132.61	$158.40	$1,091	12.5%
2021	$28,615,851	$88,421,980	$4,395,745	$10,062,332	$182.60	$157.40	$966	40.7%
2020	$25,575,986	$44,629,998	$2,887,147	$3,051,142	$115.96	$115.30	$279	0.5%

(1)	Ari Bousbib was our PEO for each year presented. The individuals comprising the Other NEOs for each year presented are listed below:

2020	2021	2022	2023
Ron E. Bruehlman	Ron E. Bruehlman	Ron E. Bruehlman	Ron E. Bruehlman
W. Richard Staub, III	W. Richard Staub, III	Costa Panagos	W. Richard Staub, III
Kevin C. Knightly	Kevin C. Knightly	Kevin C. Knightly	Kevin C. Knightly
Eric M. Sherbet	Eric M. Sherbet	Eric M. Sherbet	Eric M. Sherbet
Michael R. McDonnell			Costa Panagos

(2)	The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v)(2)(iii) of Regulation S-K and do not reflect compensation actually earned, realized or received by the PEO or Other NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.
(3)	Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Other NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for PEO	Exclusion of Change in Pension Value for PEO	Exclusion of Stock Awards and Option Awards for PEO	Inclusion of Pension Service Cost for PEO	Inclusion of Equity Values for PEO	Compensation Actually Paid to PEO
2023	$29,151,752	$(844,991)	$(21,157,852)	$258,365	$34,885,625	$42,292,899
2022	$30,135,029	$(420,742)	$(21,388,958)	$296,785	$(2,661,050)	$5,961,064
2021	$28,615,851	$(535,539)	$(18,534,470)	$314,052	$78,562,087	$88,421,980
2020	$25,575,986	$(898,824)	$(15,916,277)	$273,872	$35,595,242	$44,629,998

Year	Average Summary Compensation Table Total for Other NEOs	Average Exclusion of Change in Pension Value for Other NEOs	Average Exclusion of Stock Awards and Option Awards for Other NEOs	Average Inclusion of Pension Service Cost for Other NEOs	Average Inclusion of Equity Values for Other NEOs	Average Compensation Actually Paid to Other NEOs
2023	$4,523,047	$(73,164)	$(3,228,937)	$17,778	$2,865,069	$4,103,793
2022	$5,007,016	$(46,106)	$(3,363,826)	$22,217	$83,148	$1,702,449
2021	$4,395,745	$(45,384)	$(2,548,372)	$23,204	$8,237,139	$10,062,332
2020	$2,887,147	$(60,943)	$(1,728,351)	$7,049	$1,946,240	$3,051,142

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The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO	Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for PEO	Total - Inclusion of Equity Values for PEO
2023	$22,020,972	$1,379,297	0	$11,485,356	0	0	$34,885,625
2022	$16,869,138	$(15,553,971)	0	$(3,976,217)	0	0	$(2,661,050)
2021	$34,647,149	$25,065,538	0	$18,849,400	0	0	$78,562,087
2020	$20,767,428	$8,585,982	0	$6,241,832	0	0	$35,595,242

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Other NEOs	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Other NEOs	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Other NEOs	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Other NEOs	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Other NEOs	Average Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for Other NEOs	Total - Average Inclusion of Equity Values for Other NEOs
2023	$2,411,696	$153,127	0	$1,274,065	$(973,819)	0	$2,865,069
2022	$2,660,228	$(2,066,942)	0	$(510,138)	0	0	$83,148
2021	$4,763,789	$2,005,653	0	$1,467,697	0	0	$8,237,139
2020	$1,707,797	$336,729	0	$149,599	$(247,885)	0	$1,946,240

(4)	The peer group for each listed fiscal year consists of the companies listed as our compensation benchmarking peer group in the Compensation Discussion & Analysis specific for that fiscal year. For 2020 and 2021 the companies included Bausch Health Companies Inc., Boston Scientific Corporation, Cognizant Technology Solutions Corporation, Fiserv, Inc., Laboratory Corporation of America Holdings, Nielsen Holdings plc, Quest Diagnostics Incorporated, Regeneron Pharmaceuticals, Inc., Salesforce, Inc., S&P Global Inc., and Thomson Reuters Corporation (but excludes Allergan plc, acquired by AbbVie Inc. on May 8, 2020). For 2022, all of these companies were included except Nielsen Holdings plc. For 2023, the companies included AbbVie Inc., Accenture plc, Agilent Technologies, Inc., Amgen Inc., Avantor, Inc., Biogen Inc., Bristol Myers Squibb Co., Cognizant Technology Solutions Corp., Danaher Corporation, Eli Lilly & Co., Gartner, Inc., Gilead Sciences, Inc., International Business Machines Corp., ICON Plc, Laboratory Corp of America Holdings, Merck & Co., Inc., Moderna, Inc., Pfizer Inc., Regeneron Pharmaceuticals, Inc., Thermo Fisher Scientific, Inc., Vertex Pharmaceuticals Inc., and Zoetis Inc.
(5)	The Company has identified Adjusted Diluted EPS Growth as the company-selected measure for the pay versus performance disclosure, as it represents the most important financial performance measure used to link compensation actually paid to the PEO and the Other NEOs in 2023 to the Company’s performance. See Appendix A in this Proxy Statement for a reconciliation of Adjusted Diluted EPS Growth, a non-GAAP measure, to the most directly comparable GAAP measure.
(6)	Adjusted Diluted EPS Growth was chosen from the following four most important financial performance measures used by the Company to link compensation actually paid to the PEO and other NEOs in 2023 to the Company’s performance:

Performance Metrics
Adjusted Diluted EPS Growth (as defined in “Compensation Discussion & Analysis—Elements of Compensation—Short-Term Incentive Awards”, described on page 68)
Relative Total Stockholder Return (as defined in “Compensation Discussion & Analysis—Elements of Compensation— Long-Term Incentive Awards”, described on page 71)
Revenue (as defined in “Compensation Discussion & Analysis—Elements of Compensation—Short-Term Incentive Awards”, described on page 68)
Adjusted EBITDA (as defined in “Compensation Discussion & Analysis—Elements of Compensation—Short-Term Incentive Awards”, described on page 68)

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In the “Compensation Discussion and Analysis” section of this Proxy Statement, we provide greater detail on the elements of our executive compensation program and our “pay-for-performance” compensation philosophy. We believe the Company’s executive compensation program and the executive compensation decisions included in the 2023 Summary Compensation Table and related disclosures appropriately reward our PEO and the Other NEOs for Company and individual performance, assist the Company in retaining our senior leadership team and support long-term value creation for our stockholders. The values included in the columns for Compensation Actually Paid to our PEO and the Other NEOs, calculated in accordance with Item 402(v) of SEC Regulation S-K, in each of the fiscal years reported above and over the four-year cumulative period shows how the compensation awarded fluctuated year-over-year, primarily based on our stock price as of the last day of the listed fiscal year, among other factors. As the values change considerably from year-to-year based on stock price performance, they further demonstrate the “pay-for-performance” compensation philosophy of our executive compensation program. As the table demonstrates, the compensation of our PEO and the Other NEOs is higher when our stock price performs well, and lower when the stock price does not perform as well, demonstrating the clear alignment of interests of our PEO and the Other NEOs and our stockholders.

Given a significant amount of the values in the columns for Compensation Actually Paid to our PEO and the Other NEOs are based on our stock price as of a particular date in time, and specifically under the SEC rules, required to be the last day of the listed fiscal year, it is important to note that the values could have been dramatically different if other dates were chosen. To illustrate, in 2020, our stock price fluctuated from a low of $81.79 per share to a high of $180.99, with the closing share price on December 31, 2020, representing 98.99% of our 52-week high for 2020. In 2021, our stock price fluctuated from a low of $170.00 per share to a high of $285.61, with the closing share price on December 31, 2021, representing 98.79% of our 52-week high for 2021. In 2022, our stock price fluctuated from a low of $165.75 per share to a high of $282.52, with the closing share price on December 31, 2022, representing 72.52% of our 52-week high for 2022. And finally, in 2023, our stock price fluctuated from a low of $167.42 per share to a high of $241.86, with the closing share price on December 31, 2023, representing 95.67% of our 52-week high for 2023. Accordingly, the values in the columns for Compensation Actually Paid to our PEO and the Other NEOs could have been significantly less if other dates were chosen or if our stock price happened to be lower on the last day of the listed fiscal year.

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Relationship Between Compensation Actually Paid and Performance Measures

In light of the significant weighting of long-term stock-based incentives in our pay mix due to the intended alignment between our named executive officers and stockholders, the Compensation Actually Paid values are significantly influenced by the value of IQVIA’s stock price. The table below reflects the relationship between the PEO and the average Other NEO compensation actually paid and the performance measures shown in the pay versus performance table from 2020 to 2023:

Period	Compensation Actually Paid to PEO	Average Compensation Actually Paid to Other NEOs	IQVIA’s TSR	Peer Group TSR	Net Income	Adj. Diluted EPS Growth
2020 to 2023	(5%)	35%	50%	71%	387%	60%

•	Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Other NEOs and the Company’s Cumulative TSR. From 2020 to 2023, the compensation actually paid to our PEO decreased by 5% and the average of the compensation actually paid to the Other NEOs increased by 35%, compared to a 50% increase in our TSR over the same time period.

•	Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Other NEOs and the Company’s Net Income. From 2020 to 2023, the compensation actually paid to our PEO decreased by 5% and the average of the compensation actually paid to the Other NEOs increased by 35%, compared to a 387% increase in our Net Income over the same time period.

•	Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Other NEOs and the Company’s Adjusted Diluted EPS Growth. From 2020 to 2023, the compensation actually paid to our decreased by 5% and the average of the compensation actually paid to the Other NEOs increased by 35%, compared to a 60% increase in our Adjusted Diluted EPS over the same time period.

•	Relationship Between the Company’s TSR and the Peer Group TSR. The TSR for the peer group disclosed in the table above increased by 71% from 2020 to 2023 as compared to the Company’s TSR, which increased by 50% over the same time period.

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PROPOSAL NO. 3  Stockholder Proposal: Transparency in Political Spending

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which the Company and the Board accept no responsibility. The stockholder proposal is required to be voted on at our 2024 Annual Meeting only if properly presented at our 2024 Annual Meeting.

John Chevedden, the beneficial owner of at least $2,000 in market value of the Company’s common stock on the date the proposal was submitted and for at least the preceding year, has notified the Company of their intent to present the following proposal at the 2024 Annual Meeting.

Proposal 3 – Transparency in Political Spending

Resolved, Shareholders request that IQVIA provide a report, updated semiannually, disclosing the Company’s:

1.	Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.
2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:
A.	The identity of the recipient as well as the amount paid to each; and
B.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting. This proposal does not address spending on lobbying.

Supporting Statement

As a long-term shareholder of IQVIA, I support transparency and accountability in corporate electoral spending. This includes any activity considered intervention in a political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations, and independent expenditures or electioneering communications on behalf of federal, state, or local candidates.

A company’s reputation, value, and bottom line can be adversely impacted by political spending. The risk is especially serious when giving to trade associations, Super PACs, 527 committees, and “social welfare” organizations – group that routinely pass money to or spend on behalf of candidates and political causes that a company might not otherwise wish to support.

The Conference Board’s 2021 “Under a Microscope” report details these risks, recommends the process suggested in this proposal, and warns “a new era of stakeholder scrutiny, social media, and political polarization has propelled corporate political activity – and the risks that come with it – into the spotlight. Political activity can pose increasingly significant risks for companies, including the perception that political contributions – and other forms of activity – are at odds with core company values.”

This proposal asks IQVIA to disclose all of its electoral spending, including payments to trade associations and other tax-exempt organizations which may be used for electoral purposes – and are otherwise undisclosed. This would bring our Company in line with a growing number of leading companies, including Cognizant Technology Solutions Corporation, Fiserv, Inc. and Regeneron Pharmaceuticals, Inc., which present this information on their websites.

Without knowing the recipients of our company’s political dollars shareholders cannot sufficiently assess whether our company’s election-related spending aligns or conflicts with its policies on climate change and sustainability, or other areas of concern. Please support this important governance reform.

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IQVIA’s Statement in Opposition

After careful consideration, the Board unanimously recommends a vote AGAINST this proposal for the reasons provided below:

IQVIA has procedures in place to provide appropriate oversight of our limited corporate political contributions and has recently increased transparency of our political spending.

IQVIA has historically engaged in very limited corporate political contributions, even less engagement with individual campaigns and has not used any corporate funds for political contributions to federal candidates or national political parties.  We also do not have a political action committee.

Proposal No. 3 focuses primarily on obtaining enhanced disclosures on policies and procedures for contributing to candidates for public office, influencing elections and identifying such contributions and expenditures and does not seek additional disclosures on lobbying activities. While IQVIA has already publicly disclosed certain of its policies and procedures around political contributions in its Code of Conduct, including that no IQVIA employee nor anyone acting on the Company’s behalf may make any direct or indirect political contribution or expenditure on behalf of IQVIA unless authorized in writing by the Legal Department, we have recently decided to publish our Political Activity Policy and our Political Spend Report on our website at ir.iqvia.com and intend to update the report on an annual basis. This Policy and Report complement our Code of Conduct and Political Campaign and Government Affairs Activities Policy, which govern how IQVIA employees may participate in civic and political activities on their own time in a way that makes clear that such personal activities are not done on behalf of IQVIA.

IQVIA’s Political Activity Policy generally prohibits the use of corporate funds for political contributions to U.S. state and local candidates and committees or ballot measure committees, unless approved in advance by the Company’s General Counsel. The Nominating and Governance Committee of the IQVIA Board of Directors (the N&G Committee) is responsible for overseeing the Company’s public affairs and public policy initiatives and periodically reviewing the Company’s policies, activities and expenditures with respect to political contributions. Furthermore, the Company has recently published on its website a Political Spend Report, which was reviewed and approved by the N&G Committee, including the very limited state contributions and expenditures made by the Company in the U.S. (including to trade associations and other tax-exempt and similar organizations that may engage in political activity). Our Political Spend Report shows that where we do participate in trade associations, we prioritize those that are directly aligned with our mission to accelerate innovation for a healthier world. In 2023, we had memberships in only three U.S. trade associations where dues exceeded $50,000 and all three—Association of Clinical Research Organizations, Real World Evidence Alliance and Healthcare Leadership Council—were directly aligned with our mission, and none of the dues exceeded $200,000.

Given the existing oversight controls we already have in place, the Company’s limited corporate political contributions, and our recently enhanced transparency, the information requested by the proposal would not provide stockholders with any additional meaningful information.

Our Political Activity Policy and Political Spend Report are available on our investor relations website: ir.iqvia.com.

To further illustrate how our current policies already implement the proposal, the following chart shows the principal aspects of the proposal and how IQVIA is fulfilling each:

Stockholder Proposal Requests	Action Taken by IQVIA
The Company provide a report, updated semiannually, that is presented to the board of directors or relevant board committee and posted on the Company’s website.

•   Beginning in February 2024, IQVIA disclosed on its investor relations website, and will continue to post on an annual basis, a Political Spend Report including state and local contributions and expenditures and U.S. trade association dues made by the Company as well as the non-deductible portion of the dues as reported by the relevant trade association.

•   The Political Spend Report will be reviewed and approved by the N&G Committee annually. We believe an annual frequency is appropriate given our limited corporate political contributions.

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Stockholder Proposal Requests	Action Taken by IQVIA
Disclose the policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to participate or intervene in any campaign on behalf of (or in opposition to) any candidate for public office.

•   IQVIA does not have a Company-sponsored political action committee. In accordance with U.S. federal election law, IQVIA does not use corporate funds for political contributions to federal candidates, national political parties or committees of such parties.

•   IQVIA does not make corporate contributions to state or local candidates or committees or ballot measure committees, unless approved by the General Counsel. The N&G Committee receives periodic updates from the General Counsel and approves the Company’s Political Spend Report, which is updated annually.

•   Our Political Activity Policy and our Political Spend Report are available on our investor relations website at ir.iqvia.com.

Disclose the policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to influence the general public, or any segment thereof, with respect to an election or referendum.

•   Beginning in February 2024, IQVIA disclosed its Political Activity Policy and its Political Spend Report on its investor relations website, and will continue to post on an annual basis, the Political Spend Report including state and local contributions and expenditures and trade association dues made by the Company in the United States for the year.

•   IQVIA does not make any independent expenditures or electioneering communications, nor does it contribute to any organizations for the purpose of funding such efforts, unless approved by the General Counsel.

Disclose the monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any campaign on behalf of (or in opposition to) any candidate for public office, including: the identity of the recipient as well as the amount paid to each; and the title(s) of the person(s) in the Company responsible for decision-making.

•   On an annual basis, IQVIA will post on its investor relations website a Political Spend Report including state and local contributions and expenditures and U.S. trade association dues in excess of $50,000 made by the Company as well as the non-deductible portion of the dues as reported by the relevant trade association. We believe this threshold for trade association dues provides appropriate transparency of the payments most relevant to our stockholders.

•   Disclosure of trade association dues below this threshold would create unnecessary administrative burden and would not provide decision-useful information to our stockholders.

Disclose the monetary and non-monetary contributions and expenditures (direct and indirect) used to influence the general public, or any segment thereof, with respect to an election or referendum, including: the identity of the recipient as well as the amount paid to each; and the title(s) of the person(s) in the Company responsible for decision-making.

•   On an annual basis, IQVIA will post on its investor relations website a Political Spend Report including state and local contributions and expenditures and U.S. trade association dues in excess of $50,000 made by the Company as well as the non-deductible portion of the dues as reported by the relevant trade association. We believe this threshold for trade association dues provides appropriate transparency of the payments most relevant to our stockholders.

•   Disclosure of trade association dues below this threshold would create unnecessary administrative burden and would not provide decision-useful information to our stockholders.

Board Recommendation

For the foregoing reasons, our Board believes that the approval of this stockholder proposal is not in the best interests of stockholders or the Company and recommends that you vote AGAINST this Proposal 3.

Against	THE BOARD UNANIMOUSLY RECOMMENDS THAT TO ENHANCE STOCKHOLDER VALUE VOTE “AGAINST” THIS PROPOSAL.

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PROPOSAL NO. 4  Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the year ending December 31, 2024. Ratification of the appointment of PricewaterhouseCoopers requires the vote of a majority of the shares of our common stock cast affirmatively or negatively on the matter. A representative of PricewaterhouseCoopers is expected to be available to answer appropriate questions at the 2024 Annual Meeting and is free to make statements during the 2024 Annual Meeting.

The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the stockholders do not ratify the appointment, the Audit Committee may investigate the reasons for stockholder rejection and may consider whether to retain PricewaterhouseCoopers or to appoint another independent registered public accounting firm.

Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of our stockholders or the Company.

For	THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

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Audit

Audit Committee Report

The Audit Committee has selected PricewaterhouseCoopers as our independent registered public accounting firm for the year ending December 31, 2024. The Board will ask our stockholders to ratify this selection at the 2024 Annual Meeting.

PricewaterhouseCoopers served as our independent registered public accounting firm for the years ended December 31, 2023, and 2022. Prior to the Merger, PricewaterhouseCoopers had been independent auditor of Quintiles continuously since 2002 and for IMS Health continuously since 1998.

Among its functions, the Audit Committee reviews our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States of America.

The Audit Committee has reviewed and discussed the annual audited financial statements with management and the independent registered public accounting firm, PricewaterhouseCoopers. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board AS 1301, and reviewed the results of the independent registered public accounting firm’s audit of the consolidated financial statements.

PricewaterhouseCoopers has also confirmed to us that it is in compliance with the rules, standards and policies of the Independence Standards Board and the SEC governing auditor independence. The Audit Committee received and discussed with PricewaterhouseCoopers its written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has considered whether the provision of non-audit services by our independent registered public accounting firm is compatible with the auditor’s independence.

Based on the reviews and discussions referred to above, and the guidelines specified by the Audit Committee Charter, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023.

The Audit Committee

James A. Fasano, Chair
Carol J. Burt
Colleen A. Goggins
John M. Leonard, M.D.
Sheila A. Stamps

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Fees Paid to Independent Registered Public Accounting Firm

PricewaterhouseCoopers has served as our independent auditor for the years ended December 31, 2023, and 2022. In addition to rendering audit services during those two years, PricewaterhouseCoopers performed various non-audit services for us worldwide.

Audit and Other Fees for Past Two Fiscal Years

The following table sets forth the aggregate fees billed to the Company for services rendered by PricewaterhouseCoopers for fiscal years 2023 and 2022.

	(in thousands)
	2023	2022
Audit fees(1)	$9,140	$8,850
Audit-related fees(2)	127	135
Tax fees(3)	3,500	1,200
All other fees(4)	20	20
TOTAL	$12,787	$10,205
(1)	Audit fees principally include services related to the annual audit of the consolidated financial statements, quarterly review of our interim consolidated financial statements, statutory audits of foreign subsidiaries, SEC registration statements and other filings, and consultation on accounting matters.
(2)	Audit-related fees, if any, would consist principally of due diligence services and financial accounting and reporting consultations for related services not already reported in audit fees.
(3)	Tax fees relate primarily to professional services for tax compliance, advice and planning services. These services included U.S. and non-U.S. tax services.
(4)	All other fees consisted of non-audit and accounting research services.

All audit and non-audit services to be performed by our independent registered public accounting firm must be approved in advance by the Audit Committee. As permitted by SEC rules, the Audit Committee also has delegated to each of its members, acting singly, the authority to pre-approve any audit or non-audit services if the need for pre-approval arises between regularly scheduled meetings. Such interim approvals, together with full documentation, are presented to the Audit Committee at its next scheduled meeting.

As early as practicable in each fiscal year, the independent registered public accounting firm provides to the Audit Committee a schedule of the audit and other services that the independent registered public accountants expect to provide or may provide during the year. The schedule must be specific as to the nature of the proposed services, the proposed fees and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline the proposed services. Upon approval, this schedule will serve as the budget for fees by specific activity or service for the year.

A schedule of additional services proposed to be provided by the independent registered public accountants, or proposed revisions to services already approved, along with associated proposed fees, may be presented to the Audit Committee for their consideration and approval at any time. The schedule must be specific as to the nature of the proposed service, the proposed fee, and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline authorization for each proposed new service.

Applicable SEC rules and regulations permit waiver of the pre-approval requirements for services other than audit, review or attest services if certain conditions are met. Out of the services characterized above as audit-related and tax, none were billed pursuant to these provisions in fiscal 2023 without pre-approval.

The Audit Committee has considered the compatibility of non-audit services performed by PricewaterhouseCoopers with its independence and has concluded that the provision of non-audit services by PricewaterhouseCoopers is compatible with that firm maintaining its independence from us and our management.

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Security Ownership of Certain Beneficial Owners and Management

Unless otherwise indicated, the following table sets forth information relating to the beneficial ownership of our common stock as of January 31, 2024, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. Except as otherwise indicated, and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to all shares of common stock held by that person.

The percentage of shares beneficially owned is computed on the basis of 181,508,592 shares of our common stock outstanding as of January 31, 2024. Shares of our common stock that a person has the right to acquire within 60 days of January 31, 2024, are deemed outstanding for purposes of computing the percentage ownership of such person’s holdings but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o IQVIA Holdings Inc., 2400 Ellis Road, Durham, North Carolina 27703.

	Shares Beneficially Owned
Name of Beneficial Owners	Number	Percent
5% stockholders:
The Vanguard Group(1)	21,077,827	11.6%
BlackRock, Inc.(2)	15,166,087	8.4%
Harris Associates L.P.(3)	9,747,869	5.4%
Directors and named executive officers:
Ari Bousbib(4)	2,435,926	1.3%
Ronald E. Bruehlman(5)	91,400	*
W. Richard Staub, III(6)	38,113	*
Kevin C. Knightly(7)	112,583	*
Eric M. Sherbet(8)	91,249	*
Costa Panagos(9)	14,250	*
Carol J. Burt(10)	5,962	*
John P. Connaughton(11)	—	—
John G. Danhakl(12)	147,985	*
James A. Fasano(13)	1,063	*
Colleen A. Goggins(14)	13,561	*
John M. Leonard(15)	12,736	*
Leslie Wims Morris(16)	3,063	*
Todd B. Sisitsky(11)	—	—
Sheila A. Stamps(17)	2,058	*
All executive officers and directors as a group (16 persons)(18)	2,971,639	1.6%

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*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.
(1)	As reported by The Vanguard Group in a Schedule 13G filed with the SEC on February 13, 2024, which reported holdings as of December 29, 2023. The Schedule 13G states that The Vanguard Group has shared voting power with respect to 242,171 shares, sole dispositive power with respect to 20,291,634 shares, and shared dispositive power with respect to 786,193 shares. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(2)	As reported by BlackRock, Inc. in a Schedule 13G filed with the SEC on January 25, 2024, which reported holdings as of December 31, 2023. The Schedule 13G states that BlackRock, Inc. has sole voting power with respect to 13,884,087 shares and sole dispositive power with respect to 15,166,087 shares. The principal business address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(3)	As reported by Harris Associates L.P. in a Schedule 13G filed with the SEC on February 14, 2024, which reported holdings as of December 31, 2023. The Schedule 13G states that Harris Associates L.P. has sole voting power with respect to 7,848,356 shares and sole dispositive power with respect to 9,747,869 shares. The principal business address of Harris Associates L.P. is 111 South Wacker Drive, Suite 4600, Chicago, IL 60606.
(4)	Includes 1,106,645 shares underlying stock appreciation rights that are currently exercisable or scheduled to vest within 60 days and 14,872 shares underlying restricted stock units scheduled to vest within 60 days of January 31, 2024. Of the shares beneficially owned, 543,302 shares of common stock are held in trust for the benefit of members of Mr. Bousbib’s family.
(5)	Includes 48,133 shares underlying stock appreciation rights that are currently exercisable or scheduled to vest within 60 days and 4,185 shares underlying restricted stock units scheduled to vest within 60 days of January 31, 2024. Of the shares beneficially owned, 11,893 shares of common stock are held in Ronald E. Bruehlman Revocable Trust.
(6)	Includes 7,989 shares underlying stock appreciation rights that are currently exercisable or scheduled to vest within 60 days and 1,292 shares underlying restricted stock units scheduled to vest within 60 days of January 31, 2024.
(7)	Includes 88,143 shares underlying stock appreciation rights that are currently exercisable or scheduled to vest within 60 days and 1,321 shares underlying restricted stock units scheduled to vest within 60 days of January 31, 2024. Also includes 18,566 notional shares held under the IMS Health DCERP.
(8)	Includes 69,577 shares underlying stock appreciation rights that are currently exercisable or scheduled to vest within 60 days and 1,447 shares underlying restricted stock units scheduled to vest within 60 days of January 31, 2024.
(9)	As reported in a Form 4 filed with the SEC on September 21, 2023, which reported holdings as of September 19, 2023. Mr. Panagos exited the Company on September 25, 2023.
(10)	Consists of 5,962 shares of common stock held in Carol Burt Hilliard Revocable Trust.
(11)	Messrs. Connaughton and Sisitsky do not participate in the non-employee director compensation program, and therefore do not receive annual equity awards.
(12)	Consists of 26,402 shares of common stock held in trust for the benefit of members of Mr. Danhakl’s family, 120,000 shares of common stock held by the Danhakl Family Foundation, of which Mr. Danhakl is a trustee and 1,583 notional shares held under the IQVIA Holdings Inc. Non-Employee Director Deferral Plan.
(13)	Consists of 1,063 shares of common stock issued pursuant to Company stock incentive plans.
(14)	Consists of 10,243 shares of common stock issued pursuant to Company stock incentive plans and 3,318 notional shares held under the IQVIA Holdings Inc. Non-Employee Director Deferral Plan.
(15)	Consists of 12,736 shares of common stock issued pursuant to Company stock incentive plans.
(16)	Consists of 2,058 shares of common stock issued pursuant to Company stock incentive plans and 1,005 notional shares held under the IQVIA Holdings Inc. Non-Employee Director Deferral Plan.
(17)	Consists of 2,058 shares of common stock issued pursuant to Company stock incentive plans.
(18)	Includes 1,321,552 shares underlying stock appreciation rights that are currently exercisable or scheduled to vest within 60 days, 23,306 shares underlying restricted stock units scheduled to vest within 60 days, 18,566 notional shares held under the IMS Health DCERP and 5,906 notional shares held under the IQVIA Holdings Inc. Non-Employee Director Deferral Plan.

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Certain Relationships and Related Person Transactions

Related Party Transactions Approval Policy

We have adopted a written policy assigning responsibility to our Audit Committee for reviewing and approving related party transactions. For purposes of this policy, a related person transaction includes any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K adopted by the SEC.

In the course of its review of related party transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. Related party transactions must be approved or ratified by the Audit Committee based on full information concerning the proposed transaction, including the related persons involved; their relationship to the Company; their interest and role in the transaction; the proposed terms of the transaction, including materiality and character of the related party’s direct or indirect interest; the benefits and perceived benefits, or lack thereof, to the Company and the related party; the availability to the Company of alternative means or transactions by which to obtain like benefits; terms that would prevail in a similar transaction with an unaffiliated third party; the actual or apparent conflict of interest of the related party; and such other information as our Audit Committee deems appropriate. Our policy provides that we generally should not engage in related party transactions unless the Audit Committee has determined that, upon consideration of all relevant information, the proposed transaction is in, or not inconsistent with, the best interests of the Company and its stockholders.

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About the 2024  Annual Meeting

Who is entitled to vote at the 2024 Annual Meeting? How many shares can I vote?

Only stockholders of record on February 20, 2024, are entitled to receive notice of and to vote at the 2024 Annual Meeting. Each share of our common stock is entitled to one vote. There is no cumulative voting. On February 20, 2024, there were 182,013,590 shares of common stock outstanding.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the SEC, we may furnish proxy materials, including this proxy statement and our most recent Annual Report on Form 10-K, to our stockholders by providing access to such documents online instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability of Proxy Materials, which was mailed to the holders of our common stock, will instruct you as to how you may access and review all of the proxy materials online. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy online. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice of Internet Availability of Proxy Materials.

What constitutes a quorum?

A quorum of shares is necessary to hold a valid stockholders’ meeting. Our Bylaws provide that a majority of the total votes entitled to be cast by the holders of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, present in person or represented by proxy, will constitute a quorum at meetings of stockholders. Shares for which a stockholder directs an “abstention” from voting, as well as shares that a broker holds in “street name” and votes on some matters but not others (known as “broker non-votes,” which result when brokers have not received voting instructions from their customers on certain non-routine matters), will be counted for purposes of establishing a quorum.

What proposals will be voted on at the 2024 Annual Meeting? How does the Board recommend that I vote? What vote is required to approve each item of business?

The chart below summarizes the items of business for the 2024 Annual Meeting, the voting requirements, and the effects of broker non-votes and abstentions, as prescribed by our corporate governance documents and Delaware law, on the outcome of the vote for these proposals at the 2024 Annual Meeting.

Proposal	Board Recommendation	Vote Required	Effect of Abstentions and Broker Non-Votes
Election of six director nominees to one-year terms	FOR each nominee	Majority of votes cast	No effect
Advisory (non-binding) vote to approve our executive compensation (say-on-pay)	FOR	Not Applicable(1)	No effect
Stockholder proposal, if properly presented	AGAINST	Not Applicable(1)	No effect
Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024	FOR	Majority of votes cast	No effect
(1)	Given this is an advisory vote, there is no required approval threshold.

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Majority Voting Standard for Election of Directors

Directors are elected by receiving a majority of the votes cast in uncontested elections, which means the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that director nominee. Any incumbent director who fails to receive a majority of votes cast in an uncontested election must tender his or her resignation to the Board. The N&G Committee will make a recommendation to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The N&G Committee and the Board, in making its recommendation or decision, as applicable, must consider what it believes is in the best interests of the Company and its stockholders, and may consider any factor or other information it deems relevant. The Board will act on the tendered resignation, taking into account the N&G Committee’s recommendation, and will publicly disclose its decision regarding the resignation within 90 days after the results of the election are certified.

In a contested election, directors are elected by a plurality of the votes cast. A contested election is a situation in which the number of nominees exceeds the number of directors to be elected. Whether an election is contested is determined ten days in advance of when we file our definitive Proxy Statement with the SEC.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name on the books and records of our transfer agent, Equiniti Trust Company, LLC (Equiniti), you are considered, with respect to those shares, the “stockholder of record.” Proxy materials or a Notice of Internet Availability of Proxy Materials have been sent directly to you by us.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name, and these proxy materials or a Notice of Internet Availability of Proxy Materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following their instructions. Please note that because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting.

How do stockholders vote?

If you are a stockholder of record, you may vote your shares in any of the following ways:

In person

You may attend the 2024 Annual Meeting and cast your vote there. If you have already voted online, by telephone or by mail, your vote at the 2024 Annual Meeting will supersede your prior vote.

By proxy

Stockholders of record have a choice of voting by proxy:

•	over the Internet at www.voteproxy.com;

•	by using the toll-free telephone number 1-800-PROXIES (1-800-776-9437) in the United States or 1-201-299-4446 from foreign countries from any touch-tone telephone and following the instructions, as noted on your proxy card; or

•	by completing a proxy card and mailing it in the postage-paid envelope provided. Please allow sufficient time for delivery of your proxy card if you decide to vote by mail.

The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. E.D.T. on April 15, 2024.

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If you are a beneficial owner holding shares in street name, please refer to your proxy card or the voting instruction form forwarded by your broker, bank or other nominee to see which of the above choices are available to you. Brokers are not permitted to vote on Proposal Nos. 1, 2 or 3 without instructions from the beneficial owner of the shares. It is particularly important, if you hold your shares through a broker or other nominee, that you instruct your broker how you wish to vote your shares because brokers will have discretionary voting authority only with respect to Proposal No. 4 if you do not do so.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. If you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

If a stockholder gives a proxy, how are the shares voted?

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card (your “proxies”) will vote your shares in the way that you indicate. The individuals named as proxies on the proxy card are Mr. Bousbib, our Chairman and Chief Executive Officer, Mr. Bruehlman, our Executive Vice President and Chief Financial Officer, and Mr. Sherbet, our Executive Vice President, General Counsel and Secretary. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on the election of each director or voted for or against or to abstain from voting on all, some or none of the other items of business to come before the 2024 Annual Meeting.

If you properly sign your proxy card but do not indicate how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted as the Board recommends.

It is possible that items of business other than those listed above may be brought before stockholders at the 2024 Annual Meeting. The individuals named as proxies on the proxy card will vote shares for which you have given a proxy on the matter as recommended by the Board, or, if no Board recommendation is given, the proxies will vote the shares in their discretion.

In any event, the individuals named as proxies on the proxy card must comply with the rules of the SEC when voting shares on a discretionary basis. At the date of this Proxy Statement, we have not received any notice regarding any other matter to come before the 2024 Annual Meeting that was timely in accordance with our Bylaws.

If I vote by proxy, may I still attend the 2024 Annual Meeting?

Voting over the Internet, by telephone or by sending in a signed proxy card will not prevent you from attending the 2024 Annual Meeting and voting in person.

Who can attend the 2024 Annual Meeting?

Any Company stockholder as of the close of business on February 20, 2024, may attend the meeting. You will need proof of ownership to enter the meeting. Even if you plan to attend the meeting, please vote your shares in advance by submitting a proxy.

If your shares are held in street name you must present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. Please note that if you are a beneficial holder and would like to vote at the meeting in person, you will need to bring a legal proxy from your broker, bank or other holder of record.

Stockholders must also present a valid form of photo identification, such as a driver’s license, in order to be admitted to the meeting. No cameras, recording equipment, large bags or packages will be permitted in the meeting.

For directions to the meeting, you may contact the Secretary of the Company at 2400 Ellis Road, Durham, North Carolina 27703.

How can I revoke a proxy?

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary (which must be filed with the Secretary by the time the 2024 Annual Meeting begins), or by attending the 2024 Annual Meeting and voting in person.

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Who is paying the costs of this proxy solicitation?

Proxies will be solicited by the Company on behalf of the Board by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. We will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy materials to beneficial owners. Certain of our directors, officers and employees, without additional compensation, may also solicit proxies on our behalf in person, by telephone, or by electronic communication. In addition, we have engaged Morrow Sodali LLC to assist in the solicitation from brokers, bank nominees and institutional holders for a fee of $12,000 plus out-of-pocket expenses.

How can I find out the results of the voting at the 2024 Annual Meeting?

Equiniti will receive and tabulate the vote in connection with the 2024 Annual Meeting. Representatives of Equiniti will act as the independent Inspectors of Election and in this capacity will supervise the voting, decide the validity of proxies and certify the results. Equiniti has been instructed that the vote of each stockholder must be kept confidential and may not be disclosed (except in legal proceedings or for the purpose of soliciting stockholder votes in a contested proxy solicitation).

Voting results will be announced by the filing of a Current Report on Form 8-K with the SEC within four business days after the 2024 Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Why did my household only receive one paper copy of the Notice? How can I obtain an additional copy of the proxy materials?

We have adopted a procedure approved by the SEC known as “householding.” Under this procedure, we deliver a single copy of the Notice and, if requested, our proxy materials, to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs and the environmental impact of our annual meetings. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate Notice or a copy of this Proxy Statement and our 2023 Annual Report on Form 10-K to any stockholder at a shared address to which we delivered a single Notice.

To receive free of charge a separate copy of this Proxy Statement and our 2023 Annual Report on Form 10-K, stockholders may write or call us at the following:

Investor Relations Department
2400 Ellis Road
Durham, North Carolina 27703
ir@iqvia.com
203-448-4600

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

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How can I reduce the number of proxy materials I receive?

If more than one copy of this Proxy Statement and our 2023 Annual Report on Form 10-K has been mailed to your address, and you wish to reduce the number of reports you receive and save us the cost of producing and mailing these reports, or if you wish to receive your reports via the Internet, please let us know. We will discontinue the mailing of reports on the accounts you select if you mark the designated box on the appropriate proxy card(s). At least one account must continue to receive an annual report and proxy statement either via mail or via Internet delivery.

How can I receive electronic access to proxy materials?

If you hold shares registered in your name, you may sign up at www.investordelivery.com to receive electronic access to proxy materials for future meetings, rather than receiving mailed copies. If you choose electronic access, you will receive an email notifying you when our 2023 Annual Report on Form 10-K and this Proxy Statement are available, with electronic links to access the documents (in PDF and HTML formats) on a website and instructions on how to vote online. Your enrollment for electronic access will remain in effect unless you cancel it, which you can do up to two weeks before the record date for any future annual meeting.

If you own your shares in street name, you may be able to obtain electronic access to proxy materials by contacting your broker, bank, trustee or other intermediary, or by going online at www.proxyvote.com.

If I cannot attend the 2024 Annual Meeting, what are the deadlines for voting?

If you choose to vote over the Internet or by telephone, you must complete the process no later than 11:59 p.m. E.D.T. on Monday, April 15, 2024. It is not necessary for you to also return your proxy card.

If you choose to vote by mailing a proxy card, you should mail your signed proxy card sufficiently in advance for it to be received no later than 9:00 a.m. E.D.T. on Monday, April 15, 2024.

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Other Relevant Information

Compensation Committee Interlocks and Insider Participation

None of the members of the LDC Committee have at any time been an officer or employee of the Company or any of its subsidiaries. During 2023, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or LDC Committee.

Overview of Russian Operations

Historically, our operations in Russia have represented an immaterial portion of our overall business, largely focused on supporting global pharmaceutical companies conducting clinical studies in the country. Decisions on whether to conduct a clinical study in a particular country are made by the global pharmaceutical companies sponsoring the applicable studies. Clinical trial investigators are responsible for the overall conduct of a clinical study at a particular study site. IQVIA’s primary role in supporting clinical studies on behalf of our pharmaceutical customers is to provide oversight of the conduct, safety, and integrity of the clinical studies across all sites where the studies are being conducted.

At the outset of the conflict between Russia and Ukraine, for studies in start-up or early phase in Russia, we provided recommendations to our customers to redirect patient recruitment away from Russia to other countries based on consultations with our customers. At the same time, for studies that had already enrolled Russian patients into studies, we consulted with customers about the safety impact of discontinuing ongoing studies in Russia. We, and our customers, recognized ethical and regulatory obligations in connection with the safety of Russian subjects who entrusted their health and wellbeing to the physician investigators and trial sponsors conducting clinical research. This requires IQVIA and our customers to continue an ongoing and appropriate level of oversight for some studies already underway in Russia. Failure to do so could potentially jeopardize the safety of patients as well as fail to detect important medical effects of the therapies being investigated, which would have a deleterious impact on patients around the world. Decisions to continue or discontinue a clinical study in Russia, or elsewhere, are principally the responsibility of our customers and we are largely guided by their decisions to commence or discontinue trials in compliance with applicable laws. Our business in Russia continues to decline as studies that were in-flight at the time the conflict began are completed.

Other Matters

We know of no matters, other than those referred to in this Proxy Statement, which will be presented at the 2024 Annual Meeting. If, however, any other appropriate business is properly presented at the 2024 Annual Meeting, the individuals named in the enclosed proxy card will have discretion to vote on those matters for you.

Stockholder Proposals and Nominees for 2025 Annual Meeting of Stockholders

Under SEC rules, for a stockholder proposal to be included in our proxy statement (and form of proxy) for presentation at our 2025 annual meeting of stockholders the proposal must be received by us, marked to the attention of Secretary of the Company at 2400 Ellis Road, Durham, North Carolina 27703 by October 26, 2024. As the rules of the SEC make clear, merely submitting a proposal does not guarantee it will be included in our proxy statement.

Our Bylaws provide for a right of proxy access. The proxy access bylaw enables stockholders, under specified conditions, to include their nominees for election as directors in our proxy statement. Under our Bylaws, a stockholder, or a group of up to 20 stockholders, who has continuously owned at least 3% of our outstanding shares of common stock for at least three consecutive years may nominate up to 20% of the Board or two directors (whichever is more) and have such nominee(s) included in our proxy statement, if the stockholder(s) and the nominee(s) satisfy the applicable requirements

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set forth in our Bylaws. Stockholders seeking to have one or more nominees included in our 2025 proxy statement must deliver the notice required by our Bylaws to the attention of Secretary of the Company at 2400 Ellis Road, Durham, North Carolina 27703 between September 26, 2024, and October 26, 2024.

Under our Bylaws, and as permitted by SEC rules, a stockholder must follow certain procedures to nominate candidates for election as directors or to introduce an item of business at an annual meeting of stockholders, even if those matters will not be included in our proxy statement for that meeting. Any such nomination or item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Secretary of the Company at 2400 Ellis Road, Durham, North Carolina 27703. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2025 annual meeting of stockholders between December 17, 2024, and January 16, 2025. However, if the date of our 2025 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the 2024 Annual Meeting, we must receive notice no earlier than 120 days prior to such annual meeting and no later than the later of 90 days prior to such annual meeting or ten days after the day on which the date of our 2025 annual meeting of stockholders is first disclosed in a public announcement (the Advance Notice Deadline). In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must set forth the information required by Rule 14a-19 under the Exchange Act when providing notice to the Company no later than the Advance Notice Deadline.

Any director nomination must contain the information specified in our Bylaws.

Incorporation by Reference

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only, and the information on these websites is not part of, or incorporated by reference into, this Proxy Statement.

Cautionary Note Regarding Forward-Looking Statements

This Proxy Statement, as well as other written reports and oral statements that we make from time to time, includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the Act). The words “expects,” “assumes,” “anticipates,” “believes,” “estimates,” “intends,” “may,” “plans,” “forecasts,” “projects,” “should,” “seeks”, “sees,” “targets,” “will”, “would” and similar words and expressions, and variations or negatives of these words are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that the future results, plans, intentions or expectations expressed or implied will be achieved. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including regulatory, competitive and other factors, which may cause actual financial or operating results or the timing of events to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include, but are not limited to: business disruptions caused by natural disasters, pandemics such as the COVID-19 (coronavirus) outbreak, including any variants, and the public health policy responses to the outbreak, and international conflict or other disruptions outside of our control such as the current situation in Ukraine and Russia; most of our contracts may be terminated on short notice, and we may lose or experience delays with large client contracts or be unable to enter into new contracts; the market for our services may not grow as we expect; we may be unable to successfully develop and market new services or enter new markets; imposition of restrictions on our use of data by data suppliers or their refusal to license data to us; any failure by us to comply with contractual, regulatory or ethical requirements under our contracts, including current or future changes to data protection and privacy laws; breaches or misuse of our or our outsourcing partners’ security or communications systems; failure to meet our productivity or business transformation objectives; failure to successfully invest in growth opportunities; our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; the expiration or inability to acquire third party licenses for technology or intellectual property; any failure by us to accurately and timely price and formulate cost estimates for contracts, or to document change orders; hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements; the rate at which our backlog converts to revenue; our ability to acquire, develop and implement technology necessary for our business; consolidation in the industries in

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which our clients operate; risks related to client or therapeutic concentration; government regulators or our customers may limit the number or scope of indications for medicines and treatments or withdraw products from the market, and government regulators may impose new regulatory requirements or may adopt new regulations affecting the biopharmaceutical industry; the risks associated with operating on a global basis, including currency or exchange rate fluctuations and legal compliance, including anti-corruption laws; risks related to changes in accounting standards; general economic conditions in the markets in which we operate, including financial market conditions, inflation and risks related to sales to government entities; the impact of changes in tax laws and regulations; and our ability to successfully integrate, and achieve expected benefits from, our acquired businesses; and the other factors set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC, as such factors may be amended or updated from time to time in our subsequent periodic and other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update any forward-looking statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments or otherwise.

By Order of the Board of Directors,

Eric M. Sherbet

Executive Vice President, General Counsel and Secretary

Dated: February 23, 2024

Durham, North Carolina

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APPENDIX A

Financial Reconciliations

Use of Non-GAAP Financial Measures

This Proxy Statement includes financial measures not prepared in accordance with generally accepted accounting principles in the United States (GAAP), such as Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted Earnings per Share, Free Cash Flow, and Net Leverage Ratio. Non-GAAP financial information is provided to enhance understanding of our financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP, and non-GAAP measures should not be considered in isolation from, or as a substitute analysis for, our results of operations as determined in accordance with GAAP. We use non-GAAP measures in our operational and financial decision-making and believe that it is useful to exclude certain items in order to focus on what it regards to be a more meaningful indicator of the underlying operating performance of the business. For example, we exclude all the amortization of intangible assets associated with acquired customer relationships and backlog, databases, non-compete agreements and trademarks, trade names and other from non-GAAP expense and income measures as such amounts can be significantly impacted by the timing and size of acquisitions. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that revenue generated from such intangibles is included within revenue in determining net income. As a result, internal management reports feature non-GAAP measures and are used to prepare strategic plans and annual budgets and review management compensation. We also believe that stockholders may find non-GAAP financial measures useful for the same reasons, although stockholders are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures. Non-GAAP measures have limitations as an analytical tool. They are not presentations made in accordance with GAAP, are not measures of financial condition or liquidity and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP.

Non-GAAP measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to us, many of which present non-GAAP measures when reporting their results. Non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies. As a result, stockholders should not consider such performance measures in isolation from, or as a substitute analysis for, our results of operations as determined in accordance with GAAP. Stockholders are encouraged to review the reconciliations below of these financial measures.

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IQVIA HOLDINGS INC. AND SUBSIDIARIES

NET INCOME TO ADJUSTED EBITDA RECONCILIATION

(in millions) (unaudited)	Twelve Months Ended December 31,
	2023	2022	2021	2020	2019
Net Income Attributable to IQVIA Holdings Inc.	$1,358	$1,091	$966	$279	$191
Provision for income taxes(1)	101	260	163	72	116
Depreciation and amortization	1,125	1,130	1,264	1,287	1,202
Interest expense, net	636	403	369	410	438
Loss (income) of unconsolidated affiliates	—	12	(6)	(7)	9
Income from non-controlling interests	—	—	5	29	36
Deferred revenue purchase accounting adjustments	—	1	3	1	10
Stock-based compensation	217	194	170	95	146
Other (income) expense, net(2)	(132)	104	(81)	(23)	(6)
Loss on extinguishment of debt	6	—	26	13	24
Restructuring and related expenses(3)	126	73	68	85	77
Acquisition related expenses	132	78	75	143	157
ADJUSTED EBITDA	$3,569	$3,346	$3,022	$2,384	$2,400
(1)	Twelve months ended December 31, 2023, includes a $125 million tax benefit due to an internal legal entity restructuring.
(2)	Reflects certain non-operating income items, revaluations of contingent consideration and certain non-recurring expenses.
(3)	Reflects restructuring costs as well as accelerated expenses related to lease exits.

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IQVIA HOLDINGS INC. AND SUBSIDIARIES

NET INCOME TO ADJUSTED NET INCOME RECONCILIATION

(in millions, except per share data) (unaudited)	Twelve Months Ended December 31,
	2023	2022	2021	2020	2019
Net Income Attributable to IQVIA Holdings Inc.	$1,358	$1,091	$966	$279	$191
Provision for income taxes(1)	101	260	163	72	116
Purchase accounting amortization(2)	560	563	833	933	914
Loss (income) of unconsolidated affiliates	—	12	(6)	(7)	9
Income from non-controlling interests	—	—	5	29	36
Deferred revenue purchase accounting adjustments	—	1	3	1	10
Stock-based compensation	217	194	170	95	146
Other (income) expense, net(3)	(132)	104	(81)	(23)	(6)
Loss on extinguishment of debt	6	—	26	13	24
Royalty hedge gain	—	—	—	—	6
Restructuring and related expenses(4)	136	135	68	85	77
Acquisition related expenses	132	78	75	143	157
Adjusted Pre Tax Income	$2,378	$2,438	$2,222	$1,620	$1,680
Adjusted tax expense	(477)	(501)	(453)	(330)	(359)
Income from non-controlling interests	—	—	(5)	(29)	(36)
Minority interest effect in non-GAAP adjustments(5)	—	—	(4)	(9)	(9)
Adjusted Net Income	$1,901	$1,937	$1,760	$1,252	$1,276

Adjusted earnings per share attributable to common stockholders:
Basic	$10.34	$10.33	$9.20	$6.54	$6.54
Diluted	$10.20	$10.16	$9.03	$6.42	$6.39
Weighted average common shares outstanding:
Basic	183.8	187.6	191.4	191.3	195.1
Diluted	186.3	190.6	195.0	195.0	199.6
(1)	Twelve months ended December 31, 2023, includes a $125 million tax benefit due to an internal legal entity restructuring; the benefit is excluded from Adjusted tax expense.
(2)	Reflects all the amortization of acquired intangible assets.
(3)	Reflects certain non-operating income items, revaluations of contingent consideration and certain non-recurring expenses.
(4)	Reflects restructuring costs as well as accelerated expenses related to lease exits and asset abandonments.
(5)	Reflects the portion of Q2 Solutions’ after-tax non-GAAP adjustments attributable to the minority interest partner.

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IQVIA HOLDINGS INC. AND SUBSIDIARIES

NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW RECONCILIATION

(in millions) (unaudited)	Twelve Months Ended December 31, 2023
Net Cash provided by Operating Activities	$2,149
Acquisition of property, equipment and software	(649)
FREE CASH FLOW	$1,500

CALCULATION OF GROSS AND NET LEVERAGE RATIOS

AS OF DECEMBER 31, 2023

(in millions) (unaudited)
Gross Debt, net of Unamortized Discount and Debt Issuance Costs, as of December 31, 2023	$13,673
Net Debt as of December 31, 2023	$12,297
Adjusted EBITDA for the twelve months ended December 31, 2023	$3,569
Gross Leverage Ratio (Gross Debt/LTM Adjusted EBITDA)	3.83x
NET LEVERAGE RATIO (NET DEBT/LTM ADJUSTED EBITDA)	3.45X

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© 2024. All rights reserved. IQVIA® is a registered trademark of IQVIA Inc. in the United States, the European Union, and various other countries.

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ANNUAL MEETING OF STOCKHOLDERS OF

IQVIA HOLDINGS INC.

April 16, 2024

Please sign, date and mail your Proxy Card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

041624

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The election of six directors.

NOMINEES:	FOR	AGAINST	ABSTAIN
a. Ari Bousbib	☐	☐	☐
b. Carol J. Burt	☐	☐	☐
c. Colleen A. Goggins	☐	☐	☐
d. John M. Leonard, M.D.	☐	☐	☐
e. Todd B. Sisitsky	☐	☐	☐
f. Sheila A. Stamps	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The Board of Directors recommends that you vote FOR proposal 2.

	FOR	AGAINST	ABSTAIN
2. Approve an advisory (non-binding) resolution to approve IQVIA's executive compensation (say-on-pay).	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. If properly presented, a stockholder proposal concerning political spending.	☐	☐	☐

The Board of Directors recommends that you vote FOR proposal 4.

	FOR	AGAINST	ABSTAIN
4. Ratification of the appointment of PricewaterhouseCoopers LLP as IQVIA's independent registered public accounting firm for 2024.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. **If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposals 2 and 4 and AGAINST Proposal 3.**

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

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0

IQVIA HOLDINGS INC.

Proxy for Annual Meeting of Stockholders on April 16, 2024

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Ari Bousbib, Ronald E. Bruehlman, and Eric M. Sherbet, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of IQVIA HOLDINGS INC., to be held on April 16, 2024 at 9:00 a.m., E.D.T., at the Hotel Zero Degrees, 15 Milestone Road, Danbury, CT 06810, and at any postponements or adjournments thereof, as follows:

(Continued and to be signed on the reverse side)

1.1

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